                                                               PRELIMINARY COPY


                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 Atlantic Avenue, Suite 600
                          Boston, Massachusetts 02111

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON _____________, 1997

To the Shareholders:

         Notice is hereby given that a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of the shareholders (the "Shareholders") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), will be held at ____________________, ____________________,
____________________, at __:__ A.M., Eastern Time, on ___________, 1997. Only
Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on _________________, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Record Date.

         The Special Meeting is being held for the following purposes:

         1. To consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and wholly owned subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), with the Company surviving as a wholly owned subsidiary of Holdings. The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, among other matters, each share of Common Stock, other than those shares held by seven Shareholders who each have ongoing relationships with the Company, owned immediately prior to consummation of the Merger will be converted into the right to receive cash of $0.50 per share, without interest.

         2. To transact such other business as may properly come before the Special Meeting.

         The accompanying Proxy Statement sets forth in more detail information concerning the Merger. A copy of the Merger Agreement is set forth as Appendix A to the accompanying Proxy Statement.


         Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return the same promptly so that your shares of Common Stock may be represented and voted at the Special Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS,




                                            ------------------------------------
                                            Secretary

Boston Massachusetts
            , 1997
------------

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                                              PRELIMINARY COPY




                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS 02111
                     PROXY STATEMENT FOR A SPECIAL MEETING
                                OF SHAREHOLDERS
                       TO BE HELD ON _____________, 1997


                                  INTRODUCTION


     This Proxy Statement is being furnished on behalf of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), in connection with the solicitation of proxies to be voted at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of shareholders of the Company (the "Shareholders"). The Special Meeting is to be held at __:__ _.m., Eastern Time, on _____________, 1997, at ____________________________,
_____________________________, _____________________________. This Proxy
Statement and the Proxy are first being mailed to Shareholders on or about ____________, 1997.


     The Board of Directors of the Company (the "Board") is soliciting the proxies of the Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock"), in the Company as of the close of business on ______________, 1997 (the "Record Date") to consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings").

     The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"), which are summarized in this Proxy Statement. The Merger Agreement provides, among other matters, that
(i) Sub will be merged with and into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub owned immediately prior to consummation of the Merger will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than a Continuing Shareholder (as defined below) (any of such persons being hereinafter referred to as a "Non-Continuing Shareholder"), will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the "Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share, (vi) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a former director, officer or employee of the Company (a "Former Management Company Option") will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable less the exercise price for each such share, and (vii) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a "Holdings Management Option"), all as indicated in the following table:

--------------------------------------------------------------------------------------------
             Summary of Certain Provisions of the Merger Agreement
--------------------------------------------------------------------------------------------
  (i)  Sub will be merged with and into the Company, and the Company will be the Surviving Company in the Merger.
--------------------------------------------------------------------------------------------
 (ii)  Each share of common stock of Sub will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving
       Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company.
--------------------------------------------------------------------------------------------
(iii)  Each share of Common Stock held by a Non-Continuing Shareholder will be converted into the right to receive a Merger Payment.
--------------------------------------------------------------------------------------------
 (iv)  Each warrant to purchase a share or shares of Common Stock held by a Continuing
       Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings.
--------------------------------------------------------------------------------------------
  (v)  Each warrant to purchase shares of Common Stock held by a
       Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share.
--------------------------------------------------------------------------------------------
 (vi)  Each Former Management Company Stock Option to purchase shares of Common Stock will be converted into the right to receive a Merger Payment for each share of
       Common Stock as to which such option is exercisable, less the exercise price for each such share.
--------------------------------------------------------------------------------------------
(vii)  Each Current Management Company Option to purchase shares of Common
       Stock will be exchanged for a Holdings Management Option.
-------------------------------------------------------------------------------------------

All of the outstanding options to purchase shares of Common Stock are held by current or former directors, officers, employees and affiliates of the Company.

     If the Merger is approved by the Shareholders, immediately prior to consummation of the Merger, certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders") will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, J.W. Childs Equity Partners, L.P. ("Childs"), the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), the Continuing Shareholders, the holders of Former Management Company Options, the holders of Current Management Company Options, the Other Option Holders (as defined below), the Continuing Warrant Holders and the Debtors (as defined below) (the "Purchase Agreement"). See "Material Terms of the Purchase Agreement." In addition, Holdings shall issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to certain other persons with ongoing relationships with the Company (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings (the "Debtors").

     The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $23,500 in cash will be required in order to make payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options. The Company intends to use funds obtained from the private placement (the "Private Placement") of $12,000,000 of convertible preferred stock of Holdings (the "Preferred Stock") with the Childs Group, pursuant to the terms and conditions of the Purchase Agreement, to make the Merger Payments. If the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, the Private Placement will be consummated immediately prior to consummation of the Merger. See "Financing of the Merger."

     If the Merger is approved by the Shareholders, immediately after consummation of the Corporate Formation, the Private Placement and the Merger, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings.

     If the Merger is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or continue to retain the Placement Agent (as hereinafter defined) to raise funds for the Company. Approval of the Merger will require the favorable vote of the majority of all shares of Common Stock. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held of record by approximately 3,400 Shareholders. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately 14.5 percent of the total shares of Common Stock outstanding). Only one member of the Board and/or executive officer of the Company is a Continuing Shareholder. Such Continuing Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date. Such Shareholder, along with the other Continuing Shareholders, has entered into a voting agreement with Holdings and Childs under which he agreed, among other matters, to vote all of the shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."


     The Board believes that the Merger is fair to the Non-Continuing Shareholders, and in the best interest of the Company and the Shareholders, and unanimously recommends that Shareholders vote FOR approval of the Merger. In making this recommendation, the Board is relying upon, among other things, the opinion of Stonebridge Associates, LLC ("Stonebridge") (which the
Board retained to determine the fairness of the Merger Payment) that the Merger Payment of $0.50 per share of Common Stock is fair to the Non-Continuing Shareholders from a financial point of view, as of April 22, 1997. See "Special Factors -- Board of Directors Determination of Fairness of the Proposal" and "Special Factors -- Opinion of Stonebridge."


     If the Merger is consummated, the Company will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under
Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and relieve the Company of any further obligations to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.


                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the

Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company during regular business hours by any Shareholder or such Shareholder's representative who has been so designated in writing.

     THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this Proxy Statement is ___________, 1997.

                               TABLE OF CONTENTS



Heading                                                                                                  Page
-------                                                                                                  ----
INTRODUCTION ............................................................................................. 1

AVAILABLE INFORMATION..................................................................................... 4

SUMMARY OF PROXY STATEMENT................................................................................ 9
         Business of the Company.......................................................................... 9
         Background of the Merger......................................................................... 9
         Meeting and Proxy Information....................................................................16
         The Corporate Formation and the Merger...........................................................16
         Financing of the Merger..........................................................................18
         Recommendation of the Board of Directors.........................................................18
         Holdings and Sub Determination of Fairness
                  of the Merger...........................................................................19
         Conflicts of Interest............................................................................19
         Certain Effects of the Merger....................................................................21
         Opinion of Stonebridge...........................................................................22
         Material Federal Income Tax Consequences.........................................................23
         Regulatory Requirements and Conditions...........................................................23
         Market Information...............................................................................23
         Rights of Dissenting Shareholders................................................................24

VOTING AND PROXY INFORMATION..............................................................................24
         Record Date; Outstanding Shares; Voting..........................................................24
         Proxy............................................................................................26
         Revocability of Proxy............................................................................26
         Solicitation of Proxies..........................................................................26

SPECIAL FACTORS...........................................................................................27
         Background of the Merger.........................................................................27
                  General.................................................................................27
                  Bank and Equipment Lease Financing......................................................29
                  Shareholder Loans.......................................................................32
                  Seller, Landlord and Municipal Financing................................................32
                  Equity and Debt Financing...............................................................35
                  Current Effects of Borrowings and Equity Financing......................................39
                  Alternatives Considered.................................................................42
         Payments to the Non-Continuing Shareholders......................................................49
         Preliminary Opinion of Bannon....................................................................50
         Opinion of Stonebridge...........................................................................53
                  Transaction Overview....................................................................55
                  Stock Trading History...................................................................55
                  Comparable Public Company Analysis......................................................56
                  Comparable Transaction Analysis.........................................................57
                  Premiums Paid Analysis..................................................................58
                  Discounted Cash Flow Analysis...........................................................58
                         Base Case Scenario...............................................................59
                         Base Case Scenario (assuming that the Long Beach Club is sold)...................59
                         Additional Scenarios.............................................................59
         Board of Directors Determination of Fairness of the Merger.......................................60

Heading                                                                                                  Page
-------                                                                                                  ----
         Certain Effects of the Merger....................................................................64
         Material Federal Income Tax Consequences.........................................................65
                  Federal Income Tax Consequences for Continuing
                      Shareholders Resulting from the Corporate Formation.................................65
                  Federal Income Tax Consequences for Non-Continuing
                      Shareholders Resulting from the Merger..............................................66
                  Federal Income Tax Consequences for Holders of Warrants to
                       Purchase Common Stock..............................................................67
                  Federal Income Tax Consequences for Holders of Options to
                       Purchase Common Stock..............................................................68
         Purposes and Reasons for the Merger..............................................................68
         Conflicts of Interest............................................................................69
         Effect if the Merger is Not Approved.............................................................71

PROPOSAL TO APPROVE THE MERGER............................................................................71
         General..........................................................................................71
         Certain Effects of the Merger....................................................................71
         Effective Time of the Merger.....................................................................73
         Amounts Paid in the Merger.......................................................................73
         Payment for Common Stock in the Merger...........................................................73
         Conditions to the Merger.........................................................................74
         Waiver and Amendment.............................................................................75
         Fees and Expenses............................................................................... 75
         Rights of Dissenting Shareholders................................................................75
         Vote Required and Recommendation of the Board of Directors.......................................75

REGULATORY MATTERS........................................................................................76

FINANCING OF THE MERGER...................................................................................76

MATERIAL TERMS OF THE PURCHASE AGREEMENT..................................................................77

BUSINESS AND PROPERTIES OF THE COMPANY....................................................................79
         Description of Business..........................................................................79
                  General.................................................................................79
                  Jillian's Clubs.........................................................................80
         Description of Properties........................................................................82
                  Administrative Operations...............................................................82
                  Jillian's Clubs.........................................................................83
         Legal Proceedings............................................................................... 88

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................................................88
         Results of Operations............................................................................88

Heading                                                                                                  Page
-------                                                                                                  ----
                  Third Quarter Ended December 31, 1996 Compared
                       to Third Quarter Ended December 31, 1995...........................................88
                  Fiscal Year Ended March 31, 1996 Compared to Fiscal Year
                       Ended March 31, 1995...............................................................89
         Liquidity and Capital Resources..................................................................91

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT.........................................................................................92

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY...........................................................95

PRIOR CONTACTS BETWEEN THE COMPANY AND
   CERTAIN AFFILIATES.....................................................................................97

SELECTED FINANCIAL DATA...................................................................................98

MARKET INFORMATION........................................................................................99

FEES AND EXPENSES.........................................................................................101

INDEPENDENT ACCOUNTANTS...................................................................................101

MISCELLANEOUS.............................................................................................102

DOCUMENTS INCORPORATED BY REFERENCE.......................................................................102

GLOSSARY..................................................................................................103

INDEX TO FINANCIAL STATEMENTS ............................................................................F-1

APPENDIX A        Form of Agreement and Plan of Merger by and among
                  Jillian's Entertainment Corporation, Jillian's Entertainment
                  Acquisition Corporation, and Jillian's Entertainment Holdings, Inc.

APPENDIX B        Fairness Opinion of Stonebridge Associates, LLC

                           SUMMARY OF PROXY STATEMENT


     The following is a brief summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including any Appendices hereto. Shareholders are urged to review the entire Proxy Statement carefully.

     Business of the Company

     Jillian's Entertainment Corporation is a Florida corporation whose primary business is the operation of upscale billiard clubs (the "Company"). The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111. See "Business and Properties of the Company."

     Background of the Merger

     The decision of the Board of Directors of the Company (the "Board") to present a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), to the Shareholders, marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including, but not limited to, consummation of the Corporate Formation (as defined below) and the Private Placement (as defined below). See "The Corporate Formation and the Merger," and "Financing of the Merger" and "Proposal to Approve the Merger -- Conditions to the Merger," below. At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries. In addition, the Board recognized that since mid 1993 the common stock, par value $.001 per share, of the Company (the "Common Stock") had not traded above approximately $1.06 per share. Management believes that no analysts have followed the Common Stock since 1993 and the Common Stock has not traded above $0.50 per share since March 16, 1995. See "Market Information." As of the date of this Proxy Statement, each of these factors continues to be true. In addition, on February 7, 1997, the Company was notified by The NASDAQ SmallCap Market that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days. The NASDAQ SmallCap Market indicated that it will commence delisting action with respect to the Common Stock unless the Company is able to satisfy the bid price requirement by May 7, 1997. As of the date of this Proxy Statement, the Company does not believe that such requirement will be satisfied.

     The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry into this market of a number of competitors operating single outlets or multiple units . In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwestern states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and nightclub-style entertainment. For example, Dave & Busters, Inc., a public company based in Dallas, Texas, operates ten entertainment centers throughout the United States, and America Live operates a chain of three entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."

     Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. During this period, the Company has had difficulty obtaining bank and equipment lease financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms. See "Special Factors -- Background of the Merger -- Bank and Equipment Lease Financing."

     The Company has been more successful in its efforts to obtain seller, landlord or municipal financing and has used such financing to partially fund the acquisition or construction of all of its billiard clubs. However, the Company collateralized the financing with the assets or stock of all of the subsidiaries through which the Company owns the clubs, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. See "Special Factors -- Background of the Merger -- Seller, Landlord and Municipal Financing."

     In addition, the Company has attempted to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. See "Special Factors -- Background of the Merger -- Equity and Debt Financing."

     While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it practicable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock because in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company." Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders or through the issuance of preferred stock or other similar security carrying preferential rights, other than the Private Placement (as defined below). See "Special Factors -- Background of the Merger -- Equity and Debt Financing."

     While the Company has raised approximately $3,255,465 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of the subsidiaries through which it owns its billiard clubs. All of the Company's assets are pledged as collateral. None of the Company's assets are available for future or subordinate level pledges without the consent of the primary lenders. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.

     The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past six years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to slowly expand the number of clubs that it operates, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock or other equity securities has been limited.

     By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. The Company estimates that this cost savings would be approximately $109,500 per year. In addition, the Company's status as a private company could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations, unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure obligations of a public company under the federal securities laws regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company are often unacceptable to investors that are considering a substantial investment in such a company.

     The Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company.

     At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent; those required to communicate with the approximately 3,400 Shareholders; and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and The NASDAQ SmallCap Market, including legal fees and expenses. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Special Factors -- Purposes and Reasons for the Merger."

     In addition, at the January 23, 1995 Board meeting, the Board authorized Steven L. Foster, Chairman of the Board, to retain a valuation expert to evaluate the Company in connection with the Company's consideration of becoming a private company. In March 1995, Mr. Foster engaged Bannon & Co., Inc. ("Bannon") to undertake a study to enable it to render, as an independent third party, a preliminary opinion with respect to the proposed consideration to be offered in a going private transaction and to present a preliminary fairness opinion to the Board. See "Special Factors -- Preliminary Opinion of Bannon."

     After Mr. Foster selected Bannon, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. The Board considered transactions that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of certain Shareholders. After considering a number of possible transactions, as described under "Special Factors -- Background of the Merger -- Alternatives Considered," at its meeting on October 2, 1995, the Board unanimously determined that a merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company.

     On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to structure a merger transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the consideration to be paid in a merger and to fund new club development, among other things.


     The Placement Agent commenced an offering of preferred stock of Holdings on June 13, 1996 by mailing a private placement memorandum dated June 10, 1996 (the "Private Placement Memo") to a total of 20 institutional investors. Eight of these institutional investors declined an interest in the private placement without a meeting. Meetings were held with twelve of the prospective investors. The Company's management made presentations at six of these meetings, and the Placement Agent met alone with six prospective investors. Of the twelve that met with the Company and/or the Placement Agent, six declined an interest in the private placement, and the remaining six engaged in further discussions with the Placement Agent from June 1996 to March 1997, among which was J.W. Childs Equity Partners, L.P. ("Childs"). The Childs Group (as defined below) expressed an interest to invest $12,000,000 in Holdings. No other single prospective investor or group of prospective investors was willing to invest $12,000,000 in Holdings.

     In February 1996, the Placement Agent introduced Childs to the Company. Childs has made a commitment to purchase $12,000,000 of convertible preferred stock of Holdings (the "Private Placement"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, Childs, the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders"), the holders of Former Management Company Options (as defined below), the holders of Current Management Company Options (as defined below), the Other Option Holders (as defined below), the Continuing Warrant Holders (as defined below) and the Debtors (as defined below). See "Financing of the Merger," below.

     The Board of Directors held a meeting on March 11, 1997 to authorize the Company to enter into a non-binding letter of intent with Childs whereby the parties proposed the

Merger, the Corporate Formation (as defined below) and the Private Placement. In addition, the Board of Directors authorized John L. Kidde, who is an independent director of the Company, to perform the functions of a special committee of the Board, including the negotiation of the Merger Agreement, the Purchase Agreement and other related agreements with the Childs Group, and the coordination of the relationship between the Company and Bannon and any other financial advisor or analyst that the Company might engage. Mr. Kidde was designated to serve this function to protect the interests of those persons unaffiliated with the Company.


     On March 31, 1997, the Board of Directors authorized Mr. Kidde to engage Stonebridge Associates, LLC ("Stonebridge") to render an opinion to the Board as to the fairness from a financial point of view of the consideration to be received by the Non-Continuing Shareholders in the Merger. See "Special Factors -- Opinion of Stonebridge." Bannon had been engaged in March 1995 to render a preliminary opinion to the Board as to the fairness of the consideration to be received by the Non-Continuing Shareholders in the Merger, as mentioned above. The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company authorized Mr. Kidde to engage Stonebridge.


     The Board, after consultation with the Placement Agent and after consultation and negotiation with Childs, has structured the proposed Merger so that (i) Sub will be merged into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each Shareholder that is not a Continuing Shareholder (a "Non-Continuing Shareholder") will have the right to receive cash of $0.50 per share, without interest (a "Merger Payment") for each share of Common Stock beneficially owned by such Shareholder, (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the "Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock to which the warrant is exercisable, upon payment of the exercise price for each such share, (vi) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a former director, officer or employee of the Company (a "Former Management Company Option") will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share, and (vii) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a "Holdings Management Option").

     The Board selected the Continuing Shareholders because of each of their ongoing relationships with the Company. For a detailed discussion of the process by which the Continuing Shareholders, Continuing Warrant Holders and the holders of Current Management Company Options were selected, as well as the identity of each of these persons or entities, see "Special Factors -- Background of the Merger -- Alternatives Considered."


     Meeting and Proxy Information


     A special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders will be held at __:__ _.m., Eastern Time, on _____________, 1997, at _____________________________,
_____________________________, for the purposes of: (i) considering and voting upon the Proposal to approve the Merger and (ii) transacting such other business as may properly come before the Special Meeting.

     Only Shareholders of record at the close of business on _________________, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,400 Shareholders of record. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date.

     The Corporate Formation and the Merger

     If the Merger is approved by the Shareholders, pursuant to the terms and conditions of the Purchase Agreement, immediately prior to consummation of the Merger, the Continuing Shareholders will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"). In addition, Holdings shall issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to certain persons (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings (the "Debtors"). See "Material Terms of the Purchase Agreement."

     If the Merger is approved, then, subject to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"), (i) Sub will be merged with and into the Company when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida (the "Effective Time"), and each share of Common Stock held by a Non-Continuing Shareholder (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company; (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions; (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share; (vi) each Former Management Company Option outstanding immediately prior to consummation of the Merger will be converted into the right to receive, upon the exercise of such option, a Merger Payment for each share of Common Stock as to which the option is exercised, less the exercise price for each such share; (vii) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for an option to receive a Holdings Management Option; (viii) the Company will be the Surviving Company in the Merger, and Sub will cease to exist as a result of the Merger; (ix) the articles of incorporation and by-laws of Sub will be the articles of incorporation and by-laws of the Surviving Company; and (x) the name of the Company shall be the name of the Surviving Company.

     Immediately after consummation of the Corporate Formation and the Private Placement and the Effective Time, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings.

     The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Non-Continuing Shareholders. In addition, the Board believes that operating the Company as a private company that does not include the Non-Continuing Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operate the Company. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Special Factors -- Purposes and Reasons for the Merger."

     The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, neither the Corporate Formation nor the Private Placement will be consummated. See "Financing of the Merger" and "Material Terms of the Purchase Agreement." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.

     Financing of the Merger

     The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $23,500 in cash will be required in order to make payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options. The Company intends to use funds obtained from the Private Placement to make the Merger Payments, as well as to provide the Surviving Company with funds for working capital and the development of additional billiard clubs. The Childs Group has no obligation to consummate the Private Placement if the Proposal is not approved by the Shareholders. If the Proposal is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or continue to retain the Placement Agent to raise funds for the Company. See "Financing of the Merger" and "Material Terms of the Purchase Agreement." The respective obligations of the Company, Holdings and Sub to consummate the Merger are contingent upon, among other things, consummation of the Corporate Formation and the Private Placement. See "Proposal to Approve the Merger -- Conditions to the Merger." In the event that the Company does not consummate the Merger, it will continue to conduct its operations as a public company.


     Recommendation of the Board of Directors


     The Board unanimously approved the Merger and recommends a vote FOR approval of the Merger. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered a number of factors, including, but not limited to, the following: (i) the preliminary opinion of Bannon rendered to the Board that the Merger Payment of $0.50 per share of Common Stocks is fair to the Non-Continuing Shareholders, as of October 2, 1995, (ii) the opinion of Stonebridge rendered to the Board that the Merger
Payment of $0.50 per share of Common Stock is fair, from a financial point of view, to the Non-Continuing Shareholders, as of April 22, 1997, (iii) the Company's financial condition and operating losses, the market price of the Common Stock and the trading market for the Common Stock, and the manner in which these matters compared to those of certain other publicly traded companies that Stonebridge used as a peer group to compare to the Company,
(iv) the performance by John L. Kidde, an independent director of the Company, of the functions of a special committee of the Board, (v) the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, (vi) the Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1998, as well as current industry, economic and market conditions, (vii) the Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years, (viii) the effect that the Merger may have on the liquidity of Holdings and the Surviving Company, and (ix) the desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Non-Continuing Shareholders. See "Special Factors -- Board of Directors Determination of Fairness of the Merger."

     Holdings and Sub Determination of Fairness of the Merger


     Holdings and Sub have each informed the Company that they each believe that the Merger is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, Holdings and Sub each relied upon the factors considered by the Board of Directors of the Company and the analysis of Stonebridge. Holdings and Sub have each informed the Company that they have each adopted the analyses of the Board of Directors of the Company and Stonebridge as their own. See "Special Factors -- Board of
Directors Determination of Fairness of the Merger" and "-- Opinion of Stonebridge."


     Holdings has informed the Company that the Merger has been approved by its board of directors, and Sub has informed the Company that the Merger has been approved by its board of directors and stockholders.

     Conflicts of Interest

     Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that is a Continuing Shareholder. Mr. Foster, as an executive officer and director of the Company and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because, upon consummation of the Corporate Formation, he will be a shareholder in Holdings, which will wholly own the Surviving Company, and he will own Holdings Management Options and Holdings Performance Options. In addition, on ___________, 1997, Mr. Foster and each of the other Continuing Shareholders, entered into a voting agreement with Holdings and Childs whereby they agreed to vote the shares of Common Stock owned by them in favor of the Proposal and to refrain from selling, assigning or otherwise disposing of such shares (the "Voting Agreement").

     Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, is also a participant on both sides of the proposed Merger because, upon consummation of the Merger and related transactions, he will own Holdings Management Options and Holdings Performance Options.

     Further, it is a condition to consummation of the Merger that the Continuing Shareholders, Holdings, the Childs Group, the Other Option Holders, the holders of Current Management Company Options and the Debtors enter into a stockholders agreement which would, among other things, place restrictions on the transferability of shares of common stock of Holdings (the "Stockholders Agreement"). In addition, it is a condition to consummation of the Merger that
(i) Mr. Foster, Mr. Smith and Stephen Weis, Vice President of Operations of the Company, each enter into an employment/noncompetition agreement with the Surviving Company (collectively, the "Employment/Noncompetition Agreements"),
(ii) Holdings lend Mr. Foster and designees $375,000 for the purchase of shares of common stock of Holdings (the "Foster Loan"), and (iii) Holdings lend Kevin Troy, a Shareholder and advisor to the Company, $50,000 (exclusive of any amounts lent to Mr. Troy under the Foster Loan) for the purchase of shares of common stock of Holdings. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company or Holdings and any persons who are officers, directors or Shareholders of the Company.

     Mr. Foster's and Mr. Smith's continuing interest in the Company presents each of them with a conflict of interest in voting for the Proposal or recommending that the Non-Continuing Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, may have an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Non-Continuing Shareholders. See "Special Factors -- Certain Effects of the Merger." There are seven Continuing Shareholders.

     As of the Record Date, Mr. Foster held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately
14.5 percent of the total shares of Common Stock outstanding), and Mr. Rubin, a personal friend and business associate of Mr. Foster, held a total of 1,240,765 shares of Common Stock (approximately 13.6 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Foster, as a Continuing Shareholder, will own a total of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement), and Mr. Rubin, as a Continuing Shareholder, will own a total of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding). In addition, Mr. Foster will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of _______ shares of common stock of Holdings, and Mr. Rubin will own Holdings Management Options and Holdings Performance Options, which he will receive in his capacity as a Continuing Shareholder and as an Other Option Holder, to purchase an aggregate of _______ shares of common stock of Holdings.

     As of the Record Date, Mr. Smith did not own any shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Smith will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of _______ shares of common stock of Holdings.

     As of the Record Date, the seven Continuing Shareholders held an aggregate of 3,983,490 shares of Common Stock (approximately 43.6 percent of the total shares of Common Stock outstanding). If the Corporate Formation and the Merger are consummated, immediately thereafter, the Continuing Shareholders will own an aggregate of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement).

     Consummation of the Merger could have a positive effect on the liquidity of Holdings and the Surviving Company. The Merger will not be consummated unless the Private Placement is consummated. After deducting the Merger Payments of approximately $2,577,154, an additional approximately $23,500 for payments to Non-Continuing Warrant Holders and holders of Former Management Company Options, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $_______, Holdings will have approximately $__________ for the development of additional billiard clubs and working capital. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable Holdings to expand its business and improve its profitability, which in turn would be likely to make Holdings more attractive to potential investors. Consequently, consummation of the Merger may have an indirect positive effect on the liquidity of Holdings and the Surviving Company.


     Certain Effects of the Merger

     If the Merger is consummated, the Non-Continuing Shareholders will no longer have an equity interest in the Company. Instead, each Non-Continuing Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Non-Continuing Shareholders will no longer be subject to the inherent risks of investing in a company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Surviving Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."

     The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the holders of Holdings Management Options and Holdings Performance Options, which include Mr. Foster and Daniel M. Smith,

President, Chief Operating Officer and a Director of the Company, will have an opportunity to share in the future results of operations of Holdings, which will wholly own the Surviving Company, and to take advantage of any increase in the value of Holdings assets if the Merger is consummated, but will also be subject to the inherent risks of investing in a company with a history of poor performance. There can be no assurance, that the value of these assets will increase or as to whether there will be any future distributions by Holdings. The Company has never declared a cash dividend. See "Market Information."


     The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.


     Opinion of Stonebridge


     The Board and Mr. Kidde retained Stonebridge primarily based on Stonebridge's qualifications and experience for the limited purpose of rendering an opinion, as investment bankers to the Board and Mr. Kidde, as to the fairness, from a financial point of view, of the Merger Payment to the Non-Continuing Shareholders. Stonebridge was not retained to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Stonebridge did not market the Company or solicit indications of interest or negotiate with any party with respect to the acquisition of any such shares in connection with the rendering of its opinion.



     Stonebridge rendered to the Board and Mr. Kidde on April 22, 1997 an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders. The full text of the written opinion of Stonebridge, dated April 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is included as Appendix B to this Proxy Statement and incorporated herein by reference. The Non-Continuing Shareholders are urged to read that opinion carefully in its entirety. The opinion is directed only to the fairness of the Merger Payment to the Non-Continuing Shareholders from a financial point of view and has been provided for the use of the Board in its evaluation of the Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote at the Special Meeting. The summary of the opinion of Stonebridge set forth in this Proxy Statement is a description of the material aspects of the opinion and is qualified in its entirety by reference to the full text of such opinion.



     Stonebridge is a private investment bank that specializes in providing a broad range of corporate finance services to middle market and emerging growth companies. Its primary areas of focus include mergers and acquisitions, divestitures and private placements of debt and equity securities, as well as related corporate advisory services such as fairness opinions, valuations and restructurings and recapitalizations. Stonebridge, as part of these investment banking services, is regularly engaged in the valuation of businesses and their securities. Stonebridge is based in Boston, Massachusetts.



     In rendering its opinion, Stonebridge took into account its assessment of general economic, market, financial and other conditions, as well as its experience in connection with similar transactions and securities evaluation, generally. All material analysis undertaken by Stonebridge is described under "Special Factors -- Opinion of Stonebridge." The opinion was necessarily based upon conditions as they existed and could be evaluated as of the date of the opinion. Stonebridge was not engaged to solicit, and did not solicit, potential purchasers for the Company, and did not consider specific alternative transactions involving the Company. For the purposes of rendering its opinion, Stonebridge assumed that all conditions precedent to the consummation of the Merger would be satisfied and accordingly expressed no opinion as to the likelihood that the Merger would be consummated.



     In connection with rendering its opinion, Stonebridge reviewed and examined, among other items, the following: (i) a draft of the Merger Agreement dated April 14, 1997, (ii) a draft of the Company's Proxy Statement, dated April 18, 1997, to be furnished in connection with the solicitation of proxies to approve the Merger, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three-year period ended March 31, 1996, Quarterly Reports on Form 10-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements of the Company for each of the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other entertainment and theme restaurant companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions that Stonebridge believed to be relevant to its inquiry. See "Special Factors -- Opinion of Stonebridge." During the course of its review, Stonebridge met and had discussions with the management of the Company concerning the Company's business, operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which Stonebridge believed to be relevant.



     In its review and examination and in arriving at its opinion, Stonebridge assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information that was available to it from public sources, or that was provided to it by the Company or its representatives. Stonebridge did not make, nor has it obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial forecasts, Stonebridge assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company and that such forecasts will be realized in the amounts and in the time periods currently estimated by the Company's management. The opinion is necessarily based upon general economic, market, financial and other conditions as they existed and could be evaluated as of the date of the opinion.

     Material Federal Income Tax Consequences

     The following is a summary of the income tax consequences associated with the Corporate Formation and the Merger. The Corporate Formation will, in part, consist of an exchange by the Continuing Shareholders of their Common Stock for Holdings common stock and Holdings Performance Options. The Continuing Shareholders' receipt of the Holdings common stock in the Corporate Formation generally will not be subject to federal income tax, but their receipt of Holdings Performance Options in the Corporate Formation may cause Continuing Shareholders to recognize gain. A Continuing Shareholder generally will be taxed on the lesser of (i) the fair market value of the Holdings Performance Options received and (ii) the gain realized on the exchange in the Corporate Formation. The gain realized on the exchange will be measured by the difference between (i) the Continuing Shareholder's adjusted tax basis in the Common Stock and (ii) the fair market value of the Holdings common stock and Holdings Performance Options received by the Continuing Shareholder. Under no circumstances will a Continuing Shareholder be able to recognize a loss resulting from the Corporate Formation. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Continuing Shareholders Resulting from the Corporate Formation."

     As a result of the Merger, the Non-Continuing Shareholders will receive a cash payment in exchange for all of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Non-Continuing Shareholder and (ii) such Non-Continuing Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. See "Special Factors -- Material Federal Income Tax Consequences -- Federal Income Tax Consequences for Non-Continuing Shareholders Resulting from the Merger."

     Regulatory Requirements and Conditions

     No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida in order to effect the Merger.

     Market Information

     The Common Stock is traded in the over-the-counter market and is included for quotation on The NASDAQ SmallCap Market under the symbol "QBAL." On ____________, 1997, the average of high and low bid prices of the Common Stock was $____ per share. On _______, 1997, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share. Despite the fact that the Common Stock is quoted on The NASDAQ SmallCap Market, there is currently only a limited trading market for the Common Stock. See "Market Information."

     Rights of Dissenting Shareholders

     Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

                          VOTING AND PROXY INFORMATION

     Record Date; Outstanding Shares; Voting

     The Board of Directors (the "Board") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), has fixed the close of business on ___________, 1997 as the record date (the "Record Date") for determination of shareholders of the Company (the "Shareholders") entitled to receive notice of and to vote on a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and a wholly owned subsidiary of Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"). Accordingly, only Shareholders of record at the close of business on the Record Date will be entitled to vote at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders. Management of the Company will not use any proxies voting against the Proposal to vote for any adjournment of the Special Meeting pursuant to its discretionary authority.

     The Merger will be effected subject to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement"), which are summarized in this Proxy Statement. The Merger Agreement provides, among other matters, that
(i) Sub will be merged with and into the Company, and the Company shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of common stock of Sub owned immediately prior to consummation of the Merger will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company, (iii) each share of common stock, par value $.001 per share of the Company (the "Common Stock") owned immediately prior to consummation of the Merger by any Shareholder, other than a Continuing Shareholder, as defined below (any such person being hereinafter referred to as a "Non-Continuing Shareholder"), will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by certain persons with whom the Company has ongoing relationships (the "Continuing Warrant Holders") will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions, (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by any person other than a Continuing Warrant Holder (a "Non-Continuing Warrant Holder") will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share, (vi) each stock option issued under the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995

Director, Adviser and Key Employee Stock Option Plan (collectively, the "Stock Option Plans") to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a former director, officer or employee of the Company (a "Former Management Company Option") will be converted into the right to receive, a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share, and (vii) each stock option under the Stock Option Plans to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a current director, officer or employee of the Company or certain persons with whom the Company has ongoing relationships (a "Current Management Company Option") will be exchanged for an option to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions (a "Holdings Management Option").

     If the Merger is approved by the Shareholders, immediately prior to consummation of the Merger, certain Shareholders with whom the Company has ongoing relationships (the "Continuing Shareholders") will participate in a transaction (the "Corporate Formation") whereby each such Shareholder (i) shall exchange each share of Common Stock owned by the Shareholder for one share of common stock of Holdings and (ii) shall receive options to purchase a predetermined number of shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives (the "Holdings Performance Options"), pursuant to the terms and conditions of a purchase agreement, dated _________, 1997, by and among the Company, Holdings, J.W. Childs Equity Partners, L.P. ("Childs"), the representative of, and attorney-in-fact for (the "Representative"), certain related persons or entities of Childs (together with Childs, the "Childs Group"), the Continuing Shareholders, the holders of Former Management Company Options, the holders of Current Management Company Options, the Other Option Holders (as defined below), the Continuing Warrant Holders and the Debtors (as defined below) (the "Purchase Agreement"). See "Material Terms of the Purchase Agreement." In addition, Holdings shall issue options to purchase a predetermined number of shares of common stock of Holdings to certain persons (the "Other Option Holders"), and Holdings shall lend funds to certain persons for the purchase of shares of common stock of Holdings, including Steve L. Foster and Kevin Troy (the "Debtors").

     As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,400 Shareholders of record. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately 14.5 percent of the total shares of Common Stock outstanding). Only one Continuing Shareholder is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date and has, along with the other Continuing Shareholders, entered into a voting agreement (the "Voting Agreement") with Holdings and Childs under which he agreed, among other matters, to vote all shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

     Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by American Stock Transfer (the "Transfer Agent"), who will determine whether a quorum is present. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date. The Transfer Agent will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the approval of such matter. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter, but will be treated as present for purposes of determining whether a quorum is present at the Special Meeting.

     Proxy

     The proxy set forth on the proxy card which is enclosed with this Proxy Statement (the "Proxy") contains a space where each Shareholder may indicate whether such Shareholder chooses to vote such Shareholder's shares of Common Stock in favor of or against the Proposal or to abstain from voting. If the Proxy is duly completed and returned to the Transfer Agent, the Proxy will be voted in accordance with the instructions thereon. If a Shareholder returns the Proxy duly executed, but does not indicate the manner in which the Proxy is to be voted, the Proxy will be voted FOR the Proposal.

     Revocability of Proxy

     A Shareholder may revoke or amend the Shareholder's Proxy at any time prior to the Proxy's exercise at the Special Meeting by executing a subsequently dated Proxy or by filing a written request with _______________, Secretary of the Company, at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, to revoke or amend the Proxy. The giving of a Proxy does not preclude the right of a Shareholder to vote in person should the Shareholder giving the Proxy attend the Special Meeting and choose to do so.

     Solicitation of Proxies

     This Proxy Statement is submitted, and Proxies are being solicited by, the Board in support of the Proposal. The expense of solicitation of Proxies will be borne by the Company. The Board and certain officers or other employees of the Company may solicit proxies by telephone, telegram or personal interview or may engage a third party to do so. The Board will request that custodians, nominees and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.

     If you have any questions concerning this proxy solicitation or the procedure to be followed to execute and deliver a Proxy, please contact _______________ at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111 or by telephone at (617) 350-3111.

                           -------------------------

     The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of the Company at such address is (617) 350-3111. The principal executive offices of Holdings are located at One Federal Street, 21st Floor, Boston, Massachusetts 02110, and the telephone number of Holdings at such address is (617) 753-1100.

                                SPECIAL FACTORS

     Background of the Merger

     General. The Board's decision to present the Proposal to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including, but not limited to, consummation of the Corporate Formation and the private placement (the "Private Placement") of $12,000,000 of convertible preferred stock of Holdings (the "Preferred Stock") with the Childs Group pursuant to the terms and conditions of the Purchase Agreement. See "Financing of the Merger" and "Material Terms of the Purchase Agreement." At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries. In addition, the Board recognized that since mid-1993, the Common Stock had not traded above approximately $1.06 per share. Management believes that no analysts have followed the Common Stock since 1993, and the Common Stock has not traded above $0.50 per share since March 16, 1995. See "Market Information." As of the date of this Proxy Statement, each of these factors continues to be true. In addition, on February 7, 1997, the Company was notified by The NASDAQ SmallCap Market that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days. The NASDAQ SmallCap Market has indicated that it will commence delisting action with respect to the Common Stock unless the Company is able to satisfy the bid price requirement by May 7, 1997. As of the date of this Proxy Statement, the Company does not believe that such requirement will be satisfied.

     Since 1990, the Company's primary business has been the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly owned subsidiaries of the Company are the general partners, with 87 percent, 25 percent, 43 percent and 79 percent ownership interests, respectively. See "Business and Properties of the Company."

     The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry of a number of competitors operating single outlets or multiple units into this market. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwestern states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Total Entertainment Corporation has established twelve upscale billiard clubs primarily in the South, including nine Bailey's billiard clubs in the Southeast and three Fox and Hounds billiard clubs in Texas. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and nightclub-style entertainment. For example, Dave & Busters, Inc., a public company based in Dallas, Texas, operates ten entertainment centers throughout the United States, and America Live operates a chain of three entertainment centers throughout the United States. See "Business and Properties of the Company -- Description of Business -- General."

     Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. As described in more detail below, during this period, the Company has had difficulty obtaining bank financing, as well as equipment lease financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms.

     Bank and Equipment Lease Financing. The Company has attempted to obtain loans in principal amounts of between $100,000 and $600,000 to be used as working capital and for business expansion and development from at least 15 financial institutions during the past six years, including U.S. Trust Bank, where Steven L. Foster, the Chief Executive Officer and Chairman of the Board of the Company, maintains certain of his personal and other business accounts. The Company sought a variety of structures for these loans (including secured and unsecured lines of credit and term loans) in an effort to increase the likelihood that the Company would obtain approval of one or more of these loan requests. All but three of the Company's loan requests were denied because, according to communications from such lending institutions to the Company, the Company did not meet the lending criteria of the institutions. These lending institutions also advised the Company that its poor financial condition and lack of available collateral were the principal reasons for the credit denials.

     Two of the loans that the Company was able to obtain came from Evergreen National Bank, a Seattle bank in which the subsidiary of the Company that owns the Seattle billiard club, Jillian's Billiard Club of Seattle, Inc. ("Jillian's
- Seattle"), maintains an account. In 1994, Evergreen National Bank loaned Jillian's - Seattle $200,000 for working capital. The loan, which matures in May 1999 and bears interest at the rate of 9.5 percent, is collateralized by all of the common stock of Jillian's - Seattle. In addition, the loan is guaranteed by the Company. At the time of the loan, Jillian's - Seattle had assets of approximately $860,000 and had generated annual cash flow in excess of $320,000. At December 31, 1996, Jillian's - Seattle had assets and cash flow of approximately $788,167 and $557,178, respectively. At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $112,772. The Company believes, based on the historical operations of the Seattle club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could lose all ownership interest in the Seattle club.

     In December 1995, the subsidiary through which the Company owns the Tacoma billiard club, Jillian's Billiard Club of Tacoma, Inc. ("Jillian's -Tacoma") obtained a $300,000 loan from Evergreen National Bank to develop the Tacoma, Washington billiard club. The loan, which matures in December 2000 and bears interest at the rate of 9.5 percent, is collateralized by all of the assets of Jillian's - Tacoma, and all of the common stock of Jillian's - Seattle. In addition, the loan is guaranteed by the Company and Jillian's - Seattle. At December 31, 1996, Jillian's - Tacoma had assets and cash flow of approximately $2,029,844 and $471,114, respectively, and Jillian's - Seattle had assets and cash flow of approximately $788,167 and $557,178, respectively, as mentioned above. At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $251,050. The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could effectively lose all rights to continue the operations of the Tacoma club if Evergreen National Bank becomes the owner of that club's assets and could lose all ownership interest in the Seattle club.

     The Company obtained the third loan from U.S. Trust Bank in August 1996. The $250,000 loan, which matures in 1999 and bears interest at the rate of 1.5 percent above the prime rate, is collateralized by all of the assets of the subsidiary through which the Company owns the Cleveland Billiard Club, Jillian's Billiard Club of Cleveland, Inc. ("Jillian's - Cleveland"). In addition, the loan is guaranteed by Kerry Breitbart, a Shareholder. In exchange for this guarantee, the Company granted Mr. Breitbart an option to purchase 50,000 shares of Common Stock at the exercise price of $1.50 per share. At December 31, 1996, Jillian's - Cleveland had assets and cash flow of approximately $551,085 and $157,899, respectively. At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $222,222. The Company believes, based on the historical performance of the Cleveland club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could effectively lose all rights to the assets of the Cleveland club.

     In addition, the Company had difficulty demonstrating that it was creditworthy in connection with a First Union loan. The loan, originally in the amount of $440,000 with United National Bank, was obtained in 1989 by an unaffiliated trust to purchase 206,825 shares of Common Stock from a Shareholder. At the time the loan was made, the Company had not begun its billiard club business. In addition, at the time the loan was made, neither the Company nor any of its affiliates had any prior relationship with the unaffiliated trust. While no affiliate of the Company had any prior relationship with the Shareholder at that time, the Company had engaged in discussions, initiated by the Shareholder, with the Shareholder earlier in 1989 regarding the Shareholder's acquisition of additional shares of Common Stock, the merger of the Company into one or more shell entities owned by the Shareholder and the Shareholder's potential nomination to the Board. The Company did not believe that any of the Shareholder's proposals were in the best interest of the Company. Because the Company believed that the Shareholder's continued equity interest in the Company would be disruptive to the Company's business, in connection with the acquisition of the loan by the unaffiliated trust, the Company entered into an agreement with the trust in November 1989 whereby the Company agreed to repurchase the 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust (the "Put"). See "Financial Statements of the Company." When United National Bank refused to renew the loan and First Union refinanced it in 1992, the Company became a guarantor and a co-obligor of the loan in exchange for the trust's agreement not to exercise the Put. In addition to First Union's requirement that the trust use the 206,825 shares of Common Stock (which was trading at over $1 per share at that time) as collateral for the loan, the Bank required that the Company, in its capacity as co-obligor of the loan, provide as cash collateral a $240,000 certificate of deposit. First Union required the Company to maintain the certificate of deposit as collateral even after the outstanding principal balance of the loan had been reduced to $262,500 at December 31, 1994. In April 1995, $103,413 in net proceeds from the sale, at $0.50 per share, of the 206,825 shares of Common Stock was used to pay down the loan, and in June 1995, approximately $159,000 of the $240,000 certificate of deposit was used to pay the remaining balance of the loan. See "Financial Statements of the Company."

     In addition to bank financing, the Company also has attempted to obtain $10,000 to $300,000 in equipment financing from leasing companies during the past six years. During this time, the Company submitted at least 30 applications for equipment financing to leasing companies, 11 of which were accepted. The approximately 19 applications that were rejected were denied because the Company had a history of poor performance and lacked available collateral other than the equipment to be purchased.

     The Company was successful in obtaining two equipment leases from Leasing Technology, Inc. However, both of these leases resulted in the encumbrance of the assets of one of its clubs and the stock of another one of its clubs. Specifically, in March 1994, the Company financed with Leasing Technology, Inc. certain equipment for, and leasehold improvements in, the Annapolis, Maryland billiard club for $300,000 at an annual lease rate of 12 percent. The lease was collateralized by all of the equity securities of the subsidiary through which the Company owns the Kendall club, which is located in Miami, Florida, Jillian's Billiard Club of Kendall, Inc. ("Jillian's - Kendall"), and all of the assets of the subsidiary through which the Company owns the Annapolis billiard club, Jillian's Billiard Club of Annapolis, Inc. ("Jillian's - Annapolis"). At the time of the lease, Jillian's - Kendall had assets of approximately $646,000 and was generating approximately $173,000 in cash flow, and the Company projected that Jillian's - Annapolis would have $600,000 in assets within three months after commencement of the loan. At December 31, 1996, Jillian's - Kendall had assets and cash flow of approximately $429,607 and $27,142, respectively, and Jillian's - Annapolis had assets and cash flow of approximately $796,115 and $216,022, respectively. At December 31, 1996, the Company was in compliance with its obligations under the lease, and $172,221 remained payable under the lease. The Company believes, based on the historical operations of the Annapolis club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.

     The Company obtained the second equipment lease from Leasing Technology, Inc. in December 1995 to finance certain equipment for, and leasehold improvements in, the Tacoma, Washington billiard club for $300,000 at an annual lease rate of 12.6 percent. The lease was collateralized by the equipment purchased, as well as the equipment lease obtained from Leasing Technology, Inc. to equip and develop the Annapolis club, which is described above. The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.

     The Company has obtained seven additional equipment leases totaling approximately $350,000. The terms of the leases range from one to five years. In addition, the leases bear interest at annual rates ranging from approximately 11.25 to 18.2 percent.

     Shareholder Loans. The Company's inability to obtain funding from financial institutions has necessitated that it obtain loans from Shareholders and other persons affiliated with the Company. For example, in late 1995, the Company obtained a one-year bridge loan in the aggregate amount of $280,000 from Kerry Breitbart, Steve and Karen Rubin, Island Partners, Ltd., Steven L. Foster, Warren S. Berman and Justin N.N. Wilson to complete renovation of the Tacoma billiard club. The loan bears interest at the rate of 25 percent. The loan has since been extended and the balance of $315,000, consisting of the $280,000 principal and $35,000 of interest accrued during the extension period, will be due in June 1997. At December 31, 1996, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the balance of the loan when it matures in June 1997.

     Also, in July 1996, the Company obtained a $300,000 loan from The Blind Trust UDT 3/26/93, a Shareholder. The loan, which matures in August 1997 and bears interest at the rate equal to the prime interest rate plus three percentage points, is collateralized by the leasehold improvements, furniture, fixtures and equipment of the Company, the subsidiary through which the Company owns the Long Beach club, Jillian's Billiard Club of Long Beach, Inc. ("Jillian's - Long Beach"), and the subsidiary through which the Company owns the Pasadena club, Jillian's Billiard Club of Pasadena, Inc. ("Jillian's - Pasadena"). At December 31, 1996, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the entire principal amount of the loan when it matures in August 1997. If the Company fails to make the required loan payment on the maturity date, it could effectively lose all interest in the leasehold improvements, furniture, fixtures and equipment of the Company and all interest in the Long Beach and Pasadena clubs.

     Seller, Landlord and Municipal Financing. The Company has been able to obtain seller, landlord or municipal financing to partially fund the acquisition or construction of all of its billiard clubs. However, the Company collateralized the financing with the assets or stock of all of the subsidiaries through which the Company owns the clubs, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. The seller, landlord and/or municipal financing obtained by the Company to partially fund the acquisition or construction of four of its billiard clubs is described below.

     The City of Cleveland Heights, Ohio, loaned the Company $100,000 of the approximately $650,000 necessary to construct and equip the Cleveland Heights billiard club in 1991 as an incentive to enter into the lease in what such City considered a "redevelopment urban area." The loan, which bears interest at a rate of seven percent and matures in April 1998, is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Cleveland Heights, Inc. ("Jillian's - Cleveland Heights"). At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $69,618. The Company believes, based on the historical operations of the Cleveland Heights club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Cleveland Heights club if the City of Cleveland Heights becomes the owner of the club's assets. The Company also attempted to raise $150,000 in June 1992 through the private placement of interests in the limited partnership, Jillian's Billiard Club of Cleveland Heights Limited Partnership (the "Cleveland Heights Limited Partnership"), in which Jillian's - Cleveland Heights is the general partner and currently has an 87 percent ownership interest. The Company raised only $22,500, out of the $150,000 that it attempted to raise, from a single unaffiliated third party even though the Company offered each investor, and the single investor accepted, an option to sell the investor's partnership interest to the Company at a cash price equal to the greater of the price paid for the investment or 500 percent of the adjusted net income of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995, multiplied by a fraction representing a percentage interest in such Partnership's profits and losses of the investment to be sold to the Company. The option was exercised in accordance with its terms, within 60 days of the transmittal to the investor of the financial statements of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995. The Company and the investor currently are negotiating the terms by which the Company will purchase the interest of the $22,500 investor. As of the date of this Proxy Statement, the Company believes that it has sufficient cash flow to meet its obligation to purchase the interest. The Company's failure to honor this commitment could result in a suit by the investor to obtain the price, as well as the investor's cost and expenses, including reasonable attorneys' fees. The Company financed the remaining $527,500 needed to develop the Cleveland Heights club using $427,500 in cash generated from the Company's operations and the proceeds from a $100,000 four-year convertible note, bearing interest at a rate of 12.5 percent, issued by the Company in February 1992 in favor of an unaffiliated third party. On January 1, 1993, the third party exchanged the note for a 10 percent equity interest in the Cleveland Heights Limited Partnership.

     In 1993, the Company paid $150,000 in cash and obtained the remaining $175,000 of the $325,000 necessary to acquire an existing billiard club in Pasadena, California, through a loan from the club's seller. The Company issued the seller a three-year note collateralized by the assets of Jillian's - Pasadena. The Company repaid the note in August 1996.

     In 1994, the landlord of the Champaign, Illinois club loaned the Company $150,000 of the $700,000 required to develop the Champaign club. The loan is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Champaign - Urbana, Inc. ("Jillian's - Champaign"), bears interest at a rate of 10 percent, and matures in September 1999. At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $89,196. The Company believes, based on the historical operations of the Champaign club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such required payments, it could lose all rights to continue the operations of the Champaign club if the landlord becomes the owner of the club's assets. The landlord provided the financing after the Company was able to raise an additional $425,000 through a 1994 private placement of interests in the limited partnership, Jillian's Billiard Club of Champaign - Urbana, L.P. (the "Champaign Limited Partnership"), in which Jillian's - Champaign is the general partner and currently has a 43 percent ownership interest. Of the $425,000 raised, $365,000 in limited partnership interests in the Champaign Limited Partnership were sold to unaffiliated third parties and $60,000 in such interests were sold to existing Shareholders. The Company had attempted to raise $525,000 through this offering and believed that the investment was attractive because the Company, among other things, (i) guaranteed each investor a 140 percent return on its investment within six years, (ii) offered a buy-out in 1997 of each investor to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Champaign Limited Partnership for the 12 months ending December 31, 1996; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 50 percent of the net profits of such Partnership for the 12 months ending December 31, 1996, and (iii) for a limited period of time, offered a demand registration right requiring the Company to register such Common Stock after the end of its 1997 fiscal year. The Company's obligation to buy out a Champaign investor is contingent upon such investor's giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return or buy-out rights. The Company financed the remaining $125,000 needed to develop the Champaign club using cash generated from the Company's operations.

     In 1995, the City of Long Beach, California, agreed to honor its commitment to lend the Company $450,000 of the $1,500,000 necessary to construct and equip the Long Beach billiard club in a "redevelopment urban area" only after the Company agreed to use the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Long Beach, Inc. ("Jillian's - Long Beach"), as well as the assets of Jillian's - Pasadena (through a second lien), as collateral. The loan bears interest at a rate of seven percent and matures in January 2006. As additional consideration for the loan, the Company granted the City of Long Beach a warrant to receive 225,000 shares of Common Stock at an exercise price of $0.00 per share, with the warrant exercisable solely by the City of Long Beach under the loan agreement if the Company defaults on the loan. If the City of Long Beach exercises the warrant and the market value of the Common Stock issued under the warrant is less than the outstanding loan balance, the Company is required to continue to issue additional shares of Common Stock until the total market value of the Common Stock issued to the City of Long Beach is equal to the outstanding loan balance. At December 31, 1996, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $449,136. The Company believes, based on the current operations of the Long Beach club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Long Beach and Pasadena clubs if the City of Long Beach becomes the owner of the assets of both clubs. In addition, if the Company defaults on the loan, the warrant will be exercisable, as described above. The Company financed the remaining $1,050,000 needed to develop the Long Beach club using approximately $680,000 in cash generated from the Company's operations, a $250,000 landlord contribution and approximately $120,000 from three equipment leases. The landlord took into consideration the $250,000 contribution when computing the annual lease payments. The landlord disbursed the funds between January and May 1995 as the Company presented construction bills to the landlord. The three equipment leases, which were obtained between May and June 1995, bear interest at annual rates ranging from approximately 13 to 15 percent and have three- to five-year terms.

     Equity and Debt Financing. Since it began its billiard club business, the Company has made at least six attempts, as described below, in addition to the Cleveland Heights and Champaign private placements described above, to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. First, during fiscal 1993, in an effort to raise working capital and funds for expansion and development, the Company offered Common Stock for sale through a private placement. The Company sold 2,043,022 shares of Common Stock for approximately $874,000, net of offering expenses and sales commissions. The Common Stock was placed for between approximately $0.50 and $0.60 per share, the highest prices that the Company was able to obtain in the private placement. While the Common Stock was trading at approximately $1 per share at that time, the volume of trading of the Common Stock was low, and there was only a limited trading market for the Common Stock.

     Second, the Company was also successful in raising the $850,000 it needed to construct the Worcester, Massachusetts billiard club. In 1993, it sold 75 percent of the limited partnership interests in Jillian's Billiard Club of Worcester Limited Partnership (the "Worcester Limited Partnership"). The Company's wholly owned subsidiary, Jillian's Billiard Club of Worcester, Inc. ("Jillian's - Worcester"), is the general partner and currently has a 25 percent ownership interest in the Worcester Limited Partnership. The Company, among other things, (i) guaranteed a 15 percent annual return on the Worcester investment, (ii) offered a buy-out in 1999 of each investor to be paid 50 percent in cash and 50 percent in Common Stock, to be valued at 80 percent of the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Worcester Limited Partnership for the 12 months ending December 31, 1998; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 75 percent of the net profits of such Partnership for the 12 months ending December 31, 1998, with a maximum purchase price equal to 200 percent of capital invested, and (iii) offered, for a limited period of time, a demand registration right requiring the

Company to register such Common Stock after the end of its 1999 fiscal year. The Company's obligation to buy out a Worcester investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. In addition, the Company may elect to buy out Worcester investors for the same purchase price described above if the Company gives such investors notice during the same 60-day period. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return, buy-out and/or the registration rights. In connection with the consummation of the Merger and the Private Placement, Jillian's - Worcester has entered into a purchase and sale agreement dated March 1, 1997 with each investor in the Worcester Limited Partnership, pursuant to which Jillian's - Worcester has agreed to purchase from each such investor their interest in the partnership, along with limited partnership interests in Jillian's Vending Limited Partnership (the "Vending Partnership") for a negotiated aggregate base purchase price, to be paid in cash. The aggregate base purchase price assumes
(i) that the closing date for such buy-out occurs on March 25, 1997 and (ii) that the investors of the Worcester Limited Partnership have received a payment on account of such partnership's income (an "Income Payment") for the month of February on or before March 25, 1997. In the event that the Income Payment for February is not paid to the investors prior to March 25, 1997, the payment to be made at the closing date will be proportionately increased. The 1997 buy-out is contingent upon the Company completing a private placement financing to raise net proceeds of at least $7,000,000 on or before December 31, 1997, with the closing date for such buy-out to occur after the successful completion of the Company's proposed private placement. In the event that the closing date for such buy-out occurs after March 25, 1997 (the date on which the aggregate base purchase price is based), and in the event that the Income Payment for March 1997, and for any subsequent months, has been paid to the limited partners of the Worcester Limited Partnership prior to the closing date, the aggregate base purchase price, otherwise payable at the closing, will be decreased in proportion to the amount of any such Income Payments. The aggregate base purchase price also will be proportionately reduced by any quarterly payments made to the limited partners of the Vending Partnership beginning in March 1997. In addition, in the event that the closing date for the buy-out occurs after March 25, 1997, the aggregate base purchase price will be increased by an interest factor of seven percent per annum.

     Third, the Company raised only $133,000 out of the approximately $700,000 that was necessary to develop and equip the Annapolis club in a private placement between July and September 1994, even after offering, among other things, (i) a 140 percent return of investment in Jillian's Billiard Club of Annapolis Limited Partnership (the "Annapolis Limited Partnership") within six years, (ii) a buy-out of each investor in 1998 to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Annapolis Limited Partnership for the 12 months ending December 31, 1997; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be four times 50 percent of the net income of such Partnership for the 12 months ending December 31, 1997, with a maximum purchase price equal to 100 percent of capital invested, and (iii) for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1998 fiscal year. The Company's obligation to buy out an Annapolis investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. Existing Shareholders, including affiliates of the Company, accounted for $83,000 of the funds raised through the Annapolis Limited Partnership in which Jillian's - Annapolis is a general partner and currently has a 79 percent ownership interest. Persons unaffiliated with the Company accounted for the remaining $50,000 raised. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet any of its obligations with respect to the investors in the Annapolis Limited Partnership could result in a suit by them to obtain the guaranteed return, buy-out and/or registration rights. The Company financed the remaining $567,000 needed to develop the Annapolis club through equipment lease financing (see "Bank and Equipment Lease Financing" above) and cash generated from the Company's operations.

     The Company had virtually no success in its efforts to raise capital through three additional private placements. Between 1993 and 1994, the Company made two separate attempts to sell $2,000,000 in interests in JBC - USA Limited Partnership by guaranteeing a 15 percent return on the investments and favorable buy-out terms. The Company did not sell any interests in the limited partnership during either attempt. Lastly, in 1994, the Company attempted to privately place a $750,000 debt instrument guaranteed by the Company. The Company raised only $185,000, $60,000 of which came from existing Shareholders. The Company believes that it was unable to succeed in placing the debt instrument because it had difficulty in convincing potential lenders that it would be able to repay the loan.

     While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it practicable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock because in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company." Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid-1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995.

     Although the Company has not attempted to retain an underwriter for a public offering of its securities during the past several years, it received advice from an investment banking firm as to a manner in which the Company might raise capital. The investment banking firm did not, however, express an interest in undertaking to underwrite any of the Company's securities when it provided the advice. The advice was offered during a routine Board meeting in 1994 by Elliot Smith who at that time was a member of the Board and a principal of Whale Securities, the investment banking firm that placed the Common Stock in a public offering in 1987. The Company was advised by Mr. Smith, on behalf of Whale Securities, that the Company could raise capital by reducing the exercise prices of the then outstanding warrants to purchase approximately 627,000 shares of Common Stock to prices significantly below the then current market value of the Common Stock and reducing the exercise period of the warrants. The warrants were issued in public offerings in 1985 and 1987 and their exercise prices range from $4.00 to $5.00 per share of Common Stock. At the time Whale Securities made the suggestion, the Common Stock was trading for approximately $1 per share. After considering such advice, the Board determined that it was inadvisable to reduce the exercise price of the warrants because if the warrants were exercised at the reduced exercise price, the value of the Common Stock in the hands of the existing Shareholders would be diluted.

     The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders or through the issuance of preferred stock or other similar security carrying preferential rights, other than the Private Placement.

     As indicated above, because of their dilutive effect on the value of the Common Stock in the hands of the existing Shareholders, the Company has been reluctant to raise capital through private placements of equity securities or through programs that reduce the exercise price and/or exercise period of outstanding stock options or warrants to purchase shares of Common Stock. However, on December 20, 1994, in an effort to raise capital in a short period of time to complete the Long Beach billiard club, the Company reduced the exercise price and exercise period of an aggregate of 1,105,000 outstanding stock options issued under the Stock Option Plans. The Company reduced from approximately $0.66 per share to $0.25 per share the exercise price of options to purchase an aggregate of 520,000 shares of Common Stock, 400,000 of which were held by Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the remaining 120,000 of which were held by Kevin Troy, a Shareholder and advisor to the Company, and the Company reduced the remaining exercise period of such options from nine years to 90 days. In addition, the Company reduced from approximately $0.33 per share to $0.25 per share the exercise price of options to purchase an aggregate of 585,000 shares of Common Stock, 450,000 of which were held by Mr. Foster and the remaining 135,000 of which were held by Mr. Troy, and the Company reduced the remaining exercise period of such options from nine years to 90 days. The market value of the Common Stock was $0.50 per share on December 20, 1994. The options were granted to Mr. Foster as part of his compensation for serving as an executive officer of the Company and to Mr. Troy as compensation for serving as an advisor to the Company. All of these options were exercised during the last quarter of the Company's 1995 fiscal year. The Company reduced the exercise price and the exercise period of the options at a time when continued construction of the Long Beach club was in jeopardy because of insufficient capital and the

Company had exhausted all available resources for raising cash immediately. The Company reduced the exercise price and the exercise period of the stock options as a last resort to raise capital and has not reduced the exercise price or exercise period of stock options or warrants held by an executive officer or member of the Board in order to raise capital at any other time during the last three years. By offering the reduced exercise price and exercise period only for stock options held by controlling persons of the Company, the Company eliminated the time and expense associated with putting the matter to a vote of Shareholders and increased the likelihood that the reduced price and period in fact would result in an exercise of the options and, therefore, in the desired capital infusion.

     Under the Stock Option Plans, the Company issues to its management from time to time options to purchase shares of Common Stock as part of management's compensation. Other than the exercise by Mr. Foster described above, no current executive officer or member of the Board has exercised stock options since February 1994. See "Market Information."

     Current Effects of Borrowings and Equity Financing. Of the $3,680,465 borrowed by the Company since it began its billiard club business, an aggregate of approximately $2,861,494 was outstanding as of December 31, 1996. This amount, which is represented by twelve loans and nine leases, bears interest at annual rates ranging from seven to 25 percent. The Company believes, based on the historical and current operations of its clubs, that it will have sufficient working capital in the future to make the scheduled payments with respect to the foregoing indebtedness, except for the $280,000 and $300,000 Shareholder loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the Company fails to make the required payments on obligations secured by the assets or stock of the subsidiaries through which the Company owns the relevant clubs, the Company could lose its interests in these clubs as discussed above under "Bank and Equipment Lease Financing" and "Seller, Landlord and Municipal Financing." These obligations and contingent liabilities, as well as the lenders' recourse in the event of the Company's default under the loans, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated unless such obligations are refinanced. It is a condition to Holdings' and Sub's obligation to effect the Merger that the Company refinance its existing debt. See "Proposal to Approve the Merger -- Conditions to the Merger."

     None of the Company's obligations to provide the guaranteed returns and buy-outs associated with the Champaign, Worcester and Annapolis Limited Partnerships has matured as of the date of this Proxy Statement. There can be no assurance that the Company will have sufficient working capital in the future to meet these obligations when they do mature or when they become exercisable. The Company's failure to honor these commitments could result in investor suits to obtain the guaranteed returns or buy-outs. All of these obligations, as well as the investors' rights to sue in the event that the Company fails to satisfy such obligations, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated. In addition, the Board believes that the existence of the guaranteed returns, buy-outs and registration rights is itself depressing the price of the Common Stock and inhibiting the Company's ability to raise capital and will continue to have this effect, whether or not the Company is a "public company" or a "private company," as long as these rights remain pending and unsatisfied. The Board's belief is based on the fact that, at the present time, there is no reasonable prospect that the Company will be able to satisfy its obligations relating to the guaranteed returns or buy-outs. In addition, the Board has based its conclusion on the fact that the Common Stock is an illiquid security that is experiencing a decline in market value.

     While the Company has raised approximately $3,255,465 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, as described above, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of the subsidiaries through which it owns its billiard clubs. All of the Company's assets are pledged as collateral. None of the Company's assets are available for future or subordinate level pledges without the consent of the primary lenders. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.

     The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past five years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock or other equity securities has been limited.

     By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. The Company estimates that this cost savings would be approximately $109,500 per year. In addition, the Company's status as a private company could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure obligations of a public company under the federal securities laws regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company are often unacceptable to investors that are considering a substantial investment in such a company. The Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company.

     At the request of the Board, Mr. Foster agreed to explore the feasibility and potential benefits of causing the Company to become a private company.

     At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to communicate with the approximately 3,400 Shareholders (approximately $28,500 per year); and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and The NASDAQ SmallCap Market, including legal fees and expenses (approximately $75,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. See "Purposes and Reasons for the Merger," below.

     At the January 23, 1995 Board meeting, Mr. Foster recommended that the Company retain Bannon & Co., Inc. ("Bannon") to evaluate the Company in connection with the Company's consideration of becoming a private company because of Bannon's experience with entertainment entities and its reasonable quoted fees. Mr. Foster became aware of the financial services provided by Bannon through Douglas M. Suliman, Jr., an agent of Hampshire Securities Corporation (the "Placement Agent"). For a discussion of how Mr. Foster became acquainted with Mr. Suliman, see "Alternatives Considered," below. Mr. Foster then presented to the Board information regarding the qualifications and fees of Bannon, which Mr. Foster had obtained by contacting Bannon directly, at the suggestion of Mr. Suliman. Mr. Foster had no prior contact or relationship with Bannon before he contacted Bannon to obtain such information. Upon Mr. Foster's request for additional valuation experts, John L. Kidde suggested that the Board consider Brown, Brothers, Harriman & Co. and Layne Weggeland. The Board authorized Mr. Foster to obtain information regarding the qualifications and fees of these two valuation experts and to select, in consultation with the other directors as appropriate, the most suitable of the three experts to present an opinion to the Board. The Board also authorized the Company to pay all reasonable fees and expenses incurred by the expert selected in connection with the engagement. The Board did not establish any parameters with respect to the fees to be incurred by the expert.


     Each of the two experts referred to the Board by Mr. Kidde advised Mr. Foster that the firm would be unable to undertake the engagement, without offering any specific reason for that decision. Although Mr. Foster contacted certain other experts in the industry who were recommended by the two experts originally referred by Mr. Kidde, these individuals or organizations were, in the opinion of Mr. Foster, understaffed or had relatively insufficient experience to complete the evaluation properly. Consequently, in March 1995, Mr. Foster engaged Bannon to undertake a study to enable it to render a preliminary opinion with respect to the Merger Payment as an independent third party and present a preliminary fairness opinion to the Board. Except as described above, there were no contacts between Bannon and the Company and its affiliates regarding the hiring of Bannon to present a preliminary fairness opinion to the Board. See "Special Factors -- Preliminary Opinion of Bannon."


     Alternatives Considered. After Mr. Foster selected Bannon, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. At meetings held on April 4, and October 2, 1995, the Board considered continuing to operate the Company with the current capital structure as a public company. The Board rejected this alternative primarily because of the Company's history of poor performance and the Board's belief that the Company's status as a private company would reduce certain expenses associated with its current public status and provide the Company with greater flexibility in structuring financing arrangements and additional potential sources of capital. Because the Board believes that reducing such expenses and obtaining financing will increase the likelihood that the

Company's performance will improve and the value of the Common Stock will increase, the Board determined that it would be imprudent to sell the Company at this time.

     In addition, the Company has received only one bid in the last three years. On August 11, 1994, the Company received an unsolicited letter via facsimile from On Cue Limited ("On Cue") in which On Cue merely indicated (i) that it operated four billiard club restaurants in Canada, (ii) that its shares were listed on NASDAQ and (iii) that it proposed to exchange shares of Common Stock for shares of On Cue in a transaction that, prior to expenses and based on the then-trading value of the common stock of On Cue, would have had a value of approximately $1.25 per share. Immediately thereafter, in an effort to evaluate the relative merits of the proposal, Mr. Foster, on behalf of the Company, contacted On Cue and requested copies of recent financial statements of On Cue, as well as any other documents that On Cue had available that would provide the Company information about On Cue's business, with which the Company had no familiarity. On September 13, 1994, Mr. Foster sent On Cue a brochure describing the Company's business. In addition, Mr. Foster asked an employee of the Company to contact the Commission and NASDAQ to ascertain whether any securities of On Cue were registered or listed thereon. The employee learned that no securities of On Cue had ever been registered with the Commission or listed on NASDAQ. Despite additional calls placed by Mr. Foster during the next few weeks to follow up with On Cue with respect to the proposal, On Cue has never responded to the Company's inquiries. The Company has no knowledge of any reason or reasons for On Cue's failure to provide the information that Mr. Foster requested and failure to contact the Company to discuss the proposal further.

     Although the Board has not solicited bids for the sale of the Company's assets during the past two years nor received any other bids during this time, the Board believes that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. These clubs are not readily convertible to other uses, and without an agreement by the Company or the managers of the clubs to continue operating these clubs, the clubs, the leasehold interests and the equipment and furniture held by the Company have relatively low resale value even if sold to a competitor of the Company that would take over operations of the clubs. In particular, the Board believes that a sale of the Company's assets, with the accompanying expenses, would be unlikely to result in a net distribution to Shareholders of an amount as great as the Merger Payment. For these reasons, the Board believes that it can structure a transaction likely to yield greater distributions to the Shareholders than any distributions they would receive if the Company were sold. The Board's view on this matter took into account the Company's receipt of the unsolicited share exchange proposal from On Cue. The Company never received any information from On Cue to enable the Company to evaluate the relative merits of the proposal, including the basis for On Cue's determination of the exchange value of $1.25 per share, and the Company was unable to locate any information about On Cue through its own investigations. In addition, On Cue failed to respond to Mr. Foster's efforts to discuss the proposal. Consequently, because On Cue took no affirmative steps after it sent the initial letter to the Company to indicate that it was serious about engaging in a transaction with the Company, the Board believes that it is inadvisable to consider the proposal an indication of the Company's resale value or that the Company's consummation of a transaction with On Cue would have resulted in greater distributions to the Shareholders than the Merger Payment. In fact, the Company's experience with On Cue (in which the entity initiating a bid on an unsolicited basis lacked the interest necessary to pursue the matter) led the Board to conclude that it was likely to be unproductive to invest Company resources in seeking additional bids for the Company in order to assist the Board in determining the Company's value. Even if the Company had obtained one or more additional bids for the Company, it would be necessary for the Board to assess the likelihood that any particular bid could result in a sale of the Company on terms acceptable to all parties in order to utilize the bids as a measure of the value of the Company.

     At the meeting held on April 4, 1995, the Board made an informal, initial determination that Shareholders should be paid approximately $0.50 per share in any transaction that the Board structured that would have the effect of eliminating the Company's status as a publicly held company. For a discussion of the Board's determination of this distribution amount, see "Payments to the Non-Continuing Shareholders," below.

     In light of the Board's belief that it is not in the best interests of the Company and the Shareholders to sell the Company at this time, the Board considered transactions at the meeting held on October 2, 1995 that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of certain Shareholders. The Board considered (i) a tender offer by the Company, (ii) a tender offer by the Company and a subsequent merger of the Company into a newly formed company to eliminate any non-tendering Shareholders that the Company did not want to have a continuing interest in the Company, and (iii) a merger of the Company into a newly formed corporation organized for that purpose.

     The Board rejected the first alternative as impractical because there could be no assurance that any Shareholders would elect to tender their Common Stock to the Company. Further, in light of its recent difficulty in obtaining financing from financial institutions and other sources, it was unlikely that the Company could obtain financing sufficient to acquire all of the tendered Common Stock. Because the Board had determined that it was in the best interest of the Company and the Shareholders for the Company to become a private company not subject to the provisions of the federal securities laws and regulations relating to the operation of public entities, the Board did not believe that it was advisable or in the interest of the Shareholders to undertake a transaction in which the Company would incur significant expense but would have no assurance that, even if a majority of the Shareholders supported the transaction by tendering their Common Stock to the Company, the transaction would accomplish its purpose. If the transaction were not sufficient to enable the Company to become a private company, the Company would have incurred the expense associated with a transaction of this type but would be required to continue to incur additional expenses to satisfy the additional recordkeeping requirements associated with operating the Company as a public company that is subject to the provisions of the federal securities laws and regulations relating to the operation of public entities. The second alternative was rejected because, while it could terminate the interests of all Shareholders in the Company, it would be a protracted and costly process. After reviewing these alternatives, the Board unanimously determined that a merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of certain other Shareholders in the Company or a successor to the Company.

     At the October 2, 1995 meeting, the Board initially determined that Shareholders that beneficially own at least 101,000 shares of Common Stock should receive shares of common stock of the surviving corporation in the merger so that the merger would satisfy one of the requirements necessary for the merger to have no federal income tax consequences to the Company. One of the conditions for such tax-free treatment is that after the merger, the Shareholders, as a group, maintain a significant continuing equity interest in the surviving company. The Board was advised by its tax advisor, Shaw, Pittman, Potts & Trowbridge, that this continuity requirement would be satisfied if Shareholders, as a group, receive shares of common stock in the surviving company in the merger with a value equal to at least 48 percent of the value of the Common Stock surrendered in the merger. After reviewing the Company's Shareholder records, the Board determined that it could satisfy this requirement if it set a 101,000-share threshold for those receiving shares of common stock of the surviving corporation in the merger. However, despite this continuity requirement, the Board decided to also give Shareholders that beneficially own at least 101,000 shares of Common Stock the option to liquidate their investment in the Company in the merger. The Board decided that certain employees should receive shares of common stock in the surviving company because it would satisfy one of the requirements necessary for the merger to have no federal income tax consequences to the Company and, therefore, would make it more attractive to a potential investor that could supply the funds required to pay the Shareholders whose investment in the Company would be liquidated in the merger. The Board also determined that unexercised warrants and options should be aggregated with shares of Common Stock held by an employee in determining whether or not the employee would continue as a shareholder in the surviving company because the options and warrants held by Company employees had primarily been granted to the employees as additional compensation or bonuses for their services. For this reason, and because certain of the options and warrants were not exercisable at the time of the Board's deliberations on this matter, the Board determined that it was appropriate, and consistent with the compensation associated with the granting of such options and warrants, to include such options and warrants in determining the number of shares held by the employee for purposes of determining whether the employee would continue as a shareholder in the surviving company. A total of twelve Shareholders either beneficially owned at least 101,000 shares of Common Stock or could have owned 101,000 shares of Common Stock when their unexecuted warrants and options were aggregated with the shares of Common Stock owned by them as set forth above when the Board considered this matter.

     At the meeting held on October 2, 1995, the Board also discussed potential sources of financing for the merger. At the suggestion of Mr. Foster, the Board authorized the Company to retain Island Partners, Ltd. ("Island") to structure a transaction designed to raise funds to be used for the consideration to be paid in the merger. Mr. Foster was introduced to Douglas M. Suliman, Jr. of Island over two years ago by a mutual friend who works in the entertainment industry in Boston, Massachusetts. After this introduction, Mr. Foster had meetings with Mr.

Suliman to discuss his experience in raising capital, particularly his success in raising funds for an entity in the restaurant industry. Mr. Foster then contacted two of Mr. Suliman's references, each of whom confirmed that Mr. Suliman had been successful in his capital raising efforts. Based on Mr. Suliman's qualifications, Mr. Foster recommended to the Board that the Company hire Island to assist the Company with the Company's efforts to raise funds. Mr. Foster had no prior contact or relationship with Mr. Suliman or Island prior to the initial introduction over two years ago.

     In March 1996, Mr. Suliman became an agent of Hampshire Securities Corporation (i.e., the Placement Agent). On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings, to structure a merger transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, working capital and the development of additional billiard clubs. The Board had initially authorized the Company to retain Island because of the experience and success of Mr. Suliman, one of its principals, particularly his success in raising capital for an entity in the restaurant industry. Once Mr. Suliman became affiliated with the Placement Agent, which has had success in raising capital for small and medium-sized companies in the entertainment/leisure industry, the Board believed that it was advisable to retain the Placement Agent. The Company had no prior contact or relationship with the Placement Agent before the Company retained the Placement Agent on May 23, 1996. The Company's prior contacts with Mr. Suliman are discussed above. See "Financing of the Merger."

     At the meeting on October 2, 1995, Bannon presented its preliminary fairness opinion to the Board. See "Preliminary Opinion of Bannon," below.

     In its consideration of the timing and structure of the merger at the October 2, 1995 meeting, the Board reviewed the Company's guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries to determine what impact, if any, the merger would have on such obligations. See "Current Effects of Borrowings and Equity Financing," above and "Financial Statements of the Company." The Board determined that all of the obligations that the Company undertook in connection with these private placements would continue in the surviving company if the merger were consummated regardless of the fact that the surviving company would not be a public company. However, the investors in the private placements would be unable to effectively exercise their registration rights without the Company's re-registration of its securities under the federal securities laws (which the Company has no present intention of doing) because the Common Stock would be deregistered under the Exchange Act and delisted from The NASDAQ SmallCap Market under the terms of the merger. The inability of investors to effectively exercise their registration rights and/or the loss of their expectation to have rights or interests in a public company could result in a suit by any of them against the surviving company.

     The Placement Agent commenced an offering of preferred stock of Holdings on June 13, 1996 by mailing a private placement memorandum dated June 10, 1996 (the "Private Placement Memo") to a total of 20 institutional investors. Eight of these institutional investors declined an interest in the private placement without a meeting. Meetings were held with twelve of the prospective investors. The Company's management made presentations at six of these meetings, and the Placement Agent met alone with six prospective investors. Of the twelve that met with the Company and/or the Placement Agent, six declined an interest in the private placement, and the remaining six engaged in further discussions with the Placement Agent from June 1996 to March 1997, among which was Childs. The Childs Group expressed an interest to invest $12,000,000 in Holdings. No other single prospective investor or group of prospective investors was willing to invest $12,000,000 in Holdings.

     The Board of Directors held a meeting on March 11, 1997 to authorize the Company to enter into a non-binding letter of intent with Childs whereby the parties proposed the Merger, the Corporate Formation and the Private Placement. In addition, the Board of Directors authorized John L. Kidde, who is an independent director of the Company, to perform the functions of a special committee of the Board, including the negotiation of the Merger Agreement, the Purchase Agreement and other related agreements with the Childs Group, and the coordination of the relationship between the Company and Bannon and any other financial advisor or analyst that the Company might engage. Mr. Kidde was designated to serve this function to protect the interests of those persons unaffiliated with the Company. The Board also discussed its belief that the Merger Payment continued to be a fair price in view of the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, and the Company's continued poor financial performance. See "Special Factors -- Background of the Merger -- General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     On March 31, 1997, the Board of Directors authorized Mr. Kidde to engage Stonebridge Associates, LLC ("Stonebridge") to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Non-Continuing Shareholders in the Merger. See "Special Factors -- Opinion of Stonebridge." The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company decided to engage Stonebridge.

     In February 1996, the Placement Agent introduced Childs to the Company. Childs has made a commitment to purchase $12,000,000 of Preferred Stock in the Private Placement, pursuant to the terms and conditions of the Purchase Agreement. If the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, the Private Placement will be consummated immediately prior to consummation of the Merger. See "Financing of the Merger."

     The Board, after consultation with the Placement Agent and after consultation and negotiation with Childs, has structured the Merger as proposed herein so that (i) Sub will be merged with and into the Company, and the Company will be the Surviving Company in the Merger; (ii) each share of Common Stock held by Non-Continuing Shareholders will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company; (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions; (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercisable, upon payment of the exercise price for each such share; (vi) each Former Management Company Option outstanding immediately prior to consummation of the Merger will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share; and (vii) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for an option to receive a Holdings Management Option. In addition, if the Merger is approved by the Shareholders, subject to the terms and conditions of the Purchase Agreement, immediately prior to consummation of the Merger, the Continuing Shareholders will participate in the Corporate Formation and the Private Placement will be consummated.

     While the Board had determined at its meeting on October 2, 1995, as discussed above, that Shareholders owning more than 101,000 shares of Common Stock and certain employees of the Company should continue as shareholders in the surviving company in a merger, the Board decided, after consultation with Childs and the Placement Agent, that the Merger, as proposed herein, should be structured so that certain persons with whom the Company has ongoing relationships would be shareholders in Holdings and holders of Holdings stock options and warrants. In addition, after the initial draft of this Proxy Statement was filed with the Commission in 1995, the Company was contacted by certain Shareholders who owned more than 101,000 shares of Common Stock who expressed an interest to have their investment in the Company liquidated in any merger in which the Company engaged. The Company also considered these Shareholders when it decided, in consultation with the Childs Group and the Placement Agent, to liquidate the investment of most of its Shareholders through the combination of the Merger and the Corporate Formation to facilitate the contribution of new capital to the Company and to offer those Shareholders, warrant holders and option holders that do not have ongoing relationships with the Company a fair price for their interests. A condition of the Childs Group's letter of intent was to liquidate the investment of most of the Shareholders and to retain only a small number of Shareholders that have ongoing relationships with the Company.

     The following persons who have ongoing relationships with the Company were selected as Continuing Shareholders: Steven L. Foster, Steven Rubin, Kevin Troy, Kerry Breitbart, Warren Berman, William Hurlin and The Blind Trust UDT 3/26/93.

     The following persons who have ongoing relationships with the Company were selected by the Company as Continuing Warrant Holders: Kerry Brietbart and the landlord of the Seattle billiard club.

     The following persons who have ongoing relationships with the Company were selected to receive Holdings Management Options: King Cole, Cary S. Tuland, Patricia Ambur, Steven L. Meltzer, Donald Leopold, John L. Kidde, Steven L. Foster, Kevin Troy, Daniel M. Smith, Stephen M. Weis, Ron Widman and The Blind Trust UDT 3/26/93.

     Steven Meltzer is a partner at Shaw, Pittman, Potts & Trowbridge, which is general counsel to the Company. The Company awarded Mr. Meltzer an aggregate of 20,000 Current Management Company Options from 1988 through 1991 as compensation for his service as a member of the Board of Directors of the Company and as an advisor to the Board. Mr. Meltzer resigned from the Board as a director in 1990.

     In addition to the exchange of each share of Common Stock by the Continuing Shareholders for one share of common stock of Holdings, and Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings and the receipt by holders of Current Management Company Options of Holdings Management Options to purchase a predetermined number of shares of common stock of Holdings and the receipt by the Continuing Warrant Holders of warrants to purchase shares of common stock of Holdings, pursuant to the Corporate Formation, Holdings will issue Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings to the Other Option Holders, and Holdings will lend funds to the Debtors. The Other Option Holders are: Steven L. Foster, Daniel M. Smith, Steven M. Weis, Kevin Troy, Steven Rubin and Kerry Breitbart. In addition, the Debtors are Steven L. Foster and designees, Kevin Troy and Island.

     Payments to the Non-Continuing Shareholders

     At its meeting on April 4, 1995, the Board made a preliminary determination that Shareholders should receive a distribution of approximately $0.50 per share of Common Stock in any transaction that would have the effect of eliminating the Company's status as a publicly held company. The Board based this determination on the market value of the Common Stock at that time, which the Board believes is a reasonable and reliable measure of the value of the Common Stock. During the first three months of 1995, the average of high and low bid prices of the Common Stock, as reported by The NASDAQ SmallCap Market, was $0.53 per share. In light of such market value, the Board determined that a distribution of $0.50 per share would be fair, subject to the Board's review of the preliminary fairness opinion to be provided by Bannon.

     The Board then evaluated the preliminary fairness opinion, presented to it by Bannon on October 2, 1995, that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995. The Board also considered the fact that the Common Stock had not traded above $0.50 per share since March 16, 1995. In light of the foregoing, the Board determined at its October 2, 1995 meeting that the Merger Payment was fair to the Non-Continuing Shareholders. See "Special Factors -- Preliminary Opinion of Bannon."

     At its March 11, 1997 meeting, the Board determined that the Merger Payment continues to be fair to the Non-Continuing Shareholders because of the February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days, and the Company's continued poor financial performance. See "Special Factors -- Background of the Merger -- General" and "Financial Statements of the Company."

     For the reasons discussed above under "Alternatives Considered," the Board did not solicit bids for the sale of the Company's assets in connection with its determination of the Merger Payment, despite the Company's receipt of the unsolicited share exchange proposal from On Cue.

     Preliminary Opinion of Bannon

     On October 2, 1995, Bannon presented its preliminary opinion, subject to Hreview and revision, to the Board that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995.
Bannon was not retained to provide, and did not provide, any advice as to the fairness of the Merger to any of the Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.

     Bannon provides investment banking, strategic planning and financial advisory services to companies primarily in the media and entertainment industries. Bannon, as part of its investment banking activities, is continually engaged in the valuations of businesses and their securities, principally in the media and entertainment industries. Bannon is based in Beverly Hills, California. As of the date of this Proxy Statement, Bannon and its controlling persons do not beneficially own any equity securities of the Company. Neither Bannon nor its controlling persons has ever had any relationship with the Company or any of its controlling persons.

     The Board selected Bannon based on its qualifications and experience, particularly its familiarity with entertainment entities and its lack of potential conflicts of interest, as well as its reasonable quoted fees. Bannon was retained for the limited purpose of rendering a preliminary opinion, subject to review and revision, to the Board as to the fairness of the Merger Payment to the Non-Continuing Shareholders. The Board did not give any instructions to or impose any limitations on Bannon in connection with rendering its preliminary fairness opinion. The Board did not retain Bannon to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Bannon did not market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any such shares, in connection with rendering the preliminary fairness opinion. In connection with the engagement, Bannon did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish Bannon any such evaluation or appraisal.

     In March 1995, Mr. Foster engaged Bannon to undertake a study to enable it to render a preliminary opinion to the Board with respect to the proposed Merger Payment and to pay all reasonable fees and expenses incurred by Bannon in connection with providing such opinion. Except as described above, there were no business contacts between Bannon and the Company and its affiliates regarding the engagement of Bannon.

     In conducting its analysis and arriving at its preliminary opinion, Bannon considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of certain other publicly traded companies that Bannon determined were comparable in certain limited respects to the Company. Bannon also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. Bannon's preliminary opinion was based on conditions as they existed and could be evaluated on October 2, 1995, the date of its preliminary opinion. In rendering its preliminary opinion, Bannon reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of certain comparable companies.

     Bannon relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by Bannon for the purposes of its preliminary opinion. With respect to any financial forecasts, Bannon assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company.

     In connection with a presentation to the Board on October 2, 1995, Bannon advised the Board that, in evaluating the consideration to be received in a merger by the Non-

Continuing Shareholders, Bannon had performed a variety of financial analyses with respect to the Company.

     Bannon reviewed with the Board for background purposes certain aspects of the financial performance of the Company, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for fiscal years 1992, 1993, 1994 and 1995 and during the latest twelve months ended June 30, 1995 ("LTM"), as well as management projections for fiscal year 1996 (calculated as of September 11, 1995). Bannon also reviewed with the Board certain information concerning the trading prices and volumes of trading of the Common Stock through September 29, 1995. Bannon observed that the Merger Payment represented approximately a 60 percent premium over the trading price of the Common Stock on September 29, 1995. Bannon also reviewed with the Board certain publicly available financial, operating and stock market information for the Company and for certain comparable companies.

     The foregoing summary does not purport to be a complete description of the analyses performed by Bannon. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Bannon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Bannon, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Bannon and of its preliminary opinion. Bannon made no attempt to assign specific weights to particular analyses. Any estimates contained in Bannon's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

     Based on the foregoing, on October 2, 1995, Bannon delivered to the Board its preliminary opinion, subject to review and revision, that the proposed Merger Payment of $0.50 per share was fair to the Non-Continuing Shareholders, as of October 2, 1995. For its services in rendering its preliminary opinion, the Company paid Bannon a $75,000 fee and reimbursed Bannon for out-of-pocket expenses totaling $5,090, which consisted of $3,599 in travel expenses, $715 in legal expenses and $776 in miscellaneous expenses.


     The Company and Bannon anticipated that the Company would engage Bannon to render a final opinion immediately prior to the mailing of this Proxy Statement to the Shareholders. When the Company contacted Bannon in March 1997 to discuss the terms under which Bannon would render the final opinion, the Company learned that Bannon had become affiliated with another entity. As a result of that affiliation and the lapse of time, Bannon indicated that it would be unable to render the final opinion within the price range that the Company and Bannon had discussed when Bannon was originally engaged in March 1995. Consequently, the Company decided to engage Stonebridge.

        Opinion of Stonebridge



        Stonebridge is a private investment bank that specializes in providing a broad range of corporate finance services to middle market and emerging growth companies. Its primary areas of focus include mergers and acquisitions, divestitures and private placements of debt and equity securities, as well as related corporate advisory services such as fairness opinions, valuations and restructurings and recapitalizations. Stonebridge, as part of these investment banking services, is regularly engaged in the valuation of businesses and their securities. Stonebridge is based in Boston, Massachusetts.



        The Board and Mr. Kidde retained Stonebridge primarily based on Stonebridge's qualifications and experience for the limited purpose of rendering an opinion, as investment bankers to the Board and Mr. Kidde, as to the fairness, from a financial point of view, of the Merger Payment to the Non-Continuing Shareholders. Stonebridge was not retained to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and Stonebridge did not market the Company or solicit indications of interest or negotiate with any party with respect to the acquisition of any such shares in connection with the rendering of its opinion.



        Stonebridge rendered to the Board and Mr. Kidde on April 22, 1997 an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain assumptions, the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders. The full text of the written opinion of Stonebridge, dated April 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is included as Appendix B to this Proxy Statement and incorporated herein by reference. The Non-Continuing Shareholders are urged to read that opinion carefully in its entirety. The opinion is directed only to the fairness of the Merger Payment to the Non-Continuing Shareholders from a financial point of view and has been provided for the use of the Board in its evaluation of the Merger and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote at the Special Meeting. The summary of the opinion of Stonebridge set forth in this Proxy Statement is a description of the material aspects of the opinion and is qualified in its entirety by reference to the full text of such opinion.



        In rendering its opinion, Stonebridge took into account its assessment of general economic, market, financial and other conditions, as well as its experience in connection with similar transactions and securities evaluation, generally. The opinion was necessarily based upon conditions as they existed and could be evaluated as of the date of the opinion. Stonebridge was not engaged to solicit, and did not solicit, potential purchasers for the Company, and did not consider specific alternative transactions involving the Company. For the purposes of rendering its opinion, Stonebridge assumed that all conditions precedent to the consummation of the Merger would be satisfied and accordingly expressed no opinion as to the likelihood that the Merger would be consummated.



        In connection with rendering its opinion, Stonebridge reviewed and examined, among other items, the following: (i) a draft of the Merger Agreement dated April 14, 1997, (ii) a draft of the Company's Proxy Statement, dated April 18, 1997, to be furnished in connection with the solicitation of proxies to approve the Merger, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three-year period ended March 31, 1996, Quarterly Reports on Form 10-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements of the Company for each of the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other entertainment and theme restaurant companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions that Stonebridge believed to be relevant to its inquiry. During the course of its review, Stonebridge met and had discussions with the management of the Company concerning the Company's business, operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which Stonebridge believed to be relevant.



        In its review and examination and in arriving at its opinion, Stonebridge assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information that was available to it from public sources, or that was provided to it by the Company or its representatives. Stonebridge did not make, nor has it obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial forecasts, Stonebridge assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company and that such forecasts will be realized in the amounts and in the time periods currently estimated by the Company's management. The opinion is necessarily based upon general economic, market, financial and other conditions as they existed and could be evaluated as of the date of the opinion.



        In connection with its opinion, Stonebridge performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore such an opinion is not necessarily susceptible to summary description. Furthermore, in arriving at its opinion, Stonebridge did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stonebridge believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In performing its analyses, Stonebridge made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Any theoretical or implied values derived from these analyses are not necessarily indicative of actual fair market values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or purport to reflect the prices at which businesses may actually be sold.



        The following is a summary of the presentation Stonebridge made to the Board, including Mr. Kidde, on April 22, 1997. This summary does not purport to be a complete description of the analysis underlying Stonebridge's opinion or its presentation to the Board.



        Transaction Overview



        Stonebridge noted that the Merger Agreement contemplates that: (i) each share of Common Stock owned immediately prior to consummation of the Merger by the Non-Continuing Shareholders (5,154,308 shares in the aggregate) will be converted into the right to receive $0.50 per share in cash without interest (i.e., a Merger Payment), (ii) each stock option to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger that is held by a former director, officer or employee of the Company will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share, and (iii) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, upon payment of the exercise price for each such share. Stonebridge observed that the Merger Payment, when applied to all outstanding shares of Common Stock and all outstanding options and warrants with exercise prices below the price of the Merger Payment, implied a total equity value of the Company of $4,745,245.



        Stock Trading History



        Stonebridge reviewed the Company's historical and current stock price and trading volume as well as the historical and current stock price of certain publicly traded companies that Stonebridge considered comparable based on business activities and operating formats. The Company was compared with a peer group of publicly traded entertainment and theme restaurant companies consisting of Bowl America, Inc.; Dave & Buster's Inc.; Grand Havana; Laser Storm, Inc.; Michigan Brewery, Inc.; Planet Hollywood International, Inc.; Rock Bottom Restaurants, Inc.; and Western Country Clubs, Inc. While all of the companies used in this and other analyses may not be directly comparable to the Company due to their greater size and general market focus, Stonebridge noted that their similar operating formats and customer bases make them relevant for these analyses.



        Stonebridge examined the Company's historical weekly stock price and trading volume over the three years ended April 18, 1997 as well as over the 52 weeks ended April 18, 1997. The Company's highest stock price in that three-year time period was $0.81, which occurred in May 1994. The Merger Payment represents a 38.3% discount to the Company's stock price as of that date. Over the three-year time period, average weekly trading volume was 27,387 shares. During the 52 week period, the Company's highest stock price was $0.38, to which the Merger Payment represents a 31.6% premium. Over this time period, the average weekly trading volume was 24,840 shares.



        Stonebridge examined the trading volume history of the Company's stock over the 360, 180, 90, 60, and 30 day periods ended April 18, 1997. Stonebridge then compared each period's average stock price, weighted by the volume traded within that period, to the Merger Payment. This analysis showed that the Merger Payment represented 127%, 178%, 194%, 150%, and 138% premiums to the Company's 360, 180, 90, 60, and 30 day weighted average stock prices, respectively.



        Stonebridge also compared the Company's stock price history over the three years ended April 18, 1997 to the trading history of an index comprised of the comparable public companies discussed above, the trading history of the S&P 500 Index and the trading history of the S&P 600 SmallCap Index. Over the three-year period, the Company's stock price significantly underperformed all three indexes, reflecting the Company's operating and financial performance, as well as its small public float, limited trading activity and lack of investor following. Stonebridge further noted that the Company (i) was one of only two companies with a stock price below $1.00 among the peer comparable companies,
(ii) had the lowest public float market value of any company analyzed, (iii) had been notified of the NASDAQ SmallCap Market's intent to delist the Common Stock, (iv) had the second lowest average monthly trading volume of any company analyzed, (v) had less than 1.0% institutional ownership, and (vii) was not followed by any equity research analysts. Stonebridge offered its assessment that these factors had also influenced the Company's historical stock trading history and would most likely continue to affect the stock's price and trading performance.



        Comparable Public Company Analysis



        Stonebridge reviewed and compared selected historical and current operating and financial data of the Company to comparable data of the peer group of comparable companies listed above. The compared historical and current financial data included total capitalization, market equity capitalization, EBITDA, EBIT, net income, book value, revenue growth, gross margin, EBITDA margin, EBIT margin and net margins.



        Over the last three full fiscal years for each company, the Company's calculated annual revenue growth rate of 53% was lower than six of the eight peer companies, but higher than the peer group's mean of 47.5%. The Company's gross margin, while higher than all but one peer company, declined from 79.19% in 1994 to 77.2% in 1996. The Company's EBITDA margin was negative in 1994 and 1995, and lower than the peer group's mean EBITDA margin of 4.4% and 5.3%, respectively. In 1996, the Company's EBITDA margin of 3.8% was lower than all but one of the peer companies, and lower than the peer group's mean of 12.1%. The Company's EBIT margin was also negative in 1994 and 1995. In 1996, the Company had an EBIT margin of (1.7%), which was lower than six companies in the peer group, and lower than the group's mean of 3.4%. Over the last three years the Company has reported annual net losses. In 1996, the Company's net margin of (3.3%) was lower than five of the peer companies and lower than the mean of 3.4%. Stonebridge observed that, in general, the Company's operating and financial performance compared unfavorably to the mean operating and financial performances of the peer group.



        Stonebridge calculated that the mean and median total capitalization values as multiples of the EBITDA for the twelve months ended December 31, 1996 for the peer group of companies were between 7.6 and 8.8 times. Applying those multiples to the Company's latest twelve months EBITDA, after removing extraordinary expenses related to a write-down of assets of the Long Beach Club and legal fees specifically related to the Merger, yielded an implied equity valuation of between $8.2 million and $9.8 million for the Company. Similarly, the mean and median multiples of EBIT for the peer group ranged from 15.1 to
17.4 times. Applying those multiples to the Company's adjusted latest twelve months EBIT yielded an implied equity valuation of between $5.4 million and $6.5 million for the Company. The mean and median multiples of book value for the peer group ranged from 0.9 to 1.0 times, implying an equity valuation range of the Company of $2.1 million to $2.4 million. Stonebridge observed that the range of these mean and median values of Company equity was $2.1 million to $9.8 million as derived from this "Comparable Public Company Analysis" resulting in an implied per share equity valuation range of $0.23 to $1.07. Because of the Company's current operating performance, which compared unfavorably to the mean operating performances of the peer companies, its historical lack of profitability and its leveraged capital structure, Stonebridge concluded that the appropriate benchmark of the Company's equity value would fall in the lower end of this range.



        Comparable Transaction Analysis



        Stonebridge examined and analyzed certain financial parameters of merger and acquisition transactions for the three-year period from May 1994 to April 1997 in the entertainment and restaurant industries. Of the 39 transactions examined, only ten companies reported revenue information, two companies provided EBITDA information, one company provided EBIT information and three companies provided book value information from which market multiples could be determined. Stonebridge then calculated the market capitalization value of these companies as multiples of EBITDA, EBIT and book value. The mean and median EBITDA multiple of the comparable transactions was 4.3 times, the EBIT multiple was 12.5 times and the mean to median book value multiple range was 2.0 to 2.5 times. Applying each of these multiples to the Company's appropriate financial measure for the latest twelve months, yielded an implied equity valuation range of $3.6 million to $5.8 million translating into a per share implied equity valuation range for the Company of $0.39 to $0.64. Stonebridge noted that this analysis incorporated only a limited number of transactions, some of which occurred over two years ago.



        Premiums Paid Analysis



        Stonebridge reviewed and analyzed information on the 39 selected completed acquisitions discussed in the immediately preceding paragraph to determine the relative premiums paid in these transactions over the target companies' stock price one day and 30 days prior to the announcement of the transaction. Stonebridge noted that, of these acquisitions, only three provided information relevant to its "Premiums Paid Analysis." Of those three transactions, the mean and median premiums paid relative to the stock price one day prior to the announcement was 51%. Stonebridge also noted that the mean and median premiums paid relative to the stock price 30 days prior to announcement in these acquisitions was 50%. Stonebridge also examined merger and acquisition transactions involving a larger sample of companies with market capitalizations under $10 million. Of the 32 transactions that occurred between January 1995 and March 1997, 26 provided information relevant to this analysis. Stonebridge calculated that the mean to median premiums paid over the target's stock price one day prior to the announcement date ranged from 14% to 0%. The mean to median premiums paid over the target's stock price 30 days prior to the announcement ranged from 38% to 14%.



        Stonebridge also examined the Company's stock price both one day and 30 days prior to the announcement of the proposed transaction. On March 14, 1997, one trading day prior to the announcement, the Company's stock price was $0.13. On February 13, 1997, 30 days prior to the announcement, the Company's stock price was also $0.13. The $0.50 per share Merger Payment represents a 284.6% premium over the Company's stock price on both March 14th and February 13th.



        Discounted Cash Flow Analysis



        Stonebridge performed several discounted cash flow analyses for the Company. These analyses were based upon the following: (i) an estimate of projected financial performance for the Company on a stand-alone basis, as developed using the Company's business plan and discussions with the Company's management, (ii) an estimate of projected financial performance of the Company assuming the Long Beach Club is sold at the end of fiscal 1998, (iii) an estimate of projected financial performance assuming a more aggressive revenue growth scenario, and (iv) an estimate of projected financial performance assuming a more aggressive revenue growth scenario and the sale of the Long Beach Club at the end of fiscal 1998. All four of these analyses were performed on a "stand-alone" basis assuming that the Merger would not occur. Because of the high cost and uncertainty associated with external financing, Company management assumed in its projections that no additional clubs would be opened during the five-year period incorporated in the projections.

        Base Case Scenario. Stonebridge analyzed the valuation of the Company based upon an unlevered discounted cash flow analysis of the projected five-year financial performance of the Company as presented in its business plan prepared by management (the "Base Case"). This performance assumed a 3.5% increase in revenues for fiscal 1998, and a 2.5% increase in revenues thereafter. Stonebridge discounted to present value the projected stream of after-tax cash flows as reflected in the Base Case and the terminal value (defined as the estimated future sale value) of the Company using discount rates ranging from 31% to 35%, which were chosen to reflect different assumptions, including the risk assumptions applied by Stonebridge to the financial forecasts as incorporated in the Company's estimated weighted average cost of capital. The terminal value was based on multiples of 5.0 to 7.0 times projected 2003 EBITDA. These multiples were based on Stonebridge's observations included in its "Comparable Public Company Analysis" above. This analysis indicated an implied equity valuation range for the Company of $1.3 million to $2.1 million, or $0.14 to $0.23 per share.



        Base Case Scenario (assuming that the Long Beach Club is sold). Stonebridge analyzed the valuation of the Company based upon the assumption that the Long Beach Club is sold as of the end of fiscal 1998. Incorporating the same discount rates and terminal value multiples as in the "Base Case Scenario," this analysis indicated an implied equity valuation range for the Company of $1.5 million to $2.4 million, or $0.17 to $0.26 per share.



        Additional Scenarios. Incorporating the revenue growth of better performing companies in the entertainment and restaurant industries, Stonebridge analyzed each scenario described above using a 5.0% revenue growth assumption beginning in 1998. This analysis indicated an implied equity valuation range for the Company of $2.4 million to $3.7 million ($0.27 to $0.40 per share) assuming the Long Beach Club is not sold, and $2.7 million to $4.1 million ($0.30 to $0.44 per share) assuming the Long Beach Club is sold as of the end of fiscal 1998.



        In each discounted cash flow analysis, Stonebridge noted that the Company may not be capable of generating sufficient cash flow to meet scheduled debt repayment obligations as well as meet the working capital requirements of operating its existing clubs.



        For Stonebridge's services in rendering its opinion, the Company agreed to pay Stonebridge $80,000, of which $25,000 was paid upon commencement of the preparation of the opinion and $55,000 was payable upon the conclusion of the transaction. The Company agreed to reimburse Stonebridge for its out-of-pocket expenses and to indemnify Stonebridge against certain liabilities arising out of Stonebridge's engagement.

     Board of Directors Determination of Fairness of the Merger

     The Board unanimously approved the Merger. Two of the four directors are not employed by the Company. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered a number of factors, including, but not limited to, the following. Each of these factors supported this conclusion.


     (1) The preliminary fairness opinion of Bannon. In considering such opinion, the Board also took note of Bannon's reputation, qualifications and experience in the entertainment industry. The Board, in reaching its conclusion, considered the fact that Bannon (which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Board) concluded that the Merger Payment was fair to the Non-Continuing Shareholders as of October 2, 1995, which supported the Board's view that the Merger is fair to the Shareholders.



     (2) The fairness opinion of Stonebridge. In considering such opinion, the Board also took note of Stonebridge's reputation, qualifications and experience. The Board, in reaching its conclusion, considered the fact that Stonebridge (which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Board) concluded that the Merger Payment was fair, from a financial point of view, to the Non-Continuing Shareholders as of April 22, 1997, which supported the Board's view that the Merger is fair to the Shareholders.



     (3) Certain of the factors considered by Stonebridge, as set forth in this paragraph. Like Stonebridge the Board considered the Company's financial condition and operating losses (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of certain comparable companies.

     (4) The performance by John L. Kidde, an independent director of the Company, of the functions of a special committee of the Board, including the negotiation of the terms of the Merger and related transactions and the engagement of Stonebridge.


     (5) The February 7, 1997 letter that the Company received from The NASDAQ SmallCap Market notifying the Company that the Company had failed to satisfy the continued listing requirement that its Common Stock maintain a closing inside bid price of at least $1.00 per share for ten consecutive trading days.


     (6) The Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1998 (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), as well as current industry, economic and market conditions. The financial projections provided to Stonebridge by the Company projected, for the Company's 1998 fiscal year, total revenues of approximately $12,486,300, excluding the Long Beach Club, which is an asset for sale, and an adjusted net gain before taxes of approximately $192,000. In preparing these projections, management projected a
3.4 percent increase in total revenues over the prior fiscal year based primarily on historical performance The Board believes that the current industry, economic and market conditions favor companies that are involved in businesses similar to that of the Company. Entertainment industry experts project that American consumers will spend over $250 billion in domestic restaurant and leisure time entertainment in 1997; American consumers spent $185 billion in such entertainment in 1992. In particular, billiards represented a $4 billion industry in 1995, with more than forty million Americans playing at least once a year and five million playing at least once a week, an increase of nearly 20 percent over the past five years. However, due to the Company's poor financial condition, particularly its current cash shortage, the Board determined that the Company would be unable to benefit from these conditions by developing additional billiard clubs without a substantial infusion of capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Absent a restructuring of the Company, the Board concluded that the Company would be unable to obtain the infusion of capital required.


     (7) The Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years. As of the date of this Proxy Statement, the Common Stock has not traded above $0.50 per share since March 16, 1995. During the past two years, no member of the Board, executive officer or other Shareholder owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date has purchased shares of Common Stock for a price in excess of $0.25 per share. The Board believes that the current market price of the Common Stock and purchase prices paid for shares of Common Stock by controlling persons of the Company support the fairness of the Merger and the Merger Payment.

     (8) The effect that the Merger may have on the liquidity of Holdings and the Surviving Company. After deducting the Merger Payments of approximately $2,577,154, an additional approximately $23,500 for payments to the Non-Continuing Warrant Holders and holders of Former Management Company Options, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $_________, Holdings will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." The Board believes that such an infusion of capital will enable Holdings to expand its business and improve its profitability, which in turn would be likely to make Holdings more attractive to potential investors. Consequently, the Board concluded that consummation of the Merger may have an indirect positive effect on the liquidity of Holdings and the Surviving Company, which supports the fairness of the Merger. Based on the foregoing, the Board determined that consummation of the Merger would not have an adverse effect on Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.


     (9) The desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Non-Continuing Shareholders. In particular, the Board considered the fact that since the Company began its upscale billiard club business in 1990, the Company has experienced a net operating loss in each year other than 1993 and the fact that the Company has never received a "firm offer" of this type. As discussed above under "Alternatives Considered," the Company did receive an unsolicited share exchange proposal from On Cue but was unable to initiate negotiations with On Cue. Further, the Board considered its belief that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. See "Alternatives Considered," above. In light of these facts, the Board determined that it was not advisable for the Company to incur any additional expense in order to retain Stonebridge or another advisor to solicit indications of interest from potential bidders, and the Board believes that this decision does not detract from the overall fairness of the Merger, including the Merger Payment and the process by which it was determined. For a discussion of the process by which the Merger Payment was determined, see "Payments to the Non-Continuing Shareholders," above.


     In reaching its conclusion that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to each Shareholder, including each Non-Continuing Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company, the Board considered the aforementioned factors most of which involve evaluations and judgments made by an unaffiliated third party. In view of the variety of factors considered, the Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion that the Merger is fair to the Shareholders. For the reasons discussed in the preceding listing of these factors, each of the individual factors supported the Board's conclusion.

     The Board believes that the Merger is fair even though the Merger has not been structured to require the approval of a majority of the Shareholders who are not controlling persons of the Company. The Board believes that a transaction structured to require the approval of a majority of the shareholders who are not controlling persons of a company is just one indicator of the fairness of the transaction and that the transaction must be considered as a whole to ascertain its fairness. The Board is of the view that the absence of such a procedural safeguard in the case of the Merger does not detract from the overall fairness of the Merger, which is supported by the nine factors discussed above. The absence of such a safeguard does not, however, individually support the fairness of the Merger.


     The Board did not seek an explanation of the analysis performed, other than as described under "Opinion of Stonebridge," above, or conclusion reached by Stonebridge because it had hired Stonebridge, which has substantial experience in these types of evaluations, to function as an independent advisor and did not wish to influence either the process followed by Stonebridge or its ultimate opinion. The Board accepted the opinion of Stonebridge without detailed evaluation of the conclusion contained therein not only because of the expertise and experience of Stonebridge in these types of evaluations but also because the conclusion of Stonebridge, which is an independent advisor not affiliated with any member of the Board, any officer or any affiliate of either, accorded with the analysis, evaluation and conclusion of the Board. The Board believes that it has satisfied its fiduciary obligation to the Non-Continuing Shareholders, including each Non-Continuing Shareholder who is not a controlling person of the Company, to obtain a fair price for their Common Stock. In order to fulfill this obligation, the Board not only reviewed the history of the Company's performance and lack of ability to obtain financing and attract investors as a public company, but also obtained an opinion from an independent third party as to the fairness of the Merger Payment.


     No firm offers, other than in conjunction with the Merger, of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the Company into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) the purchase of a number of shares of Common Stock that would enable the holder thereof to exercise control of the Company. In addition, the Board did not solicit any such offers. The Board did not consider the unsolicited share exchange proposal from On Cue a "firm offer" because the Company did not have an opportunity to evaluate the relative merits of the proposal or engage in negotiations with On Cue with respect to the proposal. Although the Company made several attempts to pursue the matter, On Cue took no affirmative steps after it made its initial contact with the Company to indicate that it was serious about engaging in a transaction with the Company. For a detailed discussion of the On Cue proposal, see "Background of the Merger -- Alternatives Considered," above.

     Certain Effects of the Merger

     If the Merger is consummated, the Non-Continuing Shareholders will no longer have an equity interest in the Company. Instead, each Non-Continuing Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Non-Continuing Shareholders will no longer be subject to the inherent risks of investing in a company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Surviving Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Financial Condition."

     The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the holders of Holdings Management Options and Holdings Performance Options, which include Mr. Foster and Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, will have an opportunity to share in the future results of operations of Holdings, which will wholly own the Surviving Company, and to take advantage of any increase in the value of Holdings' assets if the Merger is consummated, but will be subject to the inherent risks of investing in a company with a history of poor performance. There can be no assurance that the value of these assets will increase or as to whether there will be any future distributions by Holdings. The Company has never declared a cash dividend. See "Market Information." Mr. Foster is the only Continuing Shareholder who is a member of the Board and/or an executive officer of the Company.


     The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under
Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from The NASDAQ SmallCap Market, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to The NASDAQ SmallCap Market listing.

     If the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Current Effects of Borrowings and Equity Financing," above. However, it is a condition to Holdings' and Sub's obligation to effect the Merger that the Company refinance its existing debt. See "Proposal to Approve the Merger -- Conditions to the Merger."

     Material Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences associated with the Corporate Formation and the Merger, based upon the advice of Shaw, Pittman, Potts & Trowbridge, as federal income tax counsel to the Company. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Proxy Statement (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all Shareholders in light of their particular investment circumstances (such as their source and level of income, the nature of their investment portfolio and the nature and amount of tax deductions, credits and other expenses unrelated to the Company). Nor does this discussion purport to deal with all categories of Shareholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). Furthermore, this discussion of the federal income tax consequences of the Corporate Formation and the Merger is intended to provide only a general summary and does not address tax consequences which may vary with, or are contingent on, individual circumstances. For example, the proposed Corporate Formation and/or the Merger may affect the tax liability of each Shareholder differently, depending on such factors as whether the Shareholder is an individual, corporation, or other entity.

     No ruling on the federal income tax consequences of the Corporate Formation or the Merger has been or will be requested from the Internal Revenue Service or from any other tax authority. In addition, this discussion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to those expressed in this discussion will not be asserted and sustained. Moreover, this discussion does not address any foreign, state or local income or other tax consequences of the Corporate Formation or the Merger.

     ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR REGARDING ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER OF THE CORPORATE FORMATION AND THE MERGER, INCLUDING THE FEDERAL, FOREIGN, STATE, AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE CORPORATE FORMATION AND THE MERGER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     Federal Income Tax Consequences for Continuing Shareholders Resulting from the Corporate Formation. The Corporate Formation will, in part, consist of an exchange by the Continuing Shareholders of their Common Stock for Holdings common stock and Holdings Performance Options. Generally, in corporate formations the contribution of property to a newly formed company in exchange for solely stock in the new company is a tax-free transaction for the contributor of property. However, when the contribution of property in a corporate formation is in exchange for not only stock but also for "other property," gain, but not loss, may be recognized on the exchange. In the Corporate Formation, the Continuing

Shareholders' receipt of the Holdings common stock generally will not be subject to federal income tax. However, any Holdings Performance Options received by the Continuing Shareholders in exchange for their Common Stock generally will be considered "other property" that will potentially result in tax liability for Continuing Shareholders who realize gain in the Corporate Formation. The gain realized in the Corporate Formation will be measured by the difference between (i) the Continuing Shareholder's adjusted tax basis in the Common Stock and (ii) the fair market value of the Holdings common stock and Holdings Performance Options received by the Continuing Shareholder. The gain recognized, i.e. subject to tax, will be limited, however, to the fair market value of the Holdings Performance Options received by the Continuing Shareholder. Therefore, a Continuing Shareholder will be taxed on the lesser of
(i) the gain realized in the exchange of Common Stock for Holdings common stock and Holdings Performance Options and (ii) the fair market value of the Holdings Performance Options received.

     If the Common Stock exchanged by a Continuing Shareholder pursuant to the Corporate Formation is a capital asset, the gain recognized by such Continuing Shareholder will be treated as a capital gain. Otherwise, the gain recognized by such Continuing Shareholder will be treated as ordinary income. Capital gain recognized by a Continuing Shareholder who has held shares of Common Stock for more than one year at the time of the Corporate Formation will generally be treated as long-term capital gain. Capital gain recognized by a Continuing Shareholder who has held shares of Common Stock for one year or less at the time of the Corporate Formation will generally be treated as short-term capital gain. The Continuing Shareholder's basis in the Holdings common stock will be the Continuing Shareholder's basis in the Common Stock decreased by the fair market value of the Holdings Performance Options received and increased by the amount of gain recognized (if any). The Continuing Shareholder's basis in the Holdings Performance Options received in the exchange will be their fair market value.

     Certain Continuing Shareholders may also receive Holdings Performance Options in the Corporate Formation in addition to those issued in exchange for Common Stock. To the extent the Holdings Performance Options are received pursuant to a plan similar to the Stock Option Plans, the holders of these options should not recognize taxable income as a result of their issuance. Income will instead be recognized as ordinary income at the time such options are exercised in an amount equal to any excess in the value of the Holdings common stock received at the time of exercise over the exercise price paid. However, to the extent the options are not received pursuant to a plan similar to the Stock Option Plans, holders of these options will recognize gain on the issuance of the options to the extent of the option's value, if any.

     Federal Income Tax Consequences for Non-Continuing Shareholders Resulting from the Merger. As a result of the Merger, Non-Continuing Shareholders will receive a cash payment in exchange for all of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Non-Continuing Shareholder and (ii) such

Non-Continuing Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. If the Common Stock surrendered in the Merger by an Non-Continuing Shareholder is a capital asset, the gain or loss recognized by such Non-Continuing Shareholder will be treated as a capital gain or loss. Otherwise, the gain or loss recognized by such Non-Continuing Shareholder will be treated as ordinary income or loss. Capital gain (or loss) recognized by an Non-Continuing Shareholder who has held shares of Common Stock for more than one year at the time of the Merger will generally be treated as long-term capital gain (or loss). Capital gain (or loss) recognized by an Non-Continuing Shareholder who has held shares of Common Stock for one year or less at the time of the Merger will generally be treated as short-term capital gain (or loss).

     Individual Non-Continuing Shareholders will be subject to federal income tax on any capital gains recognized as a result of the Merger at a maximum rate of 28 percent and generally will only be able to offset capital gains with capital losses. In addition, an individual's capital losses in excess of capital gains for a taxable year may be used to offset up to $3,000 of ordinary income, on an annual basis ($1,500 in the case of a married individual filing a separate return). However, unused capital losses of individual Shareholders may be carried forward indefinitely to subsequent tax years to offset future capital gains and up to $3,000 of ordinary income, on an annual basis, to the extent that the carried forward capital loss exceeds the future capital gain. Individual Shareholders will be subject to federal income tax on any ordinary income recognized as a result of the Merger at a maximum rate of 39.6 percent.

     Corporate Non-Continuing Shareholders will be subject to federal income tax on any ordinary income or capital gains recognized as a result of the Merger at a maximum rate of 35 percent (39 percent for certain corporations in order to effect the phase-out of the benefits of the graduated rates applied to income below $75,000) and generally will be able to use any capital losses only to offset capital gains. However, unused capital losses of corporate Shareholders may be (i) carried back to each of the three taxable years preceding the taxable year in which the loss is recognized and (ii) carried forward to each of the five taxable years following the taxable year in which the loss is recognized.

     Federal Income Tax Consequences for Holders of Warrants to Purchase Common Stock. If the Merger is approved, each warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be exchanged, if held by a Continuing Warrant Holder, for a warrant to purchase the same number of shares of common stock of Holdings on the same terms and conditions or, if held by a Non-Continuing Warrant Holder, will be converted into the right to receive, upon the exercise of such warrant, cash equal to the Merger Payment for each of the shares of Common Stock for which such warrant may be exercised less the exercise price for each such share.

     The exchange of the Continuing Warrant Holders' warrants to purchase Common Stock for warrants to purchase Holdings' common stock will be a taxable exchange. Each Continuing Warrant Holder will recognize gain or loss equal to the difference, if any, between (i) the value of the Holdings' common stock warrant received by the Continuing Warrant Holder in the exchange and (ii) the Continuing Warrant Holder's adjusted tax basis immediately prior to the exchange in the Common Stock warrant surrendered in the exchange.

     The conversion of the Non-Continuing Warrant Holders' warrants to purchase Common Stock into the right to receive cash will also be treated as a taxable exchange. Each Non-Continuing Warrant Holder will recognize gain or loss equal to the difference, if any, between (i) the cash payment that the Non-Continuing Warrant Holder has the right to receive because of the conversion and (ii) the Non-Continuing Warrant Holder's adjusted tax basis in the Common Stock warrant surrendered in the conversion immediately prior to the conversion.

     Any gain (or loss) recognized by a Continuing Warrant Holder or a Non-Continuing Warrant Holder on the exchange or conversion of a Common Stock warrant will be treated as ordinary income (or loss) if the Common Stock warrant is not a capital asset in the hands of the warrant holder at the time of the exchange or conversion. Otherwise, if the exchanged or converted Common Stock warrant had been held by the warrant holder for more than one year prior to the exchange or conversion, then the gain (or loss) recognized by the warrant holder in the exchange or conversion will be treated as long-term capital gain (or loss). If the Common Stock warrant had been held for one year or less by the warrant holder prior to the exchange or conversion, then the gain (or loss) recognized by the warrant holder will be treated as short-term capital gain (or loss).

     Federal Income Tax Consequences for Holders of Options to Purchase Common Stock. If the Merger is approved and completed, each Current Management Company Option will be converted into the right to receive a Holdings Management Option. This conversion will not affect the exercise price, expiration date, vesting provisions or any other provisions of a Current Management Company Option. The holders of Current Management Company Options should not recognize any taxable income as a result of this conversion.

     If the Merger is approved and completed, each Former Management Company Option to purchase shares of Company Stock will be converted into the right to receive a Merger Payment for each share of Common Stock as to which such option is exercisable, less the exercise price for each such share. This conversion will be treated as a taxable exchange, and the Former Management Company Option holder will recognize gain equal to the cash payment that the Former Management Company Option holder has the right to receive. That is, the Former Management Company Option holder will recognize gain for each share of Common Stock as to which the Former Management Company Option was exercisable equal to the Merger Payment less the exercise price of the option.

     Purposes and Reasons for the Merger

     The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Non-Continuing Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth under "Special Factors -- Background of the Merger -- Current Effects of Borrowings and Equity Financing." In addition, the Board believes that operating the Company as a private company that does not include the Non-Continuing Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to communicate with the approximately 3,400 Shareholders (approximately $28,500 per year); those required to make the necessary filings with, and otherwise comply with the regulations of, the Commission and The NASDAQ SmallCap Market, including legal fees and expenses (approximately $75,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $109,500. The majority of this savings would result from reductions in audit and legal fees associated with the Company's compliance with federal securities laws and regulations. The Company would also incur significantly lower expenses relating to printing, mailing and postage charges. In addition, the Company would not in the future incur certain other charges due to its status as a public corporation.

     Conflicts of Interest

     Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company who is a Continuing Shareholder. Mr. Foster, as an executive officer and director of the Company and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because, upon consummation of the Corporate Formation, he will be a shareholder in Holdings, which will wholly own the Surviving Company, and he will own Holdings Management Options and Holdings Performance Options. In addition, Mr. Foster and each of the other Continuing Shareholders entered into the Voting Agreement whereby they each agreed to vote the shares of Common Stock owned by them in favor of the Proposal.

     Daniel M. Smith, President, Chief Operating Officer and a Director of the Company, is also a participant on both sides of the proposed Merger because, upon consummation of the Merger and related transactions, he will own Holdings Management Options and Holdings Performance Options.

     Further, it is a condition to consummation of the Merger that the Continuing Shareholders enter into the Stockholders Agreement. In addition, it is a condition to consummation of the Merger that (i) Mr. Foster, Mr. Smith and Stephen Weis, Vice President of Operations of the Company, each enter into an "Employment/Noncompetition agreement with the Surviving Company (collectively, the "Employment/Noncompetition Agreements"), (ii) Holdings lend Mr. Foster and designees $375,000 for the purchase of shares of common stock of Holdings (the "Foster Loan"), and (iii) Holdings lend Kevin Troy, a Shareholder and advisor to the Company, $50,000 (exclusive of any amounts lent to Mr. Troy under the Foster Loan) for the purchase of shares of common stock of Holdings. Except as described in this Proxy Statement, there will be no other relationships that will continue between the

Company and Holdings and any persons who are officers, directors or Shareholders of the Company.

     Mr. Foster's and Mr. Smith's continuing interest in the Company presents each of them with a conflict of interest in voting for the Proposal or recommending that the Non-Continuing Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, may have an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Non-Continuing Shareholders. See "Special -- Certain Effects of the Merger." There are seven Continuing Shareholders.

     As of the Record Date, Mr. Foster held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,327,250 shares of Common Stock (approximately
14.5 percent of the total shares of Common Stock outstanding), and Mr. Rubin, a personal friend and business associate of Mr. Foster, held a total of 1,240,765 shares of Common Stock (approximately 13.6 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Foster, as a Continuing Shareholder, will own a total of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement), and Mr. Rubin, as a Continuing Shareholder, will own a total of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement). See "Proposal to Approve the Merger -- Certain Effects of the Merger." In addition, Mr. Foster will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of _______ shares of common stock of Holdings, and Mr. Rubin will own Holdings Management Options and Holdings Performance Options, which he will receive in his capacity as a Continuing Shareholder and as an Other Option Holder, to purchase an aggregate of _______ shares of common stock of Holdings.

     As of the Record Date, Mr. Smith did not own any shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." If the Corporate Formation and the Merger are consummated, immediately thereafter, Mr. Smith will own Holdings Management Options and Holdings Performance Options to purchase an aggregate of _______ shares of common stock of Holdings.

     As of the Record Date, the seven Continuing Shareholders held an aggregate of 3,983,490 shares of Common Stock (approximately 43.6 percent of the total shares of Common Stock outstanding). If the Corporate Formation and the Merger are consummated, immediately thereafter, the Continuing Shareholders will own an aggregate of __________ shares of common stock of Holdings (approximately ____ percent of the total shares of common stock of Holdings outstanding at the Effective Time, assuming full conversion of the preferred stock of Holdings issued in the Private Placement).

     Consummation of the Merger may have a positive effect on the liquidity of Holdings and the Surviving Company. The Merger will not be consummated unless the Corporate Formation and the Private Placement are consummated. After deducting the Merger Payments of approximately $2,577,154, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, Holdings will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable Holdings to expand its business and improve its profitability, which in turn would likely make Holdings more attractive to potential investors.


     Effect if the Merger is Not Approved

     The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, neither the Corporate Formation nor the Private Placement will be consummated. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.

                         PROPOSAL TO APPROVE THE MERGER

     General

     Because the Proposal will terminate the interests of the Non-Continuing Shareholders in the Company while enabling the Continuing Shareholders and the Childs Group to obtain ownership of all of the equity interest in Holdings, which will wholly own the Surviving Company, Shareholders will have one vote per share of Common Stock with respect to the Proposal. The description of the Agreement and Plan of Merger (the "Merger Agreement") included in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A.

     Certain Effects of the Merger

     The Merger Agreement provides that, subject to its terms and conditions:

     (i) Sub will be merged with and into the Company when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida (the "Effective Time"), and each share of Common Stock held by Non-Continuing
Shareholders (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest;

     (ii) the Other Common Stock will be canceled;

     (iii) each share of common stock of Sub owned by Holdings will be converted into the right to receive one share of Series A Common Stock, par value $.001 per share, of the Surviving Company and one share of Series B Common Stock, par value $.001 per share, of the Surviving Company;

     (iv) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Continuing Warrant Holder will be exchanged for a warrant to purchase the same number of shares of common stock of Holdings on substantially the same terms and conditions;

     (v) each warrant to purchase a share or shares of Common Stock held immediately prior to consummation of the Merger by a Non-Continuing Warrant Holder will be converted into the right to receive, upon the exercise of such warrant, a Merger Payment for each share of Common Stock as to which the warrant is exercised, less the exercise price for each such share;

     (vi) each Former Management Company Option outstanding immediately prior to consummation of the Merger will be converted into the right to receive a Merger Payment for each share of Common Stock as to which the option is exercisable, less the exercise price for each such share;

     (vii) each Current Management Company Option outstanding immediately prior to consummation of the Merger will be exchanged for an option to receive a Holdings Management Option;

     (viii) the Company will be the Surviving Company in the Merger, and Sub will cease to exist as a result of the Merger;

     (ix) the articles of incorporation and by-laws of Sub will be the articles of incorporation and by-laws of the Surviving Company; (x) the name of the Company shall be the name of the Surviving Company; and

     (xi) Immediately after consummation of the Corporate Formation and the Private Placement and the Effective Time, the Non-Continuing Shareholders will possess no interest in, or rights as Shareholders of, the Company or Holdings, Holdings will be owned by the Continuing Shareholders and the Childs Group, and the Surviving Company will be a wholly owned subsidiary of Holdings. The board of directors and officers of the Surviving Company will be determined by Holdings as the sole shareholder of the Surviving Company.

     Effective Time of the Merger

     The Merger Agreement provides that the Merger will become effective upon the filing and recordation of Articles of Merger with the Secretary of State of the State of Florida (i.e., the Effective Time). The Company intends to make such filing promptly after the satisfaction or written waiver, where permissible, of the conditions contained in the Merger Agreement.

     Amounts Paid in the Merger

     The Merger Payments will be funded by the Company from funds obtained through the Private Placement. See "Financing of the Merger."

     Payment for Common Stock in the Merger

     In order to receive the Merger Payment, each Non-Continuing Shareholder will be required to (i) submit a duly executed letter of transmittal (a "Letter of Transmittal") in the form to be sent to each such Shareholder as promptly as practicable after the Effective Time to a bank or trust company mutually acceptable to the Company and Holdings (the "Exchange Agent") and (ii) surrender their Common Stock certificates to the Exchange Agent.

     Upon receipt of a duly executed Letter of Transmittal and Common Stock certificates, the Exchange Agent will promptly issue a check to the person or persons entitled thereto in an amount equal to $0.50 for each share of Other Common Stock owned by such person or persons. No interest will be paid or accrued on amounts payable.

     Instructions with respect to the submission of a Letter of Transmittal to be used for this purpose will be mailed to Non-Continuing Shareholders as promptly as practicable after the Effective Time. It is also expected that Letters of Transmittal will be available at the office of the Exchange Agent. NON-CONTINUING SHAREHOLDERS SHOULD NOT SEND ANY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR AT ANY TIME PRIOR TO RECEIPT OF A LETTER OF TRANSMITTAL.

     The Merger Agreement provides that Holdings shall deposit in trust for the benefit of Non-Continuing Shareholders with the Exchange Agent the funds to which the holders of shares of Other Common Stock will be entitled in the Merger. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, Holdings will enter into an exchange agreement with the Exchange Agent, which shall govern the Exchange Agent's duties and responsibilities with respect to distribution of the Merger Payments and related matters (the "Exchange Agreement").

     Any amount remaining on deposit with the Exchange Agent upon expiration of the term of the Exchange Agreement will be released and paid by the Exchange Agent to Holdings, which will be liable for any payment to be made thereafter under the terms of the Merger Agreement, after which time persons entitled thereto may look, subject to applicable abandonment, escheat or similar laws, only to Holdings for any cash payments remaining to be paid to them pursuant to the Merger, without any interest thereon.

     Conditions to the Merger

     The respective obligations of the Company, Holdings and Sub to consummate the Merger are subject to the fulfillment or written waiver of the following conditions at or prior to the Effective Time: (i) the approval of the Proposal by Shareholders owning a majority of the outstanding Common Stock; (ii) the filing, occurrence or acquisition of all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any governmental entity; (iii) the absence of any order, ruling or injunction of any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger or limiting or restricting the Company's or Holdings' conduct or the operation of the business of the Company or Holdings after the Merger; (iv) the absence of any statute, rule or regulation that makes consummation of the Merger illegal; (v) the execution and delivery of the Exchange Agreement; (vi) the execution and delivery of the Employment/Noncompetition Agreements; (vii) the execution and delivery of a management agreement among the Company, Holdings and Childs whereby Childs would provide consulting and management advisory services to the Surviving Company and Holdings and their subsidiaries (the "Management Agreement"); (viii) the execution and delivery of the Stockholders Agreement; (ix) the execution and delivery of a license agreement by the Company and Jillian's Billiard Club Inc. ("Jillian's Boston") whereby the Company would grant Jillian's Boston a license to use the Jillian's name and all other trade names, trademarks and service marks of the Company (the "License Agreement"); (x) the execution and delivery of an option agreement by the Company and the owners of Jillian's Boston whereby the owners of Jillian's Boston would grant the Surviving Company an option to acquire Jillian's Boston (the "Option Agreement"); (xi) the execution and delivery of debt instruments by each of Steven L. Foster and designees, Kevin Troy and Island under which Holdings will lend funds to Messrs. Foster and designees and Troy and Island for the purchase of shares of common stock of Holdings; (xii) consummation of the Private Placement; and (xiii) consummation of the Corporate Formation. In addition, Holdings' and Sub's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed all its obligations contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of the Company being true and correct in all material respects at the Effective Time;
(iii) the Company's delivery to Holdings of a legal opinion covering certain matters with respect to the Merger; (iv) the Company's refinancing of its existing debt; (v) the cancellation of all registration rights with respect to securities of the Company; and (vi) the Company's certification to Holdings and Sub that the shares of Common Stock being transferred in the Merger are not U.S. real property interests within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and applicable treasury regulations. Furthermore, the Company's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) Holdings' and Sub's having performed all obligations contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of Holdings and Sub being true and correct in all material respects at the

Effective Time; and (iii) Childs' delivery to the Company of a legal opinion covering certain matters with respect to the Merger.


     Waiver and Amendment

     Any provision of the Merger Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof and the Merger Agreement may be amended in writing at any time before or after approval of the Merger by the Shareholders, but after any such approval no amendment may be made which by law requires further approval by the Shareholders without the approval of the Shareholders.

     Fees and Expenses

     The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that if the Merger is consummated, (i) the Company will pay all of Childs fees and expenses and (ii) the Company will pay Childs a one-time transaction fee of $200,000. In addition, pursuant to the Merger Agreement, the Company is obligated to pay Childs a termination fee of $500,000 if the Merger Agreement is terminated under certain circumstances, including, but not limited to, the failure of the Shareholders to approve the Merger and the withdrawal of the Board of Directors of its recommendation that Shareholders vote in favor of the Merger.

     Rights of Dissenting Shareholders

     Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

     Vote Required and Recommendation of the Board of Directors

     The Merger will be approved if and only if it receives the favorable vote of the majority of all Common Stock outstanding on the Record Date. As of the Record Date, members of the Board and executive officers of the Company owned 1,327,250 shares of Common Stock (approximately 14.5 percent of the total shares of Common Stock outstanding). Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only member of the Board and/or executive officer of the Company that is a Continuing Shareholder. Such Shareholder held a total of 1,310,000 shares of Common Stock (approximately 14.3 percent of the total shares of Common Stock outstanding) as of the Record Date. In addition, such Shareholder, along with the other Continuing Shareholders, entered into the Voting Agreement under which he agreed, among other matters, to vote all of the shares of Common Stock held by him in favor of the Proposal.

     The board of directors of Holdings has approved the Merger, the execution and delivery of the Merger Agreement by Holdings and consummation of the Merger. The board of directors and shareholder of Sub have approved the Merger, the execution and delivery of the Merger Agreement by Sub and consummation of the Merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

                               REGULATORY MATTERS

     No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida in order to effect the Merger.

                            FINANCING OF THE MERGER

     The Company has determined that approximately $2,577,154 in cash will be required in order to make the Merger Payments to the Non-Continuing Shareholders and that approximately $23,500 in cash will be required in order to make payments to Non-Continuing Warrant Holders and holders of Former Management Company Options. For a discussion of the Company's estimate of the total cost of the Merger, see "Fees and Expenses." The Company intends to use funds obtained through the Private Placement with the Childs Group to make the Merger Payments, and to provide the Surviving Company with funds for working capital and for the development of additional billiard clubs. The Childs Group has no obligation to consummate the Private Placement if the Proposal is not approved by the Shareholders. See "Material Terms of the Purchase Agreement." If the Proposal is not approved by the Shareholders, the Company, at that time, will assess whether it will seek to structure another transaction or continue to retain the Placement Agent to raise funds for the Company. The respective obligations of the Company, Holdings and Sub to consummate the Merger are contingent upon, among other things, consummation of the Corporate Formation and the Private Placement. See "Proposal to Approve the Merger -- Conditions to the Merger." In the event that the Company does not consummate the Merger, it will continue to conduct its operations as a public company.

     By written agreement dated May 23, 1996, the Company granted the Placement Agent an exclusive right to present a merger proposal by ____________, 199_ acceptable to the Company designed to raise $6,000,000 to $12,000,000 in gross proceeds through the private placement of equity and/or subordinated debt securities to a limited number of accredited investors. As of the date of this Proxy Statement, the Placement Agent and its controlling persons do not beneficially own any equity securities of the Company. Neither the Placement Agent nor its controlling persons is affiliated with, or has ever had any relationship with, the Company or any of its controlling persons.

     In February, 1996, Childs was introduced to the Company. On March 13, 1997, the Company and Childs entered into a non-binding letter of intent whereby the parties proposed, among other things, the Corporate Formation, the Merger and the Private Placement. The Purchase Agreement was executed on ____________, 1997, in which the parties agreed to consummate, among other things, the Corporate Formation, and the Private Placement if, among other things, the Proposal is approved by the Shareholders. For a detailed description of the material terms of the Purchase Agreement, see "Material Terms of the Purchase Agreement," below.

                    MATERIAL TERMS OF THE PURCHASE AGREEMENT

     Pursuant to the terms of the Purchase Agreement, if the Merger is approved by the Shareholders, immediately prior to the consummation of the Merger, the Corporate Formation will be consummated and the Childs Group will purchase the Preferred Stock (as defined below) in the Private Placement.

     In the Private Placement, the Childs Group would purchase 12,872,774 shares of convertible preferred stock of Holdings, par value $.001 per share (the "Preferred Stock"), for $12,000,000. Each share of Preferred Stock would be convertible at any time, at the option of the holder, into one share of common stock of Holdings, at a price of $0.9322 per share, subject to certain customary anti-dilution adjustments under certain circumstances. Holders of the Preferred Stock would be entitled to cause Holdings to redeem their shares at a price of $0.9322 per share if Holdings sold shares of its common stock or the common stock of any of its subsidiaries in a public offering or upon a change in the control of Holdings (the "Put Right"). Dividends on the Preferred Stock would be payable in shares of Preferred Stock at a rate of twelve percent per annum on a cumulative basis at the time of redemption, whether by exercise of the Put Right or otherwise. Dividends not payable on an anniversary date would be payable pro rata for the period elapsed subsequent to the immediately prior anniversary date. Holders of the Preferred Stock would be entitled to voting rights identical to the voting rights of holders of shares of common stock of Holdings, on an "as if converted" basis, and would have special voting rights as a class requiring approval of the holders of a majority of the shares of Preferred Stock outstanding for (i) the creation of any security senior to or pari passu with the Preferred Stock, (ii) any amendment to Holdings' charter adversely affecting the rights of the holders of the Preferred Stock or (iii) certain material transactions, including any transaction involving a change in control of Holdings. The Preferred Stock would be entitled to a liquidation preference over the common stock of Holdings, or any other class or series of stock of Holdings ranking junior to the Preferred Stock, in an amount equal to the original purchase price of the Preferred Stock plus accrued but unpaid dividends. In addition, holders of shares of Preferred Stock would be granted certain demand and piggyback registration rights.

     If the Preferred Stock is placed on the terms described above, the Continuing Shareholders would realize an immediate increase in the net tangible book value of the shares of common stock of Holdings owned by them, while purchasers of the Preferred Stock would experience an immediate dilution (reduction) in the net tangible book value of their shares of Preferred Stock because the price per share of the Preferred Stock would exceed the net tangible book value per share of the common stock of Holdings immediately subsequent to placement of the Preferred Stock. Net tangible book value per share is (i) the difference between the total tangible assets and total liabilities of Holdings divided by (ii) the number of shares of common stock of Holdings and the number of shares of Preferred Stock that are expected to be outstanding immediately subsequent to placement of the Preferred Stock. The following table illustrates the increase in the net tangible book value of the shares of common stock of Holdings that the Continuing Shareholders would realize if the Preferred Stock were placed.

                   Private Placement price per share of Preferred Stock                                    $0.93


                   Net tangible book value per share of Common Stock at
                   December 31, 1996                                                    $0.17

                   Increase in net tangible book value per share of
                   Common Stock after Holdings' Private Placement, Purchase
                   and Merger transactions, assuming the conversion of
                   Preferred Stock into Holdings common stock at
                   December 31, 1996                                                    $0.31
                                                                                        -----

                   Pro forma net tangible book value of
                   Holdings' common stock at December  31,
                   1996                                                                 $0.48
                                                                                        =====

                   Dilution of net tangible book value per
                   share of Holdings' common stock, assuming the
                   conversion of Perferred Stock into Holdings
                   common stock at December 31, 1996                                                       $0.45



     In consideration of the Placement Agent's undertaking, the Company expects to pay, upon the successful raising of at least $6,000,000 in gross proceeds from the Private Placement, an amount equal to five percent of such gross proceeds. In addition, Holdings will lend to Island and its officers, concurrently with the consummation of the Private Placement, up to $200,000 in the aggregate, which will be used to purchase up to 400,000 shares of common stock of Holdings for a price of $0.50 per share. The Company has also agreed to accept Island's promissory note as payment for any shares acquired pursuant to such agreement.

     If the Private Placement is not consummated, each of the parties will bear its own expenses, including legal, accounting and other professional fees, incurred in connection therewith. If the Private Placement is consummated, the Company will pay all of Childs" expenses, including its legal, accounting, professional and out of pocket expenses, related to this investment. The Company estimates that its fees and expenses in connection with the placement of the Preferred Stock, most of which would be paid by the Company out of the proceeds of the sale of such Preferred Stock and some of which may be deferred, would total approximately $1,380,000, which consists of $600,000 in fees and expenses payable to the Placement Agent, a $200,000 one-time transaction fee payable to Childs, $400,000 in legal expenses and $180,000 in accounting, travel and miscellaneous expenses. In addition, the Company has incurred legal expenses of approximately $250,000 through December 31, 1996.

                     BUSINESS AND PROPERTIES OF THE COMPANY

     Description of Business

     General. From its organization in 1983 through March 16, 1989, the Company conducted business as a wholesale dealer engaged in the purchase and sale of fine gold and pure silver in the form of bullion and granules. The Company registered the Common Stock under the Exchange Act on July 15, 1985. The Company terminated its precious metals division with the sale of the assets used in the precious metals operation on March 16, 1989. The operations and all related gains and losses of the metals division have been treated as discontinued operations. From the date of the sale of its metals operation and until April 11, 1990 when the Company acquired an interest in a billiard club business (discussed below), the Company's primary business operation was conducted through its wholly owned subsidiary, Dixie Run Corporation ("Dixie Run"). Dixie Run and its wholly owned subsidiaries had been engaged in the business of identifying, purchasing and developing raw land suitable for subdivision and resale to builders and developers and construction of primarily luxury residential homes. On June 7, 1990, the Board approved the discontinuation of the operations of Dixie Run and, accordingly, Dixie Run has been treated as discontinued operations. For a discussion of the discontinued precious metals division and real estate subsidiary, see "Financial Statements of the Company."

     On March 11, 1990, the Board approved the acquisition by the Company of a majority interest in Jillian's, Inc., formerly Jillian's Entertainment Corporation, a Delaware corporation formed to acquire and operate billiard clubs located in various cities throughout the United States. The Company entered into a Stock Exchange Agreement, dated April 11, 1990 (the "Acquisition Date"), with Jillian's Inc. and Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy (collectively, the "Foster Group") pursuant to which it acquired a 51 percent ownership interest in Jillian's, Inc., and the Foster Group acquired the remaining 49 percent ownership interest. The Company acquired the remaining 49 percent of Jillian's, Inc. from the Foster Group on March 14, 1991. See "Financial Statements of the Company" for a discussion of the terms and conditions of the agreements governing the acquisition of Jillian's, Inc.

     Pursuant to a series of related transactions, on the Acquisition Date, Jillian's, Inc. acquired all of the outstanding stock of corporations that own and operate billiard clubs in Seattle, Washington and Miami, Florida. Since the Acquisition Date, Jillian's, Inc., through wholly owned subsidiaries, has constructed new billiard clubs in Cleveland, Ohio, Cleveland

Heights, Ohio, Worcester, Massachusetts, Champaign, Illinois, Annapolis, Maryland, Long Beach, California and Tacoma, Washington and additionally, has acquired an existing billiard club in Pasadena, California.

     The Jillian's clubs are part of the new generation of upscale billiard clubs in America. These new billiard clubs offer a wider variety of entertainment and food and beverage service and are designed to attract a broader segment of the adult population than traditional pool halls. The clubs are decorated in an appealing and comfortable style. The Jillian's billiard clubs face competition in their respective cities from other billiard clubs, as well as from other leisure time activities, such as theaters, bowling centers, theme restaurants and night clubs. The Jillian's billiard clubs also compete with entertainment centers, large facilities which offer diverse forms of entertainment, such as billiards, virtual reality and other electronic games, restaurant and bar services and nightclub-style entertainment. Some of these competitors operate single outlet facilities, while others operate multi-unit entertainment facilities. For a description of some of the competitors that operate a chain of entertainment facilities, see "Special Factors -- Background of the Merger -- General." The Jillian's clubs compete with other billiard clubs, leisure time activities and entertainment centers by providing adult customers a single stop destination for an entire evening's entertainment. The Jillian's clubs offer customers an upscale, comfortable setting, billiards activities, a variety of entertainment activities (e.g., electronic games, darts and pingpong) and food and beverage services.

     The Company currently is concentrating its efforts on its investment in the billiard club business. Although no assurance can be given, the Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs that offer the same forms of entertainment that are offered by the existing clubs. These clubs may be owned by Jillian's, Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures that own the clubs. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states.

     The Company hired four new executive officers during the first half of 1995. See "Executive Officers and Directors of the Company." These officers will assist the Company with its efforts to expand its billiard club business, as discussed above. As of the date of this Proxy Statement, the Company is not considering any new lines of business, concepts or changes in priorities. Prior to the hiring of the officers, the Company was thinly staffed at the management level. The Company believes that the addition of these new personnel will enable it to provide more efficient and effective management, including the centralization of its administrative operations.

     Jillian's Clubs. Set forth in the table below are descriptions of the existing Jillian's clubs.


                                                 DATE OF
                                              COMMENCEMENT    DESCRIPTION OF SPACE    NUMBER OF BRUNSWICK
         NAME OF                                  OF              (APPROXIMATE          BILLIARD TABLES;
    SUBSIDIARY OWNER      LOCATION OF CLUB    OPERATIONS            FOOTAGE)            OTHER AMENITIES
    ----------------      ----------------    ----------            --------            ---------------
Jillian's  - Kendall      Miami, Florida    November 1989    9,600 square feet;      27 tables; other
                                                             located in a shopping   table top games; high
                                                             center next to a        tech video games; bar
                                                             nine-screen movie       and food service
                                                             theater

Jillian's - Seattle       Seattle,          April 1990       18,500 square feet;     34 tables; other
                          Washington                         two-story free          table top games;
                                                             standing building       high tech video
                                                                                     games; separate room
                                                                                     available for private
                                                                                     rental; bar and food
                                                                                     service on both floors

Jillian's Billiard Club   Cleveland, Ohio   July 1990        13,000 square feet;     25 tables; other
of Cleveland, Inc.        (on the banks of                   two floors of a         table top games;
("Jillian's - Cleveland") the Cuyohoga                       building                high tech video
                          River)                                                     games; separate room
                                                                                     available for private
                                                                                     rental; bar and food
                                                                                     service on both floors

Jillian's - Cleveland     Cleveland         November 1992    9,600 square feet       21 tables; other
Heights(1)                Heights, Ohio                                              table top games;
                                                                                     high tech video
                                                                                     games; bar and food
                                                                                     service

Jillian's  - Pasadena     "Old Town"        August 1993(2)   7,200 square feet; two  16 tables; bar and
                          Pasadena,                          floors of a building    food service on both
                          California                         with additional         floors
                                                             outside seating on the
                                                             first floor

Jillian's  - Worcester(1) Worcester,        December 1993    16,000 square feet,     24 tables; other
                          Massachusetts                      including a 5,000       table top games; high
                          (near Worcester                    square foot game room;  tech video games; bar
                          Polytechnic                        one-story free          and food service
                          Institute)                         standing building

Jillian's - Champaign(1)  Champaign,        August 1994      12,000 square feet;     20 tables; other
                          Illinois                           two-story free          table top games;
                          (adjacent to the                   standing building       high tech video
                          University of                                              games; bar and food
                          Illinois campus)                                           service

Jillian's  - Annapolis(1) Annapolis,        October 1994     10,000 square feet;     16 tables; other
                          Maryland (near                     one-story free          table top games;
                          the U.S. Naval                     standing building       high tech video
                          Academy and the                                            games; bar and food
                          Annapolis                                                  service
                          historical
                          district)

                                               DATE OF
                                             COMMENCEMENT    DESCRIPTION OF SPACE    NUMBER OF BRUNSWICK
         NAME OF                                  OF             (APPROXIMATE           BILLIARD TABLES;
    SUBSIDIARY OWNER      LOCATION OF CLUB    OPERATIONS           FOOTAGE)             OTHER AMENITIES
    ----------------      ----------------    ----------           --------             ---------------
Jillian's - Long Beach    Long Beach,       May 1995         16,000 square feet;     16 tables; bar and
                          California                         two floors of a         food service;
                                                             13-story free standing  nightclub located in
                                                             building                the basement

Jillian's - Tacoma        Tacoma,          December 1995     25,000 square feet      25 tables; other
                          Washington                         including a game room;  table top games; high
                          (near the                          two-story free          tech video games; bar
                          University of                      standing building       and food service
                          Puget Sound
                          campus)

(1) The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which the Jillian's subsidiary owner is the general partner and owns a substantial (87%, 25%, 43% and 79%, respectively) interest. The Jillian's subsidiary receives a management fee for operating the related club equal to 6.5% of the gross revenues in the case of the Cleveland Heights club, 6% in the case of the Champaign and Annapolis clubs and 5% in the case of the Worcester club.

(2) The club located in Pasadena was an existing billiard club/diner that the Company, through Jillian's - Pasadena, acquired in August 1993. As part of the acquisition, the Company acquired all of the assets located at the existing club (including all leasehold improvements, furniture, fixtures, bar and kitchen equipment and billiard tables), all of the seller's interest in the lease for the premises and all alcoholic beverage licenses and other licenses necessary to operate the club.

     Description of Properties

     Administrative Operations. On June 13, 1995, the Company entered into a written lease agreement for 3,020 square feet of space for its administrative operations to be located at 727 Atlantic Avenue in Boston, Massachusetts. The lease began on July 28, 1995 and expires on July 28, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company is obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.

     On June 1, 1994, the Company entered into a written lease agreement for its administrative operations in an executive center located at One Alhambra Plaza, Coral Gables, Florida. The lease is for 1,243 square feet of office space and began on July 1, 1994 and expires June 30, 1999. The total required monthly payments are $1,916, all of which is paid by third parties who sublease the space.

     Jillian's, Inc. leases additional administrative space in an executive center located at 508 North Second Street, Fairfield, Iowa. The lease began on April 1, 1994 and expires on March 31, 1997. The required monthly payments are $910.

     Jillian's Clubs. Set forth in the table below are descriptions of the leases for the Jillian's clubs.




                                                                                         OTHER
                       LEASE TERM                                                          &
                           &                                                         RENTAL PAYMENTS
 LESSEE/    LEASE       RENEWAL         MINIMUM                                        FOR THE YEAR
SUBLESSEE   DATE        OPTION        ANNUAL RENT              PERCENTAGE RENT       ENDED 3/31/96
---------   ----       ----------    ------------              ---------------       ---------------
Jillian's   5/26/89;  triple net;   $192,000 ($16,000 per      6% of gross sales in  under 3/7/94
- Kendall   amended   10 years;     month); adjusted each      excess of $1,000,000  amendment,
            3/7/94    two           year based on increases                          lessor was
                      five-year     in the Consumer Price                            granted warrants
                      renewal       Index ("CPI"), but                               to purchase
                      options       limited to 6% of the                             65,000 shares of
                                    prior year's annual rent;                        lessee's common
                                    all CPI adjustments                              stock at $0.50
                                    deferred until 1/1/95 by                         per share for a
                                    3/7/94 amendment                                 five-year period

                                                                                     rental payments
                                                                                     for FY-96 of
                                                                                     $262,702, which
                                                                                     includes taxes
                                                                                     and common area
                                                                                     maintenance
                                                                                     charges

Jillian's    8/29/89  triple net;   $258,000 ($21,500 per      3% of gross sales in  FY-96 rental
- Seattle             10 years;     month); beginning 3/91     excess of $750,000;   payments totaled
                      one           and every 12th month       adjusted annually     $304,610, which
                      five-year     thereafter, monthly rent   based on increases    included taxes,
                      renewal       will increase based on     in CPI, but no more   common area
                      option        increase in CPI, but no    than 6%; two thirds   maintenance
                                    more than 6% annually; if  of the percentage     charges and
                                    option to renew lease is   rental payments can   percentage rent
                                    exercised, rent shall be   be made by issuing    of $14,054 in
                                    agreed to by both parties  the lessor warrants   cash; FY-96
                                    and based on fair market   to purchase shares    rental payments
                                    value ("FMV") of           of the Company's      also made by the
                                    comparable rentals         Common Stock on a     Company's
                                                               one share per dollar  issuance of
                                                               basis                 warrants to
                                                                                     purchase 28,108
                                                                                     shares of the
                                                                                     Company's Common
                                                                                     Stock at an
                                                                                     exercise price
                                                                                     of $0.27 per
                                                                                     share





                                                                                          OTHER
                       LEASE TERM                                                           &
                           &                                                         RENTAL PAYMENTS
LESSEE/     LEASE       RENEWAL          MINIMUM                                       FOR THE YEAR
SUBLESSEE   DATE        OPTION        ANNUAL RENT              PERCENTAGE RENT        ENDED 3/31/96
---------   ----       ----------    ------------              ---------------       ---------------

Jillian's - 4/20/90;  triple net;   $69,615 ($5,801 per        5% of gross sales in  11/24/93
Cleveland    amended  10 years;     month) for years 1-4;      excess of $1,392,300  amendment
            11/24/93  two           $80,325 ($6,694 per        for years 1-4,        temporarily
                      five-year     month) thereafter;         $1,606,500            limited rent and
                      renewal       beginning year 7, rent     thereafter            common area
                      options       will be increased to an                          maintenance
                                    amount equal to the                              charges and
                                    lesser of (i) 105% of the                        lessor and
                                    annual rent payable for                          lessee
                                    the prior lease year, or                         subsequently
                                    (ii) the annual rent                             verbally agreed
                                    payable for the prior                            to limit the
                                    lease year adjusted for                          rents
                                    increases in CPI; if                             indefinitely to
                                    option to renew lease is                         $6,000 per month
                                    exercised, rent shall be                         from October
                                    negotiated, but will not                         through March
                                    be less than the greater                         and $9,000 per
                                    of comparable rentals or                         month from April
                                    the rent payable for the                         through
                                    last month of the                                September; in
                                    preceding term; rent for                         exchange for
                                    each year of first                               such reduction,
                                    renewal period may not be                        lessee agreed to
                                    greater than 115% of                             pay 8.5% of
                                    annual rent of last year                         gross sales in
                                    of initial term                                  excess of
                                                                                     $650,000 until
                                                                                     lessor received
                                                                                     100% of the
                                                                                     reduced rents
                                                                                     and common area
                                                                                     maintenance

                                                                                     FY-96 rental
                                                                                     payments totaled
                                                                                     $118,478, which
                                                                                     included taxes
                                                                                     and common area
                                                                                     maintenance
                                                                                     charges

Jillian's - 10/17/91  triple net;   $57,240 ($4,770 per month  none                  FY-96 rental
Cleveland             10 years;     starting 5/92) for years                         payments for
Heights               two           1 and 2; $68,688 ($5,724                         primary and
                      five-year     per month) for years 3-6;                        option space
                      renewal       $76,320 ($6,360 per                              totaled
                      options       month) for years 7-10; if                        $110,656, which
                                    renewal option is                                included taxes
                                    exercised, minimum annual                        and common area
                                    rent for each of the                             maintenance
                                    options will be $91,584                          charges
                                    and $106,848,
                                    respectively




                                                                                          OTHER
                       LEASE TERM                                                           &
                           &                                                          RENTAL PAYMENTS
LESSEE/     LEASE       RENEWAL        MINIMUM                                        FOR THE YEAR
SUBLESSEE   DATE        OPTION        ANNUAL RENT              PERCENTAGE RENT        ENDED 3/31/96
---------   ----       ----------    ------------              ---------------       ---------------
Jillian's -  8/19/93  1st           $33,048 ($2,754 per        none                  FY-96 rental
Pasadena              sublease:     month) for each year                             payments (for
                      10 years;     through 9/96; thereafter,                        both subleases)
                      two           rent will be equal to FMV                        totaled
                      five-year     of comparable rentals                            $147,985, which
                      renewal       with CPI adjustments                             included taxes
                      options       starting 4/1/98                                  and common area
                      (1,377 sq.                                                     maintenance
                      ft. on                                                         charges
                      ground
                      floor)

                      2nd           $68,928 ($5,744 per
                      sublease:     month) for each year
                      5 years;      through 9/30/94;
                      expires       thereafter, rent will be
                      9/30/96;      increased by CPI
                      three
                      five-year
                      renewal       both subleases provide
                      options       that if a renewal option
                      (5,744 sq.    is exercised, rent for
                      ft. in        such period shall be
                      basement)     agreed upon by the
                                    parties and based on FMV
                                    of comparable rentals
                                    with certain CPI
                                    adjustments





                                                                                                               OTHER
                                             LEASE TERM                                                          &
                                                 &                                                         RENTAL PAYMENTS
 LESSEE/                          LEASE       RENEWAL         MINIMUM                                       FOR THE YEAR
SUBLESSEE                         DATE        OPTION        ANNUAL RENT              PERCENTAGE RENT        ENDED 3/31/96
---------                         ----       ----------    ------------              ---------------       ---------------

Jillian's                          4/21/93  triple net;   $123,780 ($10,315 per      none                  separate lease
- Worcester                                 10 years;     month starting 8/93) for                         for parking
                                            two           years 1-3; $140,284                              spaces for the
                                            five-year     ($11,690 per month) for                          same term as
                                            renewal       years 4-5; $165,040                              building lease;
                                            options       ($13,753 per month) for                          annual rent is
                                                          years 6-10; if renewal                           $13,200 for
                                                          option exercised, rent                           years 1-5 and
                                                          for each year of the                             $15,840 for
                                                          first 5-year period will                         years 6-10; for
                                                          be $198,048, and of the                          the first and
                                                          second 5-year period will                        second renewal
                                                          be greater of $198,048 or                        periods, rent
                                                          80% of the then FMV for                          will be $19,000
                                                          similar space                                    and $22,800,
                                                                                                           respectively

                                                                                                           FY-96 rental
                                                                                                           payments totaled
                                                                                                           $183,176, which
                                                                                                           included taxes,
                                                                                                           parking rental
                                                                                                           and common area
                                                                                                           maintenance
                                                                                                           charges

Jillian's                          4/14/93  triple net;   $64,800 ($5,400 per month  none                  in 10/94, lessee
- Champaign                                 10 years;     starting 8/93) for years                         entered into
                                            two           1 and 2; from April 1,                           separate leasing
                                            five-year     1995, and on April 1 of                          agreement for
                                            renewal       each year thereafter,                            parking; annual
                                            options       during the initial term                          rent is $5,220
                                                          and any extension term,                          ($435 per month)
                                                          the monthly rental amount                        and the lease
                                                          shall be adjusted by                             expires on
                                                          increases in CPI                                 9/1/97

                                                                                                           FY-96 rental
                                                                                                           payments totaled
                                                                                                           $95,371, which
                                                                                                           included taxes,
                                                                                                           parking rental
                                                                                                           and common area
                                                                                                           maintenance
                                                                                                           charges





                                                                                        OTHER
                       LEASE TERM                                                          &
                           &                                                          RENTAL PAYMENTS
LESSEE/     LEASE       RENEWAL          MINIMUM                                       FOR THE YEAR
SUBLESSEE   DATE        OPTION        ANNUAL RENT              PERCENTAGE RENT        ENDED 3/31/96
---------   ----       ----------    ------------------        ------------------    ---------------

Jillian's    4/20/93  triple net;   $79,992 ($6,666 per month  none                  FY-96 rental
- Annapolis           10 years;     starting 4/26/93) for                            payments totaled
                      two           year 1;  $90,000 ($7,500                         $127,969, which
                      five-year     per month) for year 2;                           included taxes
                      renewal       $99,996 ($8,333 per                              and common area
                      options       month) for year 3;                               maintenance
                                    beginning year 4, the                            charges
                                    minimum annual rent will
                                    be adjusted upward to an
                                    amount equal to 66  2/3%
                                    of the annual increase in
                                    CPI, with the adjustment
                                    in any year limited to 5%
                                    of prior year's annual
                                    rent; if a renewal is
                                    exercised, the minimum
                                    annual rent for each of
                                    the first and second
                                    five-year renewal periods
                                    will be the same as the
                                    tenth year's rent with
                                    the same CPI adjustment

Jillian's    7/12/93  triple net;   $178,935 ($14,911 per      none                  FY-96 rental
- Long                10 years,     month starting 1/94) for                         payments totaled
Beach                 two           year 1;  $220,790                                $297,196, which
                      five-year     ($18,399 per month) for                          included taxes
                      renewal       years 2-3; yearly                                and common area
                      options       increases of 5% for years                        maintenance
                                    4-10; if renewal option                          charges
                                    is exercised, minimum
                                    annual rent will be equal
                                    to annual base rent
                                    payable for immediately
                                    preceding year, increased
                                    by 5% per annum

Jillian's   12/21/94; triple net;   $223,119 ($18,593 per      none                  FY-96 rental
- Tacoma     amended  10 years      month starting                                   payments totaled
             6/15/95                commencement of                                  $70,338, which
                                    operations or 1/1/96) for                        included taxes
                                    years 1-3; $224,119                              and common area
                                    ($20,343 per month) for                          maintenance
                                    years 4-6; $265,116                              charges
                                    ($22,093 per month) for
                                    years 7-10

     Legal Proceedings

     Neither the Company nor any of its properties currently is subject to any litigation nor, to the knowledge of the Board, is any material litigation currently threatened against the Company or any of its properties, other than ordinary litigation routine to the Company's business, except as follows. In October 1995, an action to enforce a mechanic's lien was filed against the Company in the California Superior Court for Los Angeles County by Building Trade Services Construction, Inc. ("BTS") for approximately $123,000, plus interest. BTS alleged that the Company had failed to pay for improvements to the restaurant at Jillian's - Long Beach, with respect to which BTS had served as the original contractor. The Company filed an answer and cross complaint to the suit in January 1996. On April 14, 1997, the Company and BTS executed a settlement agreement and release, whereby the Company agreed to pay $42,500 to BTS in exchange for the release of the Company from the mechanic's lien and the dismissal of the action with prejudice.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Results of Operations

     Third Quarter Ended December 31, 1996 Compared to Third Quarter Ended December 31, 1995. The Company had net losses of approximately $215,300 and $502,100, respectively, for the three and nine month periods ended December 31, 1996 as compared to net losses of approximately $225,100 and $584,400, respectively, during the three and nine month periods ended December 31, 1995. The decrease in the net loss for the three months ended December 31, 1996 of approximately $9,800 as compared to the same period in 1995 was primarily due to a decrease in general and administrative expenses of approximately $189,000 offset in part by an increase in depreciation and amortization of approximately $67,000, an increase in interest expense of approximately $25,800 and a decrease in net club operating income of approximately $106,300. The decrease in the net loss for the nine months ended December 31, 1996 of approximately $82,300 compared to the same period in 1995 was primarily attributed to a cumulative increase in net club operating income of approximately $296,100 and a decrease in general and administrative expenses of approximately $69,700 and decreased start-up costs of approximately $82,600. These decreases were offset in part by increased depreciation and amortization expense relating to new units of approximately $211,300 and an increase in interest expense of approximately $117,700 as a result of additional borrowings related to club development.

     The Company had revenues from the clubs of approximately $3,497,600 and $9,799,900, respectively, for the three and nine month periods ended December nn31, 1996 as compared to $3,011,700 and $8,182,300, respectively, for the three and nine month periods ended December 31, 1995. The increase of $1,617,600 for the nine month period ended December 31, 1996 as compared to the same period in 1995 was due to increases in comparable club sales of $232,300 and increased revenues of $1,618,000 from the Tacoma club, which opened in December 1995. These increases were partially offset by decreased revenues of approximately $139,800 from the Long Beach club, which opened in May, 1995.

     During the third quarter of Fiscal 1997, the Company analyzed numerous options regarding the Long Beach club, which continues to incur operating losses, including selling the unit. In connection with this direction, the Company wrote down certain long-lived assets of its Long Beach club based upon its determination that the projected cash flow from a sale will not be sufficient for the Company to recover the historic carrying amount of the club's long-lived assets. A charge of $300,000 for the impairment of long-lived assets is included as an expense of club operations in the accompanying consolidated condensed statements of operations for the three month and nine month periods ended December 31, 1996.

     The increase in comparable club revenue of $232,300, or approximately 3.3%, was primarily attributed to an increase in the majority of club revenues, with Seattle being the most noteworthy at 16.7%. These increases were offset by a combined decrease in club revenues at Miami and Annapolis of approximately 7.6%.

     Total costs and expenses increased $450,700 and $1,408,000, respectively, for the three and nine month periods ended December 31, 1996, as compared to the same periods ended December 31, 1995. The increase in total expenses was due primarily to increased cost of club operations of $592,200 and $1,321,500, respectively, for the three and nine month periods ended December 31, 1996 as compared to the same periods ended December 31, 1995. Such increase in cost of club operations is primarily attributed to the Tacoma club, with cost of operations of approximately $1,146,800 for the nine months ended December 31, 1996 compared to approximately two weeks of operation during the same period of 1995 as well as the aforementioned $300,000 Long Beach impairment of long-lived asset charge offset partially by reduction of $82,600 in start-up costs and $69,700 in general and administrative expenses. The $69,700 decrease is primarily due to reorganization efforts, which decreased overhead by approximately $39,400 during the quarter ended December 31, 1996.

     During the nine months ended December 31, 1996 and 1995, the Company pursued various financing alternatives to meet working capital and club development cash needs, including investigating the issuance of additional equity or debt securities. In connection with such activities, the Company had incurred professional fees of approximately $113,000 and $217,000, respectively, for the nine months ended December 31, 1996 and 1995, which is included in general and administrative expenses.

     Interest expense was approximately $84,000 and $251,000, respectively, for the three and nine month periods ended December 31, 1996 as compared to $58,200 and $133,300, respectively, during the three and nine month periods ended December 31, 1995. The increase was primarily due to additional borrowing associated with the development and openings of the Long Beach and Tacoma clubs in 1995.


     Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995. The Company had a net loss of $393,731 for the year ended March 31, 1996 as compared to a net loss of $863,056 for the year ended March 31, 1995. This improvement from 1995 to 1996 was primarily due to higher net club operating income of $779,628 and decreased start-up costs relating to development stage clubs of $452,233, offset in part by increased general and administrative expenses of $520,699, increased depreciation and amortization of $133,268 and increased income applicable to minority interest of $79,382.

     The Company had revenues from club operations of $11,875,716 and $7,969,247 for the years ended March 31, 1996 and 1995, respectively. The increase of $3,906,469 for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was due to increases in comparable sales of $603,492, increased revenues of $973,457 from full operating years for second year clubs (i.e., the Champaign and Annapolis clubs, which opened for business on August 19, 1994 and October 27, 1994, respectively) and increased revenues of $2,329,520 from new clubs opened in fiscal 1996 (i.e., the Long Beach and Tacoma clubs, which opened for business on May 5, 1995 and December 8, 1995, respectively). The increase of $603,492 or 12.2 percent in comparable sales for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was primarily due to increases of $374,631 or 21.1 percent in Seattle, $79,940 or 9.5 percent in Cleveland, $77,417 or 9.1 percent in Cleveland Heights and $71,504 or 8.9 percent in Pasadena.

     The Company had total costs and expenses of $12,196,941 and $8,788,984 for the years ended March 31, 1996 and March 31, 1995, respectively. The increase of $3,407,957 for the year ended March 31, 1996, as compared to the same period ended March 31, 1995, was due to increased cost of club operations of $3,126,841, increased general and administrative expenses of $520,699, increased depreciation and amortization expenses of $133,268 and increased income applicable to minority interest of $79,382, offset by a decrease of $452,233 relating to start-up costs for development stage clubs.

     The increase of $3,126,841 in cost of club operations was primarily due to increased costs associated with the Champaign, Annapolis, Long Beach and Tacoma clubs. The increase in general and administrative expenses for the year ended March 31, 1996, as compared to the same period ended March 31, 1996, was primarily due to increased wages, professional services and travel expenses of approximately $394,000, $64,000 and $90,000, respectively. The increase in wages and travel expenses from 1995 to 1996 was primarily attributed to the hiring of a new President and Chief Operating Officer, Controller, Vice President of Operations, Vice President of Development and support personnel. In addition, Steven L. Foster, Chief Executive Officer of the Company, began accruing a salary on October 1, 1995. The increase in professional fees was primarily due to consulting and legal fees associated with the preparation and filing with the Commission of this Proxy Statement.

     The decrease in start-up costs relating to development stage clubs of $452,233 was primarily due to the fact that during fiscal 1996, the Company developed one new club (Tacoma) as compared to three new clubs in fiscal 1995 (Champaign, Annapolis and Long Beach). In addition, the Long Beach club was required to pay rent totaling approximately $284,000 during fiscal 1995, but did not open for business until May 5, 1995.

     Liquidity and Capital Resources

     The Company's cash and cash equivalents decreased by approximately $51,000 during the nine month period ended December 31, 1996. Cash provided by operating activities was approximately $318,900 for the nine months ended December 31, 1996 as a result of the net loss incurred of $502,100 offset by a charge for impairment of long-lived assets, depreciation and amortization and changes in operating assets and liabilities totaling $821,000. The Company also purchased approximately $92,000 in property and equipment primarily related to club leasehold improvement and made distributions of $240,200 to minority interest limited partners during the nine months ended December 31, 1996. The Company obtained bank and investor financing totaling $500,000 during the nine months ended December 31, 1996. The proceeds from such loans were primarily used to fund required debt maturities totaling $537,700 for the nine months ended December 31, 1996.


     The Company had ten clubs fully operational as of December 31, 1996 and 1995. The Company continues to experience a cash shortage. The Company had a working capital deficit of approximately $1,525,100 as of December 31, 1996, and current maturities of notes and equipment leases payable totaled $1,105,400 as of December 31, 1996. The Company plans to retire certain debt through its proposed issuance of additional equity or debt securities if such offerings are successful. The Company believes that the cash provided from its club operations and the issuance of additional equity or debt securities should be sufficient to fund its working capital needs, debt maturity requirements and its new club development plans. However, there can be no assurance that the Company will be successful with its proposed equity or debt security offering.


     The Company intends to develop, through wholly-owned subsidiaries of Jillian's, Inc., additional Jillian's clubs. These clubs may be owned by Jillian's Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly-owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states. In October, 1996, the Company executed a new lease for a club to be developed in Raleigh, North Carolina. The new lease provides for minimum monthly lease payments of approximately $4,400 from April, 1997 through April, 2007. There can be no assurance that the Company will be successful in developing additional billiard clubs or that it can meet its new lease obligation without a successful equity or debt security offering.

     In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. The Company sold 13%, 75%, 57% and 21% of the partnership interests in the partnerships that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively. Wholly-owned subsidiaries of the Company own the remaining interests. Each of the limited partnership agreements for the partnerships allows the limited partnerships to require the Company to repurchase their limited partnership interests at a price calculated as described in the following paragraph.

     The purchase price for the interest of a limited partner in any of the clubs located in Cleveland Heights, Worcester, Champaign or Annapolis is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve month period preceding the required repurchase date. The limited partners are entitled to receive part of their purchase price in the form of the Company's common stock and the balance in cash. The limited partners also will have the right for a certain period of time after receipt of the common stock to require that the Company register its shares of common stock for sale to the public. The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. In addition, the Company is required to make cash distributions to the limited partners based on club operating income before depreciation and amortization with certain minimum annual return on investment guarantees. Since the inception of the limited partnerships, the Company has paid all required cash distributions through December 31, 1996.

     There can be no assurance that the Company can meet its future cash distribution and other obligations to the partnership or to the limited partners, including its obligation under its guarantee to the limited partners. There is also no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their units to the Company in exchange for the Company's common stock.

     The Company, as of December 31, 1996, had goodwill of approximately $765,400, net of amortization. The Company evaluates the potential impairment of its long-lived assets, including goodwill related thereto, in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for Improvement of Long-Lived Assets and for Long-Lived Assets to be Disposed of." During the third quarter ended December 31, 1996, the Company recorded a charge of $300,000 for the impairment of its Long Beach club's long-lived assets, as described above. The Company does not believe that its other clubs' long-lived assets or goodwill have been impaired.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, at ______________, 1997, the Record Date, the ownership of the Common Stock and the common stock of the Company's subsidiaries, by each executive officer and director of the Company, executive officers and directors of the Company as a group and each person known by the Board to own more that five percent of the Common Stock. The ownership percentages are calculated in accordance with Rule 13d-3 under the Exchange Act. The calculations were based on a total of 10,717,070 shares, which reflects the shares issued and outstanding at ______________, 1997 of 9,137,798 and 1,579,272 shares issuable pursuant to stock options issued under the Stock Option Plans and warrants of the Company, respectively.

<Caption)


          Name, Position &                      Number of Shares              Percent of Outstanding Shares
          ----------------                      ----------------              -----------------------------
          Business Address
          ----------------
Steven L. Foster, Chief                           1,511,100(1)                            14.5%
  Executive Officer, Chairman of
  the Board and a Director of
  the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Daniel M. Smith, President,                        230,000(2)                              1.1%
  Chief Operating Officer and a
  Director of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Stephen M. Weis, Vice President of                 15,000(3)                               0.0%
  Operations of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

Ronald Widman, Vice President of                   15,000(4)                               0.0%
  Development of the Company
727 Atlantic Avenue, Suite 600
Boston, MA  02111

John L. Kidde, Director of                         67,250(5)                               (6)
  the Company
KDM Development Corporation
The Livery
209 Cooper Avenue
Upper Montclair, NJ  07043


Donald R. Leopold, Director of the                 50,000(7)                               (6)
  Company
Sherbrooke Associates, Inc.
52 Waltham Street
Lexington, MA  02173


Kevin Troy                                         634,167(8)                              5.9%
145 Ipswich Street
Boston, MA 02215

Steven Rubin                                      1,280,765(9)                            12.0%
508 North Second Street
Fairfield, IA  52556


<Caption)


          Name, Position &                      Number of Shares              Percent of Outstanding Shares
          ----------------                      ----------------              -----------------------------
          Business Address
          ----------------

All executive officers and                       1,798,350(10)                            16.8%
directors as a group (six persons)

-------------

         (1) Consists of (i) 300,000 shares owned by a trust, (ii) 1,020,000 shares held by Mr. Foster, of which Mr. Steven Rubin, a personal friend and business associate of Mr. Foster, beneficially owns 10,000 shares, (iii) 187,500 shares issuable pursuant to options held by Mr. Foster, (iv) 5,000 shares held by Mr. Foster's spouse, and (v) 8,600 shares, of which 4,300 shares are held by each of Mr. Foster's sons. Mr. Foster disclaims any beneficial ownership of the 10,000 shares owned by Mr. Rubin, the 5,000 shares owned by his spouse, and the 8,600 shares owned by his children. Excludes 522,500 shares issuable pursuant to options held by Mr. Foster.


         (2) All shares issuable pursuant to options held by Mr. Smith. Excludes 230,000 shares issuable pursuant to options held by Mr. Smith.


         (3) All shares issuable pursuant to options held by Mr. Weis. Excludes 45,000 shares issuable pursuant to options held by Mr. Weis.


         (4) All shares issuable pursuant to options held by Mr. Widman. Excludes 45,000 shares issuable pursuant to options held by Mr. Widman.


         (5) Consists of (i) 1,000 shares owned by Mr. Kidde's son, (ii) 17,250 shares held by Mr. Kidde, and (iii) 50,000 shares issuable pursuant to options held by Mr. Kidde. Mr. Kidde disclaims any beneficial ownership of the 1,000 shares owned by his son.


         (6)      Less than one percent.


         (7)      All shares issuable pursuant to options held by Mr. Leopold.


         (8) Consists of (i) 551,667 shares, (ii) 62,500 shares issuable pursuant to options held by Mr. Troy, and 20,000 shares issuable pursuant to a warrant held by Mr. Troy. Excludes 250,000 shares issuable pursuant to options held by Mr. Troy.


         (9) Consists of (i) 10,000 shares purchased by Mr. Foster in Mr. Foster's name and beneficially owned by Mr. Rubin, (ii) 1,230,765 shares held by Mr. Rubin, and (iii) 40,000 shares issuable pursuant to warrants held by Mr. Rubin.


         (10) Includes 20,000 and 40,000 shares issuable pursuant to warrants held by Mr. Troy and Mr. Rubin, respectively, but excludes 562,500, 345,000, 60,000, 60,000, and 187,500 shares issuable pursuant to options held by Mr. Foster, Mr. Smith, Mr. Weis, Mr. Widman, and Mr. Troy, respectively.

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     Set forth below is the name, age and principal occupation or employment during the past five years of each executive officer and director of the Company, each of whom is a citizen of the United States.


                                                         Positions with the Company;
Name and Business Address                                Principal Occupation and Business Experience
--------------------------                               --------------------------------------------
Steven L. Foster, age 48                                 Mr. Foster has been Chief Executive Officer of the
727 Atlantic Avenue, Suite 600                           Company since March 1991, Chairman of the Board of the
Boston, MA  02111                                        Company since March 1994 and a Director of the Company
                                                         since April 1991.  He is the principal founder and
                                                         co-creator of the Jillian's billiard club concept.  He
                                                         has been actively involved in creating and operating
                                                         entertainment clubs since 1979 and is co-owner of a
                                                         Jillian's billiard club in Boston, Massachusetts.  In
                                                         addition, Mr. Foster is co-founder of United Fuels
                                                         International, Inc., an international energy brokerage
                                                         firm, and its affiliates.  Mr. Foster graduated magna
                                                         cum laude from Boston University School of Law in 1978
                                                         with a Juris Doctor (J.D.) degree.

Daniel M. Smith, age 35                                  Mr. Smith has been President, Chief Operating Officer
727 Atlantic Avenue, Suite 600                           and a Director of the Company since January 1995.  Mr.
Boston, MA  02111                                        Smith was most recently a Vice President of KFC
                                                         (Kentucky Fried Chicken), where he was employed from
                                                         1990 to 1995 and prior to that was employed as Vice
                                                         President-European Operations of Domino's  Pizza during
                                                         his tenure from 1986 to 1990. He received a Masters of
                                                         Management (M.M.A.) degree from Northwestern
                                                         University.

Ronald Widman, age 32                                    Mr. Widman has been Vice President of Development of
727 Atlantic Avenue, Suite 600                           the Company since June 1995.  Prior to joining the
Boston, MA  02111                                        Company, Mr. Widman was employed by KFC/Pepsico for
                                                         over 11 years where he was most recently responsible
                                                         for the creation, implementation and turn-key
                                                         development of new concepts,  including the cross
                                                         functional development of Taco Bell and KFC facilities.
                                                         He received a Masters of Business Administration
                                                         (M.B.A.) degree from the University of Louisville.


                                                         Positions with the Company;
Name and Business Address                                Principal Occupation and Business Experience
--------------------------                               --------------------------------------------
Stephen M. Weis, age 31                                  Mr. Weis has been Vice President of Operations of the
727 Atlantic Avenue, Suite 600                           Company since June 1995.  Mr. Weis was Delivery
Boston, MA  02111                                        Operations Manager of KFC from 1991 to 1995 where he
                                                         oversaw the field operations of over 100 delivery
                                                         restaurants. Prior to that, Mr. Weis was Senior
                                                         Operations Supervisor of Domino's Pizza in the
                                                         Mid-Atlantic  region from 1987 to 1991. He received a
                                                         Bachelor of Arts (B.A.) degree in marketing from The
                                                         American University.

John L. Kidde, age 62                                    Mr. Kidde has been a Director of the Company since its
727 Atlantic Avenue, Suite 600                           inception.  Mr. Kidde is currently the President of
Boston, MA  02111                                        KDM Development Corporation, an investment management
                                                         firm. Mr. Kidde  currently serves as a member of the
                                                         board of directors of The Futures Group of Washington,
                                                         D.C.; Asset Management  Advisors, Inc., Palm Beach,
                                                         Florida; International Resources Group, Washington,
                                                         D.C.; Australasia Inc., Cayman Islands; Continental
                                                         Europe '90, Cayman Islands;  International Agritech
                                                         Resources, New York;  Juniper Partners, Inc., New York;
                                                         and HFG Expansion Management Inc., Massachusetts.  He
                                                         currently serves as a trustee of Stevens Institute of
                                                         Technology, Hoboken, New Jersey; Open Space Institute,
                                                         New York; and the Frost Valley YMCA, Montclair, New
                                                         Jersey. He is a general partner of Claflin Capital
                                                         Management I-VII and The Opportunity Fund,  both of
                                                         Boston, Massachusetts, and North American  Venture
                                                         Capital II, L.P. of Madison, New Jersey.  From June
                                                         1968 through January 1988, Mr. Kidde was Vice President
                                                         and Director of International Operations of Kidde,
                                                         Inc., a multi-industrial conglomerate.

Donald  R. Leopold, age 46                               Mr. Leopold has been a Director of the Company since
727 Atlantic Avenue, Suite 600                           April 1991.  For the past six years, he has been
Boston, MA  02111                                        President of Game Plan, Inc., a Boston-area based
                                                         marketing and strategic planning consulting firm.
                                                         Game Plan provides marketing research, marketing
                                                         planning and strategic planning consulting services to
                                                         clients in the sports, recreation, leisure and consumer
                                                         goods industries. Mr. Leopold is also on the faculty of
                                                         the Harvard University Extension School, where he
                                                         teaches graduate level courses in Marketing of Services
                                                         and Management of Service Operations. He earned a
                                                         Bachelor of Arts (B.A.) degree, cum laude, from Harvard
                                                         College in general studies, and a Masters in Business
                                                         Administration (M.B.A.) degree from the Harvard
                                                         University Graduate School of Business Administration.


                       PRIOR CONTACTS BETWEEN THE COMPANY
                             AND CERTAIN AFFILIATES

     Since April 1, 1993, there have been no contacts, negotiations or transactions between the Company and a current director or executive officer of the Company, or between the Company or a director or executive officer of the Company and an unaffiliated party concerning (i) a merger, consolidation or acquisition, (ii) tender offer for or other acquisition of any class of securities of the Company, (iii) an election of directors of the Company, or
(iv) a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries. In addition, there have been no transactions between the Company and any one or more of its directors or executive officers since April 1, 1993 that involve an aggregate amount of one percent or more of the Company's consolidated revenues.

                            SELECTED FINANCIAL DATA


     The following table sets forth certain financial information with respect to the Company. The financial information was excerpted or derived from the audited and unaudited financial statements contained elsewhere in this Proxy Statement and should be read in conjunction with such financial statements. See "Financial Statements of the Company."

                                          Nine
                                      Months Ended    Year Ended   Year Ended    Year Ended    Year Ended
                                        12/31/96       3/31/96       3/31/95      3/31/94        3/31/93
                                      ------------    ----------   ----------    ----------    -----------
Income Statement Data:
---------------------
Total Revenue                          $ 9,799,894   $11,875,716     $7,969,247    $5,196,423    $3,620,756

Income/(loss) from continuing
  operations                           $  (502,092)  $  (393,731)    $ (863,056)   $ (932,529)   $   64,824


Net income (loss)                      $  (502,092)  $  (393,731)    $ (863,056)   $ (904,282)   $  161,834

Per Share Data:
--------------

Income (loss) from continuing
  operations                           $     (0.05)  $     (0.04)    $    (0.11)   $    (0.12)   $      0.0


Net income (loss)                      $     (0.05)  $     (0.04)    $    (0.11)   $    (0.12)   $      0.0
Weighted average common
  and common stock equivalent
  shares outstanding                     9,137,798     9,137,798      8,116,291     7,803,209     6,713,323


Balance Sheet Data:
------------------
Working capital (deficiency)           $(1,525,061)  $ 1,209,476       $(24,485)   $  454,879    $  555,641

Total assets                           $ 9,067,923   $ 9,904,271     $7,847,472    $6,339,345    $5,352,088
Long-term obligations                  $ 2,823,755   $ 3,374,095     $1,568,171    $  589,291    $  406,266
Stockholders' equity                   $ 2,342,336   $ 2,844,428     $3,111,746    $3,600,298    $4,049,771


                               MARKET INFORMATION

     The Common Stock is traded in the over-the-counter market and is included for quotation on The NASDAQ SmallCap Market under the symbol "QBAL." On ___________, 1997, the Record Date, the average of high and low bid prices of the Common Stock was $_____ per share. On ___________, 1997, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share.


         The following table sets forth the range of high and low bid quotations for the Common Stock as reported by The NASDAQ SmallCap Market for each quarter since December 31, 1994. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions


            Quarter Ended                           High Bid                             Low Bid
            -------------                           --------                             -------
              12/31/94                                3/4                                  7/16
               3/31/95                                5/8                                  7/16
               6/30/95                               15/32                                 5/16
               9/30/95                                7/16                                11/32
              12/31/95                               15/32                                 7/32
               3/31/96                                5/16                                 1/4
               6/30/96                                5/16                                 3/16
               9/30/96                                3/8                                  3/16
              12/31/96                                3/8                                  3/16

     Despite the fact that the Common Stock is quoted on The NASDAQ SmallCap Market, there is currently only a limited trading market for the Common Stock. In addition, the Company has never declared a cash dividend and does not intend to do so in the foreseeable future.

     The following table shows the shares of Common Stock purchased by the Company and each director and executive officer (including former directors and officers) of the Company and the average purchase price for shares for each quarter since December 31, 1994.

                                                                        Number of               Average Purchase
                                     Company/Director/Officer       Shares Purchased               Price Paid
                                     ------------------------       ----------------            -----------------
Third Quarter Ended 12/31/94        N/A                                    N/A                        N/A
Fourth Quarter Ended 3/31/95        Steven L. Foster, Chief              850,000                     $0.25
                                    Executive Officer,
                                    Chairman of the Board and
                                    a Director of the Company
First Quarter Ended 6/30/95         N/A                                    N/A                        N/A
Second Quarter Ended 9/30/95        N/A                                    N/A                        N/A
Third Quarter Ended 12/31/95        N/A                                    N/A                        N/A
Fourth Quarter Ended 3/31/96        N/A                                    N/A                        N/A
First Quarter Ended 6/30/96         N/A                                    N/A                        N/A
Second Quarter Ended 9/30/96        N/A                                    N/A                        N/A
Third Quarter Ended 12/31/96        N/A                                    N/A                        N/A

-----------


     (1) The shares were purchased without consideration in satisfaction of certain anti-dilution obligations of the Company arising from a merger agreement between the Company and a company owned by Mr. Foster and Kevin Troy, a Shareholder of the Company.

                               FEES AND EXPENSES


  All fees and expenses in connection with the preparation, printing and mailing of this Proxy Statement and the Proxy and in connection with the Proposal (including the fees and expenses of Stonebridge) will be borne by the Company, whether or not Shareholders approve the Proposal and whether or not the Merger is consummated.


     The estimated fees and expenses referred to above are as follows:




                 Merger Payments........................................................$2,577,154


                 Commission Filing Fee..................................................       426


                 Stonebridge Fees and Expenses ......................................... *


                 Legal Fees............................................................. *


                 Accounting Fees ....................................................... *


                 Solicitation Expenses.................................................. *


                 Mailing Expense........................................................ *


                 Printing Costs......................................................... *



                 Miscellaneous.......................................................... *


                     TOTAL.............................................................. *


-----------------------
*To be determined.

                            INDEPENDENT ACCOUNTANTS

     The financial statements of the Company as of March 31, 1996 have been included herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants to the Company, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of the firm are expected to be present at the Special Meeting, will have an opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

     BDO Seidman, LLP was engaged by the Company as its principal accountant on June 11, 1996 after the resignation of Deloitte & Touche LLP ("Deloitte") on March 21, 1996 (the "Resignation Date"). Deloitte had served as principal accountant to the Company since 1989.

     Deloitte's report on the financial statements of the Company for the fiscal years ended March 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, during the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

                                 MISCELLANEOUS

     No person has been authorized to give any information or make any representation on behalf of the Company other than as contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

     The Board is not aware of any matter which may properly be presented for action at the Special Meeting other than the matters set forth herein, but should any matter requiring the vote of the Shareholders arise, it is intended that Proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the Proxies, discretionary authority to do so being included in the Proxy.

                     DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                   GLOSSARY

     "Acquisition Date" means the date on which the Company acquired a majority interest in Jillian's, Inc.

     "Annapolis Limited Partnership" means Jillian's Billiard Club of Annapolis Limited Partnership.

     "Bannon" means Bannon & Co., Inc.


     "Base Case" means Stonebridge's analyzed valuation of the Common Stock based upon an unlevered discounted cash flow analysis of the projected five-year financial performance of the Company.


     "Board" means the Board of Directors of the Company.


     "Champaign Limited Partnership" means Jillian's Billiard Club of Champaign
- Urbana, L.P.

     "Childs " means J.W. Childs Equity Partners, L.P.

     "The Childs Group" means Childs and certain related persons or entities of Childs.

     "Cleveland Heights Limited Partnership" means Jillian's Billiard Club of Cleveland Heights Limited Partnership.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the issued and outstanding shares of common stock, par value $.001 per share, of the Company.

     "Company" means Jillian's Entertainment Corporation, a Florida corporation.


     "Continuing Shareholder/s" means any Shareholder who is not a Non-Continuing Shareholder, and any of them.

     "Continuing Warrant Holder/s" means a person with an ongoing relationship with the Company whose warrants to purchase shares of Common Stock will be exchanged for warrants to purchase the same number of shares of common stock of Holdings in the Corporate Formation.

     "Corporate Formation" means the transaction in which each Continuing Shareholder shall exchange each share of Common Stock owned by such Shareholder for one share of common stock of Holdings and Holdings Performance Options to purchase a predetermined number of shares of common stock of Holdings.

     "CPI" means the Consumer Price Index.

     "Current Management Company Option/s" means those stock options held by current directors, officers or employees of the Company or certain persons with whom the Company has ongoing relationships.

     "Debtor/s" means Steven L. Foster, Kevin Troy or Island, and any of them.

     "Deloitte" means Deloitte & Touche LLP.


     "Dixie Run" means Dixie Run Corporation.

     "EBIT" means earnings before interest and taxes.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization.

     "Effective Time" means the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida, at which point the Merger will become effective.

     "Employment/Noncompetition Agreement/s" means the employment agreements which each of Steven L. Foster, Daniel M. Smith and Stephen M. Weis will enter into with the Surviving Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means ___________.

     "Exchange Agreement" means the exchange agreement between Holdings and the Exchange Agent which governs the Exchange Agent's duties and responsibilities with respect to distribution of the Merger Payments and related matters.





     "First Union" means First Union Bank.

     "FMV" means fair market value.

     "Former Management Company Option/s" means those options that are not Current Management Company Options.

     "Foster Group" means Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy.

     "Foster Loan" means the loan from Holdings to Steven Foster and designees for the purchase of shares of Holdings common stock as a condition to consummation of the Merger.

     "Holdings" means Jillian's Entertainment Holdings, Inc., a Delaware corporation.

     "Holdings Management Option/s" means those options to purchase stock in Holdings to be issued in exchange for Current Management Company Options upon consummation of the Merger.

     "Holdings Performance Option/s" means those options to purchase shares of common stock of Holdings, the vesting of which is subject to the achievement of certain performance objectives, to be issued to the Continuing Shareholders and the Other Option Holders in the Corporate Formation.


     "Income Payment" means the payment to the limited partners of the Worcester Limited Partnership to account for such partnership's income.




     "Island" means Island Partners, Ltd.

     "Jillian's - Annapolis" means Jillian's Billiard Club of Annapolis, Inc.

     "Jillian's Boston" means Jillian's Billiard Club, Inc.

     "Jillian's - Champaign" means Jillian's Billiard Club of Champaign - Urbana, Inc.

     "Jillian's - Cleveland" means Jillian's Billiard Club of Cleveland, Inc.

     "Jillian's - Cleveland Heights" means Jillian's Billiard Club of Cleveland Heights, Inc.

     "Jillian's - Kendall" means Jillian's Billiard Club of Kendall, Inc.

     "Jillian's - Long Beach" means Jillian's Billiard Club of Long Beach, Inc.

     "Jillian's - Pasadena" means Jillian's Billiard Club of Pasadena, Inc.

     "Jillian's - Seattle" means Jillian's Billiard Club of Seattle, Inc.

     "Jillian's - Tacoma" means Jillian's Billiard Club of Tacoma, Inc.

     "Jillian's - Worcester" means Jillian's Billiard Club of Worcester, Inc.

     "Letter of Transmittal" means a duly executed letter of transmittal that each Non-Continuing Shareholder will be required to submit to the Exchange Agent in order to receive the Merger Payment for each share of Other Common Stock owned by each of them.

     "License Agreement" means the agreement under which the Company will grant Jillian's Boston a license to use the trade names, trademarks and service marks of the Company.

     "LTM" means the twelve month period ended June 30, 1995.

     "Management Agreement" means the agreement under which Childs will provide consulting and management advisory services to the Surviving Company and Holdings and their subsidiaries.

     "Merger" means the merger between the Company and Sub to be effected subject to the terms and conditions of the Merger Agreement.

     "Merger Agreement" means the proposed Agreement and Plan of Merger by and among the Company, Holdings and Sub.

     "Merger Payment" means the cash payment of $0.50 per share of Common Stock, without interest.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "Non-Continuing Shareholder" means any Shareholder that is not a Continuing Shareholder.

     "Non-Continuing Warrant Holder" means any warrant holder that is not a Continuing Warrant Holder.

     "On Cue" means On Cue Limited, a company operating four billiard club restaurants in Canada.

     "Option Agreement" means the agreement under which the owners of Jillian's Boston will grant the Surviving Company an option to acquire Jillian's Boston.

     "Other Common Stock" means each share of Common Stock held by Non-Continuing Shareholders which at the Effective Time will be converted into the right to receive the Merger Payment.

     "Other Option Holders" means certain persons who will receive Holdings Performance Options to purchase shares of common stock of Holdings pursuant to the Purchase Agreement.


     "Placement Agent" means Hampshire Securities Corporation, a New York corporation.

     "Preferred Stock" means the preferred stock of Holdings to be sold, pursuant to the Private Placement.

     "Private Placement" means the private placement of 12,872,774 shares of Preferred Stock with the Childs Group pursuant to the terms and conditions of the Purchase Agreement.

     "Private Placement Memo" means the private placement memorandum relating to an offering of preferred stock of the entity which was to be the surviving corporation in a merger with the Company.

     "Proposal" means the proposal to approve the Merger.

     "Proxy" means the proxy set forth on the proxy card enclosed with this Proxy Statement.

     "Proxy Statement" means this Proxy Statement, as the same may be amended.

     "Purchase Agreement" means the purchase agreement, dated _________, 1997, by and among the Company, Holdings, Childs, the Representative, the Continuing Shareholders, the holders of Former Management Company Options, the holders of Current Management Company Options, the Other Option Holders, the Continuing Warrant Holders and the Debtors.

     "Put" means the right acquired by an unaffiliated trust in November 1989 to require the Company to repurchase 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust.

     "Put Right" means, with respect to the Private Placement, the right acquired by holders of Preferred Stock to redeem their shares at a price of $0.9322 per share under certain circumstances.

     "QBAL" means the symbol under which the Common Stock is included for quotation on The NASDAQ SmallCap Market.

     "Record Date" means _____________, 1997, the date as of which Shareholders are shown on the Company's records as holders of issued and outstanding shares of Common Stock.

     "Representative" means the representative of, and attorney-in-fact for, certain members of the Childs Group.

     "Resignation Date" means March 21, 1996, the date Deloitte resigned as principal accountant to the Company.

     "Schedule 13E-3" means the Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act, and any amendments thereto, including exhibits filed as a part thereof, that the Company has filed with the Commission.

     "Shareholder/s" means the shareholders of the Company, and any of them.

     "Special Meeting" means the special meeting, together with adjournments thereof, at which the Shareholders will vote on the Proposal.

     "Stockholders Agreement" means the stockholders agreement among the Continuing Shareholders, Holdings, the Childs Group, the Other Option Holders, the holders of Current Management Company Options, the Continuing Warrant Holders and the Debtors which would, among other things, place restrictions on the transferability of shares of common stock of Holdings.

     "Stock Option Plans" means collectively, the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan.


     "Stonebridge" means Stonebridge Associates, LLC.


     "Sub" means Jillian's Entertainment Acquisition Corporation, a Florida corporation, and a wholly owned subsidiary of Holdings.

     "Surviving Company" means the Company, which will be the surviving company in the Merger.

     "Transfer Agent" means American Stock Transfer.

     "Vending Partnership" means Jillian's Vending Limited Partnership.

     "Voting Agreement" means an agreement under which the Continuing Shareholders agreed to vote their shares of Common Stock in favor of the Merger and to refrain from selling, assigning or otherwise disposing of such shares.

     "Worcester Limited Partnership" means Jillian's Billiard Club of Worcester Limited Partnership.

                        INDEX TO FINANCIAL STATEMENTS


 Pro Forma Financial Statements:
   Pro Forma Combined Condensed Balance Sheet as of December 31, 1996 (unaudited)........................  F-3

   Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended December 31, 1996
     (unaudited).........................................................................................  F-4

   Pro Forma Combined Condensed Statement of Operations for the Year Ended March 31, 1996................  F-5

 Unaudited Financial Statements:
   Consolidated Condensed Balance Sheets as of December 31, 1996 and March 31, 1996 (unaudited)..........  F-6

   Consolidated Condensed Statements of Operations for the Three Month Periods and Nine Month Periods
     Ended December 31, 1996 and 1995 (unaudited)........................................................  F-7

   Consolidated Condensed Statements of Cash Flows for the Nine Month Periods Ended December 31, 1996
       and 1995 (unaudited)..............................................................................  F-8

   Notes to Consolidated Condensed Financial Statements (unaudited)......................................  F-9

Audited Financial Statements:
   Report of BDO Seidman, LLP, Independent Auditors......................................................  F-10

   Consolidated Balance Sheet as of March 31, 1996 ......................................................  F-11

   Consolidated Statements of Operations for the Years Ended March 31, 1996 and 1995 ....................  F-12

   Consolidated Statements of Changes in Stockholder Equity for the Years Ended March 31, 1996
       and 1995 .........................................................................................  F-13

   Consolidated Statements of Cash Flows for the Years Ended March 31, 1996 and 1995.....................  F-14


   Notes to Consolidated Financial Statements ...........................................................  F-15

                        JILLIAN'S ENTERTAINMENT AND HOLDINGS
                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


         The following pro forma combined condensed financial information is based on the historical consolidated financial statements of Jillian's Entertainment Corporation and Subsidiaries ("Jillian's Entertainment") and reflects the issuance of $12 million of convertible preferred stock of a newly formed Delaware corporation ("Holdings"). Holdings was formed for the purpose of acquiring Jillian's Entertainment through the merger of a wholly owned subsidiary of Holdings. The Holdings subsidiary will be merged with and into Jillian's Entertainment subject to definitive terms and conditions of the Purchase and Merger Agreements.

         The unaudited combined condensed balance sheet of Jillian's Entertainment and Holdings as of December 31, 1996 is presented as if the $12 million convertible preferred stock issuance and the acquisition and merger of Jillian's Entertainment by and with Holdings occurred on December 31, 1996. The unaudited pro forma combined condensed statement of operations for the nine months ended December 31, 1996 and the year ended March 31, 1996 is presented as if the issuance of the $12 million of convertible preferred stock of Holdings and the acquisition and merger of Jillian's Entertainment by and with Holdings occurred on April 1, 1996 and 1995, respectively. In management's opinion, all adjustments necessary to reflect the $12 million convertible preferred stock issuance and the related acquisition and merger transaction have been included in the accompanying pro forma condensed financial statements. The unaudited pro forma condensed statement of operations is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the period presented, nor does it purport to represent the financial results of operations for future periods. The unaudited pro forma information should be read in conjunction with Jillian's Entertainment's historical financial statements and notes thereto included in the Company's March 31, 1996 Form 10-KSB and December 31, 1996 Form 10-QSB.

                        JILLIAN'S ENTERTAINMENT AND HOLDINGS

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF DECEMBER 31, 1996
                                   (UNAUDITED)

                                                                    (In thousands)
                                                 ---------------------------------------------------
                                                 Jillian's                          Pro Forma
                                                 Entertainment               -----------------------
                                                 (Historical)   Holdings        Adjustments    Combined
                                                 ------------   --------     -----------    --------

ASSETS

Current assets:
     Cash and cash equivalents..................    $  595    $12,000 (a)    $(2,577) (b)    $ 8,614
                                                                                 (24) (b)
                                                                              (1,380) (b)
     Other current assets.......................       511          -              -             511
                                                    ------    -------        -------         -------
         Total current assets                        1,106     12,000         (3,981)          9,125
Property, leasehold improvements
  and equipment, net............................     6,879          -              -           6,879
Goodwill, net...................................       765          -          3,631  (b)      4,396
Other assets....................................       318          -              -             318
                                                    ------    -------        -------         -------
                                                    $9,068    $12,000        $  (350)        $20,718
                                                    ======    =======        =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses......    $1,526    $     -        $     -         $ 1,526
     Current portion of notes and equipment
        leases payable..........................     1,105          -              -           1,105
                                                    ------    -------        -------         -------
         Total current liabilities..............     2,631          -              -           2,631
Notes and equipment leases payable, less
  current maturities............................     1,756          -              -           1,756
Deferred rent...................................     1,068          -              -           1,068
                                                    ------    -------        -------         -------
         Total liabilities......................     5,455          -              -           5,455
Minority interest...............................     1,271          -              -           1,271
Redeemable preferred stock......................         -     12,000 (a)          -          12,000
Total stockholders' equity......................     2,342          -           (350) (b)      1,992
                                                                                 625  (c)
                                                                                (625) (c)
                                                    ------    -------        -------         -------
                                                    $9,068    $12,000        $  (350)        $20,718
                                                    ======    =======        =======         =======

--------------------------
(a) To reflect the issuance of $12 million of redeemable preferred stock at the formation of Holdings.
(b) To reflect the acquisition and merger of Jillian's Entertainment by and with Holdings, as if occurred on December 31, 1996. The acquisition and merger Pro Forma adjustments are summarized as follows:

         - Cash of $2,577,000 to be paid by Holdings for the purchase of 5,154,308 shares of Jillian's Entertainment common stock at a purchase price of $.50 per share;

         - Cash of $24,000 to be paid by Holdings for certain Jillian's Entertainment outstanding warrants and options;

         - The Pro Forma reflects management's estimate of $1,380,000 of transaction costs;

         - Goodwill represents the excess purchase price over the fair value of net assets acquired calculated as follows:

                 Total purchase price of 9,137,798 shares of Jillian's Entertainment at           $5,973
                 $.50 per share, including purchase price of certain warrants and options and estimated transaction costs

                 Fair value of net assets acquired                                                 2,342
                                                                                                  ------

                 Excess of purchase price over fair value                                         $3,631
                                                                                                  ======

(c) To reflect the issuance of 1,250,000 shares of Holdings common stock at $.50 per share in exchange for stockholder notes receivable.

                        JILLIAN'S ENTERTAINMENT AND HOLDINGS
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                                   (UNAUDITED)


                                                        (In thousands, except per share data)
                                                 ---------------------------------------------------
                                                 Jillian's                             Pro Forma
                                                 Entertainment                ----------------------------
                                                 (Historical)   Holdings      Adjustments         Combined
                                                 ------------   --------      -----------         --------

Revenues from clubs.............................     $ 9,800    $     -           $      -         $ 9,800
                                                     -------    -------           --------         -------
Cost of club operations.........................       8,136          -                  -           8,136
General and administrative expenses.............       1,142          -                  -           1,142
Depreciation and amortization expense...........         661          -                109  (a)        770
Income applicable to minority interests.........         115          -                  -             115
                                                     -------    -------           --------         -------
         Total costs and expenses...............      10,054          -                109          10,163
                                                     -------    -------           --------         -------

Other income (expense):
     Interest expense...........................        (251)         -                  -            (251)
     Other income...............................           3          -                 37  (b)         40
                                                     -------    -------           --------         -------
                                                        (248)         -                 37            (211)
                                                     -------    -------           --------         -------
Net loss .......................................        (502)         -                (72)           (574)
Preferred stock dividends.......................           -          -             (1,080) (c)     (1,080)
                                                     -------    -------           --------         -------
Net loss applicable to common and common
  equivalent shares.............................     $  (502)   $     -           $ (1,152)        $(1,654)
                                                     =======    =======           ========         =======
Net loss per common and common
  equivalent shares.............................     $ (0.05)                                      $ (0.08)
                                                     =======                                       =======
Weighted average number of common and
  common equivalent shares outstanding..........   9,137,798                                    20,047,014
                                                   =========                                    ==========


--------------------------
(a) To reflect amortization of goodwill ($3,631,000 assuming an estimated useful life of twenty-five years).

(b) To reflect interest income earned on notes receivable of $625,000 to be issued in exchange for common stock in Holdings at 7% per annum on $375,000 and 9% per annum on $250,000, assuming transaction occurred on April 1, 1996.

(c) To reflect dividends on the $12 million issuance of Holdings' redeemable preferred stock at dividend accrual rate of 12% per annum, assuming the issuance occurred on April 1, 1996.

                        JILLIAN'S ENTERTAINMENT AND HOLDINGS
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1996
                                   (UNAUDITED)

                                                        (In thousands, except per share data)
                                                 ---------------------------------------------------
                                                 Jillian's                             Pro Forma
                                                 Entertainment                --------------------------
                                                 (Historical)    Holdings     Adjustments       Combined
                                                 ------------    --------     -----------       --------
Revenues from clubs.............................     $11,876    $     -         $      -         $11,876
                                                     -------    ---------       --------         -------
Cost of club operations.........................       9,643          -                -           9,643
General and administrative expenses.............       1,707          -                -           1,707
Depreciation and amortization expense...........         657          -              145  (a)        802
Income applicable to minority interests.........         190          -                -             190
                                                     -------    ---------       --------         -------
         Total costs and expenses...............      12,197          -              145          12,342
                                                     -------    ---------       --------         -------

Other income (expense):
     Interest expense...........................        (212)         -                -            (212)
     Other income...............................         139          -               49  (b)        188
                                                     -------    ---------       --------         -------
                                                         (73)         -               49             (24)
                                                     -------    ---------       --------         -------
Net loss .......................................        (394)         -              (96)           (490)
Preferred stock dividends.......................           -          -           (1,440) (c)     (1,440)
                                                     -------    ---------       --------         -------
Net loss applicable to common and common
  equivalent shares.............................     $  (394)   $     -         $ (1,536)        $(1,930)
                                                     =======    =========       ========         =======
Net loss per common and common
  equivalent shares.............................     $ (0.04)                                    $ (0.10)
                                                     =======                                     =======
Weighted average number of common and
  common equivalent shares outstanding..........   9,137,798                                  20,047,014
                                                   =========                                  ==========

--------------------------
(a) To reflect amortization of goodwill ($3,631,000 assuming an estimated useful life of twenty-five years).

(b) To reflect interest income earned on notes receivable of $625,000 to be issued in exchange for common stock in Holdings at 7% per annum on $375,000 and $9% per annum on $250,000, assuming transaction occurred on April 1, 1995.

(c) To reflect dividends on the $12 million issuance of Holdings' redeemable preferred stock at dividend accrual rate of 12% per annum, assuming the issuance occurred on April 1, 1995.

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                  (Unaudited)

                                                            December 31,      March 31,
                                                                1996            1996
                                                             -----------    -----------
                                     ASSETS

Current assets:
  Cash and cash equivalents                                  $   595,313    $   646,306
  Inventory                                                      187,817        204,581
  Accounts receivable                                            110,221         63,386
  Other current assets                                           212,274        166,035
                                                             -----------    -----------
       Total current assets                                    1,105,625      1,080,308

Investments                                                       39,725         39,725
Property, leasehold improvements and
 equipment, net                                                6,878,989      7,687,606
Goodwill, net                                                    765,446        805,384
Other assets                                                     278,138        291,248
                                                             -----------    -----------
       Total assets                                          $ 9,067,923    $ 9,904,271
                                                             ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                           $   943,388    $   941,707
  Accrued expenses and other liabilities                         581,904        635,167
  Current portion of notes and equipment
   leases payable                                                825,394        712,910
  Notes payable to related parties                               280,000             --
                                                             -----------    -----------
       Total current liabilities                               2,630,686      2,289,784

Deferred rent                                                  1,067,655      1,187,860
Notes payable and equipment
 leases payable                                                1,756,100      1,906,235
Notes payable to related parties                                      --        280,000
                                                             -----------    -----------
       Total liabilities                                       5,454,441      5,663,879
                                                             -----------    -----------

Minority interests                                             1,271,146      1,395,964
                                                             -----------    -----------

Commitments and contingencies

Stockholders' equity:
  Cumulative preferred stock, $.001 par
   value, 1,000,000 shares authorized, none
   issued or outstanding                                              --             --
  Common stock, $.001 par value, 25,000,000
   shares authorized, 9,137,798 shares issued
   and outstanding                                                 9,138          9,138
  Paid-in capital                                              9,536,277      9,536,277
  Accumulated deficit                                         (7,203,079)    (6,700,987)
                                                             -----------    -----------
       Total stockholders' equity                              2,342,336      2,844,428
                                                             -----------    -----------
       Total liabilities and stockholders' equity            $ 9,067,923    $ 9,904,271
                                                             ===========    ===========

      See accompanying notes to consolidated condensed financial statements



                                JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                   CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                                      (Unaudited)


                                                 Three Month Period               Nine Month Period
                                                 Ended December 31,               Ended December 31,
                                             -------------------------       --------------------------
                                               1996            1995            1996            1995
                                            ----------      ----------      ----------      ----------
Revenues from clubs                         $3,497,637      $3,011,717      $9,799,894      $8,182,344
                                            ----------      ----------      ----------      ----------

Cost and expenses:
  Cost of club operations:

    Cost of food and beverage                  781,239         722,221       2,228,647       1,943,988
    Wages                                      756,380         702,471       2,272,936       1,944,404
    Rent                                       495,019         406,129       1,352,252       1,215,532
    Direct operating expenses                  660,761         570,366       1,982,169       1,710,598
    Other operating expenses                   300,000               -         300,000               -
  General and administrative expenses          342,391         531,368       1,141,954       1,211,652
  Depreciation and amortization                221,192         154,226         661,101         449,826
  Minority interest                             73,221          72,466         115,389          87,864
  Start-up costs related to development
  stage clubs                                        -          20,216               -          82,575
                                            ----------      ----------      ----------      ----------
       Total cost and expenses               3,630,203       3,179,463      10,054,448       8,646,439
                                            ----------      ----------      ----------      ----------

Other income/(expenses):
 Interest income                                 1,217             907           3,496          12,985
  Interest Expense                             (83,973)        (58,220)       (251,034)       (133,325)
                                            ----------      ----------      ----------      ----------
       Total other expenses                    (82,756)        (57,313)       (247,538)       (120,340)
                                            ----------      ----------      ----------      ----------

Net loss                                    $ (215,322)     $ (225,059)     $ (502,092)     $ (584,435)
                                            ==========      ==========      ==========      ==========

Net loss per share of common and
 common equivalents                         $    (0.02)     $    (0.02)     $    (0.05)     $    (0.06)
                                            ==========      ==========      ==========      ==========

Weighted average common and
 common equivalent shares outstanding        9,137,798       9,137,798       9,137,798       9,137,798
                                            ==========      ==========      ==========      ==========



See accompanying notes to consolidated condensed financial statements


                                 JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                                        (Unaudited)



                                                                                 Nine Month Period
                                                                                 Ended December 31,
                                                                               1996          1995
                                                                            ---------    -----------
Cash flows from operating activities:
  Net loss                                                                  $(502,092)   $  (584,435)
                                                                            ---------    -----------

  Adjustments to reconcile net loss to net cash provided by operations:
    Charge for impairment of long-lived assets                                300,000              -
    Depreciation and amortization                                             661,101        449,826
    Changes in operating assets in liabilities:
       Accounts receivables                                                   (46,835)       (38,553)
       Inventory                                                               16,764        (46,895)
       Other assets                                                           (53,659)          (367)
       Accounts payable                                                         1,681        324,883
       Accrued expenses and other liabilities                                (173,468)       106,826
       Minority interest                                                      115,389         87,864
                                                                            ---------    -----------
       Total adjustments                                                      820,973        883,584
                                                                            ---------    -----------
       Cash provided by operating activities                                  318,881        299,149
                                                                            ---------    -----------

Cash flows from investing activities:
  Purchases of property and equipment                                         (92,016)    (1,137,932)
  Collections of notes receivable                                                   -        103,413
                                                                            ---------    -----------
       Cash used by investing activities                                      (92,016)    (1,034,519)
                                                                            ---------    -----------

Cash flows from financing activities:
  Repayment of notes and leases payables                                     (537,651)      (432,571)
  Proceeds from borrowings                                                    500,000        630,253
  Distributions to minority interest shareholders                            (240,207)      (126,483)
                                                                            ---------    -----------
       Cash used by financing activities                                     (277,858)        71,199
                                                                            ---------    -----------

Net decrease in cash and cash equivalents                                     (50,993)      (664,171)

Cash and cash equivalents at beginning of year                                646,306      1,254,120
                                                                            ---------    -----------

Cash and cash equivalents at end of period                                  $ 595,313    $   589,949
                                                                            =========    ===========

Supplemental cash flow information:
  During the nine months ended December 31, 1995, the Registrant acquired equipment by entering into capital leases in the amount of $167,566.

      See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES Notes to Consolidated Condensed Financial Statements


Note A  -  General
------------------

The unaudited consolidated condensed financial statements include the accounts of Jillian's Entertainment Corporation (the "Registrant"), Jillian's, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Net loss per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options and warrants were used to purchase common shares outstanding at the average complete market value during each period, unless such exercise is anti-dilutive.

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions for Form 10-QSB and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and changes in cash flow in conformity with generally accepted accounting principles. The unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996. In the opinion of management, the unaudited consolidated condensed financial statements contain all adjustments necessary for a fair presentation of the results of operations for the interim periods presented and all such adjustments are of a normal and recurring nature. The results of operations for the three and nine months ended December 31, 1996 are not necessarily indicative of the results which may be expected for the entire fiscal year.

Certain amounts in the unaudited accompanying condensed consolidated financial statements for the three and nine months ended December 31, 1995 have been reclassified to conform to the December 31, 1996 presentation.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Jillian's Entertainment
Corporation:

We have audited the accompanying consolidated balance sheet of Jillian's Entertainment Corporation and subsidiaries as of March 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jillian's Entertainment Corporation and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                            /s/ BDO Seidman, LLP

Boston, Massachusetts
July 2, 1996

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 1996

                                     ASSETS


Current assets:
  Cash and cash equivalents                                 $   646,306
  Inventory                                                     204,581
  Accounts receivable                                            63,386
  Other current assets                                          166,035
                                                             ----------
            Total current assets                              1,080,308

Investments (Note 2)                                             39,725
Property, leasehold improvements and equipment,
  net (Notes 3 and 4)                                         7,687,606
Goodwill, net                                                   805,384
Other assets                                                    291,248
                                                             ----------
            Total assets                                    $ 9,904,271
                                                             ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                           $  941,707
  Accrued expenses and other liabilities                        635,167
  Current portion of notes and equipment
   leases payable (Note 4)                                      712,910
                                                             ----------
            Total current liabilities                         2,289,784

Deferred rent                                                 1,187,860
Notes payable and equipment
 leases payable  (Note 4)                                     1,906,235
Notes payable to related parties (Note 4)                       280,000
                                                             ----------
            Total liabilities                                 5,663,879
                                                             ----------
Minority interests (Note 11)                                  1,395,964
                                                             ----------
Commitments and contingencies (Notes 6, 8 and 11)

Stockholders' equity (Notes 4, 7, 8, 9 and 11):
  Cumulative preferred stock, $.001 par
   value, 1,000,000 shares authorized, none
   issued or outstanding                                           -
  Common stock, $.001 par value, 25,000,000
   shares authorized, 9,137,798 shares issued
   and outstanding                                                9,138
  Paid-in capital                                             9,536,277
  Accumulated deficit                                        (6,700,987)
                                                             ----------
            Total stockholders' equity                        2,844,428
                                                             ----------
            Total liabilities and stockholders' equity       $9,904,271
                                                             ==========

           See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the years ended March 31, 1996 and 1995

                                                  1996                1995
                                                  ----                ----

Revenues from club operations                 $ 11,875,716        $  7,969,247
                                              ------------        ------------

Costs and expenses:
  Cost of club operations:
    Cost of goods sold                           2,736,704           1,749,269
    Wages                                        2,745,768           1,870,360
    Rent                                         1,685,014           1,223,785
    Direct operating costs                       2,393,039           1,590,270
  Start-up costs related to development
    stage clubs                                     82,575             534,808
  General and administrative expenses            1,707,460           1,186,761
  Depreciation and amortization expense            656,768             523,500
  Income applicable to minority
    interest (Note 11)                             189,613             110,231
                                              ------------        ------------
      Total costs and expenses                  12,196,941           8,788,984
                                              ------------        ------------

Other income/(expenses):
  Gain on sale of investment                          --                 4,785
  Interest expense                                (211,520)            (98,021)
  Other income                                     139,014              49,917
                                              ------------        ------------
        Total other expenses, net                  (72,506)            (43,319)
                                              ------------        ------------
        Net loss                              $   (393,731)       $   (863,056)
                                              ============        ============

Net loss per common and
 common equivalents share                     $      (0.04)       $      (0.11)
                                              ============        ============

Weighted average common and common
 equivalent shares outstanding                   9,137,798           8,116,291
                                              ============        ============













           See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY
                    For the years ended March 31, 1996 and 1995


                                      Common Stock                                                                  Total
                                  --------------------           Paid-in        Accumulated       Notes         Stockholders'
                                  Shares        Amount           Capital          Deficit       Receivable          Equity
                                  ------        ------           -------        -----------     ----------      ------------
Balance at March 31, 1994       8,032,798       $8,033         $9,188,132       $(5,444,200)    $(151,667)      $3,600,298
Shares issued, stock options
 exercised (Note 7)             1,105,000        1,105            275,145                                          276,250
Collection of notes receivable                                                                     48,254           48,254
Services contributed by
 shareholder (Note 6)                                              50,000                                           50,000
Net loss                                                                           (863,056)                      (863,056)
                                ---------       ------         ----------       -----------     ---------       ----------
Balance at March 31, 1995       9,137,798        9,138          9,513,277        (6,307,256)     (103,413)       3,111,746
Collection of notes receivable                                                                    103,413          103,413
Services contributed by
 shareholder (Note 6)                                              23,000                                           23,000
Net loss                                                                           (393,731)                      (393,731)
                                ---------       ------         ----------       -----------     ---------       ----------
Balance at March 31, 1996       9,137,798       $9,138         $9,536,277       $(6,700,987)    $    --         $2,844,428
                                =========       ======         ==========       ===========     =========       ==========

            See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years ended March 31, 1996 and 1995

                                                              March 31,          March 31,
                                                                1996               1995
                                                             -----------        -----------
Cash flows from operating activities:
  Net loss                                                   $  (393,731)       $  (863,056)
                                                             -----------        -----------
  Adjustments to reconcile net loss to
   net cash provided by operating activities:

    Depreciation and amortization                                656,768            523,500
    Gain on sale of investments                                     --               (4,785)
    Provision for losses on receivables                             --               41,587
    Increase in paid-in capital for contribution

    of services                                                   23,000             50,000
    (Increase)/decrease in accounts receivable                   (29,698)             5,706
    Increase in inventory                                        (49,014)           (38,484)
    Decrease/(increase) in other assets                           29,706           (103,015)
    Increase in accounts payable                                 362,922            284,592
    Increase in accrued expenses and other liabilities           282,518            294,102
    Increase in minority interest                                189,613            110,231
                                                             -----------        -----------
  Total adjustments                                            1,465,815          1,163,434
                                                             -----------        -----------

    Cash provided by operating activities                      1,072,084            300,378
                                                             -----------        -----------

Cash flow from investing activities:

      Purchase of property and equipment                      (1,677,301)        (1,775,960)
      Collection of note receivable                              103,413              6,667
      Proceeds from sale of investments                             --                9,470
                                                             -----------        -----------
    Net cash used in investing activities                     (1,573,888)        (1,759,823)
                                                             -----------        -----------

Cash flows from financing activities:

      Issuance of notes payable                                  630,253          1,419,320
      Repayment of notes and leases payable                     (506,829)          (261,505)
      Proceeds from issuance of common stock                        --              276,250
      Proceeds from sale of partnership interests                   --              258,084
      Distributions to minority interest partners               (229,434)          (108,145)
                                                             -----------        -----------
    Net cash (used)/provided by financing activities            (106,010)         1,584,004
                                                             -----------        -----------

Net (decrease)/increase in cash and cash equivalents            (607,814)           124,559
Cash and cash equivalents at beginning of year                 1,254,120          1,129,561
                                                             -----------        -----------
Cash and cash equivalents at end of year                     $   646,306        $ 1,254,120
                                                             ===========        ===========

Supplemental Disclosure of Cash Flow Information:

   Cash paid during the year for interest                    $   211,520        $    98,021
                                                             ===========        ===========

Non-cash investing and financing activity:

   Acquisition of equipment through capital leases           $   723,392        $      --
                                                             ===========        ===========
   Acquisition of leasehold improvements through
    landlord contributions                                   $   872,682        $      --
                                                             ===========        ===========
   Conversion of notes payable into limited partner-
    ship interest                                            $      --          $   100,000
                                                             ===========        ===========



           See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

Jillian's Entertainment Corporation (the "Company"), owns, operates and manages, through wholly-owned subsidiaries, billiard clubs in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of Jillian's, Inc. are the general partners and own 87%, 25%, 43% and 79% interests, respectively.

Certain amounts in the accompanying consolidated financial statements as of and for the year ended March 31, 1995, have been reclassified to conform to the presentation as of and for the year ended March 31, 1996.

The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements:

         Principles of Consolidation

The consolidated financial statements include the accounts of Jillian's Entertainment Corporation, Jillian's, Inc. and subsidiaries and Carom Financial Corporation. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of the Company have an 87%, 25%, 43% and 79% ownership interest, respectively. All of the limited partnerships are consolidated herein, since the Company controls the operations of the limited partnerships. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks, with original maturities of less than three months.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS, CONTINUED

         Inventory

Inventory, primarily food and beverage, is stated at cost. Cost is determined by the first-in, first-out method.

         Investments

Investments in equity securities and non-billiard club limited partnerships, which do not have readily determinable fair values, are carried at the lower of cost or estimated fair market value. Gains and losses on the sale of investments are calculated on the "specific identification" method.

         Property, Leasehold Improvements and Equipment

Property, leasehold improvements and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including all renewal periods) or the useful lives of the improvement which range from ten to twenty years. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

         Goodwill

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that impairment losses on assets held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations.

The excess of the cost of the investment in Jillian's, Inc. over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years from the acquisition dates. The Company evaluates the potential impairment of its long-lived assets, including goodwill related thereto, in accordance with SFAS No. 121 and evaluates other goodwill in accordance with Accounting Principle Board Opinion No. 17 "Intangible Assets". The Company does not believe that its long-lived assets or goodwill has been impaired.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS, CONTINUED

         Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, current income taxes are provided based upon taxes currently payable and deferred taxes are provided to reflect the temporary difference in the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is recorded to reduce deferred tax assets to an amount which is considered more likely than not to be realized.

         Earnings/Loss Per Share

Earnings (loss) per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options were used to purchase common shares outstanding at the average fair market value during each period, unless such exercise is anti-dilutive.

         Start-up Costs

Start-up costs related to development stage clubs are expensed as incurred. These costs include all wages, rents and direct general and administrative expenses incurred prior to a club opening for business.

         Advertising Costs

Advertising costs are charged to operations as incurred. Advertising expense was approximately $317,000 and $168,000 for the years ended March 31, 1996 and 1995, respectively.

         Leases

The Company has entered into operating lease agreements which contain scheduled rent increases during the term of the lease. Such scheduled rent increases are recorded on a straight-line basis over the term of the lease. Landlord incentives are recorded as deferred rent and amortized over the terms of the lease.

         Fair Value of Financial Instruments

The Company believes that the carrying amount of notes and equipment leases payable, as reported in the accompanying consolidated balance sheet, approximates fair value.

2.       INVESTMENTS

Investments at March 31, 1996 consisted of the following:

North American Venture Capital
 Fund II, L.P.                       $25,000
Tellurado Assoc., Ltd.                14,725
                                     -------
         Total                       $39,725
                                     =======

North American Venture Capital Fund II, L.P. and Tellurado Assoc., Ltd represent limited partnership interests purchased in fiscal 1990 and fiscal 1992, respectively. These partnerships were formed primarily to invest in marketable securities and real estate, respectively.

3.       PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT, NET

Property, leasehold improvements and equipment consists of the following at March 31, 1996:

Leasehold improvements              $ 5,487,014
Game equipment                        1,391,937
Club and office equipment             1,772,683
Furniture and fixtures                  720,323
                                    -----------
                                      9,371,957
Less accumulated depreciation        (1,684,351)
                                    -----------
         Total                      $ 7,687,606
                                    ===========

4.       NOTES AND EQUIPMENT LEASES PAYABLE

         Notes Payable

Notes payable at March 31, 1996 consist of the following:

Note payable to U.S. Government.  (See Note 8).                            $199,792

Note payable to City of Cleveland Heights collateralized by personal property and fixtures in the Cleveland Heights club. Interest payable at 7%. Principal and interest payable in monthly
 installments of $1,161.  Balance due in April 1998.                         76,219

Note payable to seller of Pasadena club.  Interest payable monthly
 at 8%.  Principal due in August, 1996. (See Note 10).                      175,000

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

         Notes Payable, Continued

Note payable to unaffiliated third parties.  Interest at 15%.
 (Currently payable at 12%). Principal and accrued interest due
 October 20, 1999.                                                                       185,000

Note payable to bank collateralized by stock in Seattle club
 Interest payable at 9.5%.  Principal and interest payable in
 monthly installments of $4,205. Balance due May 18, 1999.                               144,538

Note payable to Champaign club landlord. Interest payable at 10%. Principal and interest payable in monthly installments of $3,187.
 Balance due September 1, 1999.                                                          110,301

Note payable to City of Long Beach. Interest accrues at 7% for first year, thereafter, principal and interest is payable in monthly installments of $5,507 beginning April 1, 1996.
 Balance due April 2006.                                                                 450,000

Note payable to unaffiliated third party.  Interest payable
 quarterly at 8.5%.  Balance due August 1, 1996.                                          50,000

Note payable to bank collateralized by equipment in
 Tacoma club and by stock in Seattle club.  Interest payable in monthly installments of $6,306.  Balance due December
 2000.                                                                                   284,357
                                                                                       ---------

Total                                                                                  1,675,207

         Notes Payable to Related Parties

Notes payable to affiliated third parties.  Interest payable at 25%.  Interest payable semi-annually.  Principal and accrued
 interest due May and June 1997.                                                         280,000
                                                                                       ---------

Total notes payable                                                                    1,955,207
                                                                                       ---------
         Capitalized Equipment Leases Payable

Equipment leases payable to unaffiliated third party.  Payable in monthly
 installments of $6,673.  $30,000 buy-out due June 1, 1999.                              214,633

Other equipment leases payable to unaffiliated third party.                              178,923

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

         Capitalized Equipment Leases Payable, Continued

Equipment leases payable to unaffiliated third party.  Payable in monthly installments of $6,762.  $30,000 buyout due January
 2001.                                                                     294,556

Equipment leases payable to unaffiliated third party.  Payable in
 monthly installments of $11,953.  Balance due in March 1998.              255,826
                                                                        ----------

Total capital leases payable                                               943,938
                                                                        ----------

Total notes and equipment leases payable                                 2,899,145

Less current portion of notes and equipment leases payable                 712,910
                                                                        ----------

Long term portion of notes and equipment leases payable                 $2,186,235
                                                                        ==========

The aggregate amount of required payments under the notes payable at March 31, 1996 are as follows:

         Years Ending March 31,

         1997              $  420,626
         1998                 549,154
         1999                 309,254
         2000                 322,767
         2001                  99,433
         Thereafter           253,973
                           ----------
                Total      $1,955,207
                           ==========

As collateral on the City of Long Beach loan, the Company has issued the City of Long Beach a warrant to receive 225,000 shares of its common stock at no charge. This warrant is only exercisable if the Company defaults on the loan and fails to cure such default. Any net proceeds the City of Long Beach receives on the sale of such warrant would be used to offset the outstanding loan balance. If such net proceeds were not sufficient to repay the outstanding loan balance, the Company has agreed to continue to issue additional shares of its common stock until the outstanding loan balance is paid in full.

4.       NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

Future minimum lease payments under capital lease obligation together with the present value of the net minimum lease payments are as follows:

         Years Ending March 31,

         1997                      $   395,662
         1998                          355,550
         1999                          202,095
         2000                          140,035
         2001                           77,947
                                    ----------
         Total minimum
          lease payments             1,171,289

         Less amounts repre-
          senting interest             227,351
                                    ----------
         Present value of net
          minimum lease pay-
          ments                     $  943,938
                                    ==========
         Current                    $  292,284
         Long-term                     651,654
                                    ----------
                                    $  943,938
                                    ==========

5.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax assets as of March 31, 1996 are as follows:

5.       INCOME TAXES, CONTINUED

                                                   1996
                                                   ----

Gross deferred tax liabilities                 $      --
                                               -----------
Deferred tax assets:
         Contribution carryforward                   8,000
         Net operating loss carryforward         2,202,300
         Capital loss carryforward                  31,600
                                               -----------
Gross deferred tax assets                        2,241,900
                                               -----------
Deferred tax asset                               2,241,900
Valuation allowance                             (2,241,900)
                                               -----------
Net deferred asset                             $      --
                                               ===========

No provision or benefit for income taxes was recorded in the accompanying consolidated financial statements for the years ended March 31, 1996 and 1995. As of March 31, 1996, the Company has unused operating loss carryforwards of approximately $5,850,000 for federal income tax purposes. Approximately $4,000,000 of these carryforwards are limited under Section 382 of the Internal Revenue Code to approximately $350,000 per year. These carryforwards begin to expire in the year 2006.

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes as follows:

                                       1996                           1995
                                       ----                           ----
                                      Amount           %             Amount           %
                                    ---------        -----         ---------        -----
Tax (benefit) at federal rate       $(137,800)       (35.0)        $(302,070)       (35.0)
Benefit of graduated rate               4,200          1.0             8,631          1.0
Goodwill amortization                  18,600          4.7            18,637          2.2
Change in valuation allowance          94,402         24.0           260,545         30.1
Accrued officers compensation          35,000          8.9              --           --
Other, net                            (14,402)        (3.6)           14,257          1.7
                                    ---------        -----         ---------        -----
Total                               $       0            0%        $       0            0%
                                    =========        =====         =========        =====

The valuation allowance increased by $94,402 in the year ended March 31, 1996.

6.       COMMITMENTS AND CONTINGENCIES

         Leases

On June 13, 1995, the Company entered into a lease agreement for 3,020 square feet of space for its administrative operation located at 727 Atlantic Avenue in Boston, Massachusetts. The lease commenced in July, 1995 and expires July, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company will be obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.

6.       COMMITMENTS AND CONTINGENCIES, CONTINUED

The Company also leases the premises in which its billiard clubs are operated. The future minimum lease payments under the administrative and clubs operating leases are as follows:

         Years ending               Leases as of
           March 31,               March 31, 1996
         ------------              --------------
            1997                    $ 1,607,000
            1998                      1,553,000
            1999                      1,561,000
            2000                      1,213,000
            2001                      1,011,000
         Thereafter                   2,878,000
                                    -----------
            Total                   $ 9,823,000
                                    ===========

Some of the billiard clubs lease agreements contain clauses that provide for additional rental expense based on gross sales exceeding specified dollar amounts. Such rental clauses differ by club. During the year ended March 31, 1996, none of the clubs were required to pay any material amounts of additional rent. Additionally, the Company is using the straight line method for certain lease payments under the lease agreements and, therefore, current expenses are greater than the actual cash payments.

         Litigation

On October 13, 1995, an action foreclosing a mechanics lien was filed against the Company in a California Superior Court for Los Angeles County for approximately $123,000, plus interest. The Company filed an answer and cross complaint on January 3, 1996. While the Company is vigorously defending the action and believes that it has meritorious defenses, no assurance can be given of a favorable outcome.

         Employment Agreement

On March 14, 1991, Steven L. Foster entered into an employment agreement with the Company. The term of the employment agreement was for four years at an annual salary of $50,000 plus annual incentive compensation and was extended to September 14, 1995. There was no annual incentive compensation earned during the term of the agreement. Mr. Foster has waived his annual salary from May 1, 1992 through September 14, 1995 in order to reduce the Company's general and administrative expenses. For fiscal 1995 and 1996, the Company recognized an expense of $50,000 and $23,000, respectively for the fair value of the service rendered by Mr. Foster and a corresponding credit to paid-in capital.

7.   STOCKHOLDERS' EQUITY

During fiscal 1993, the Company offered for sale its common stock through a private placement. The Company sold 2,043,022 shares of its common stock for approximately $874,000 net of offering expenses and sales commissions. In accordance with the terms of the subscription agreement for the private placement, the Company filed with the Securities and Exchange Commission a registration statement with respect to the shares sold in the private placement. The registration statement became effective February 5, 1993 and continues to be effective.

On March 14, 1991 the Company issued 1,000,000 shares of common stock in connection with the Jillian's, Inc. acquisition. Additionally, on such date, the Company and Steven Foster, Steven Rubin, Kevin Troy and The Frank and Celia Foster Family Trust (collectively, the "Foster Group") entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Foster Group has a one time demand registration right to require the Company to register its stock for sale to the public and certain rights to participate in registrations of securities by the Company, subject to certain restrictions.

The Registration Rights Agreement also contains an anti-dilution provision providing that for a period of 18 months from March 14, 1991, the Company would not engage in any offering and sale of any of its equity securities or securities convertible into or exchangeable into equity securities without the prior written consent of Steven Rubin acting as the representative of the Foster Group. Steven Rubin was required to negotiate on behalf of the Foster Group in good faith with the Company in an effort to achieve the Company's capital requirements while minimizing the dilutive effect on the Foster Group of the sale of any securities in any such offering. On April 28, 1993, the Company and Steven Rubin negotiated a settlement with respect to the anti-dilution provision for the River Club Limited Partnership transaction (see Note 9) and the 1993 private placement of common stock discussed above. The Company issued the Foster Group an additional 650,000 shares of common stock pursuant to its anti-dilution rights. The Company also granted the Foster Group a warrant, for the purchase of 100,000 shares of the Company's common stock at an exercise price of $1.50. The warrant is exercisable for a three-year period commencing April 28, 1993.

7.   STOCKHOLDERS' EQUITY, CONTINUED

At March 31, 1996, outstanding warrants and options to purchase shares of the Company's common stock were as follows:

Warrants issued to investment banker (a)                                         125,000
Warrants issued in connection with the River Club
  Limited Partnership transaction (See Note 9)                                    75,995
Warrants issued in connection with the Seattle club lease (b)                     86,885
Warrants issued to public relations firm (c)                                      50,000
Warrants issued to former directors and officers (d)                             262,500
Warrants issued in connection with the California clubs' acquisition (e)          10,000
Warrants issued to the Foster Group in connection with the anti-dilution
  provision, discussed above                                                     100,000
Warrants issued in connection with the Miami club lease (f)                       65,000
Consolidated Stock Option Plan (g)                                               150,500
1994 Stock Option Plan (h)                                                       124,000
1995 Stock Option Plan (i)                                                     1,645,000
Warrants issued to the City of Long Beach (See Note 4)                           225,000
                                                                               ---------
Total number of common shares issuable upon exercise of warrants
  and stock options                                                            2,919,880
                                                                               =========

(a) On December 31, 1988, the Company entered into a letter agreement with an investment banking firm (the "Firm"), pursuant to which the Company retained the Firm to assist the Company in its efforts to locate suitable acquisition opportunities. The Firm failed to locate an acquisition opportunity for the Company and the Company and the Firm informally agreed on March 7, 1990 to terminate the agreement. The Company and the Firm negotiated a settlement with respect to the investment banking services rendered. Under the terms of the settlement, the Firm was granted warrants to purchase 100,000 shares and 25,000 shares of the Company's common stock exercisable for a five year period commencing May 15, 1991 at an exercise price of $1.00 and $2.00 per share, respectively.

(b) Under the terms of an amendment to the Seattle club lease, the lessor and Jillian's - Seattle have agreed that the percentage rental payments may be made one-third in cash and two-thirds by issuing the lessor warrants to purchase shares of the Company's common stock in an amount equal to one share for each dollar of percentage rent owing. The warrants will be issued on the fifteenth day following the end of each fiscal year and will be exercisable for a five-year period at an exercise price equal to the average bid and asked prices of the common stock for the ten-day period prior to issuance. The warrants issued under this amendment are as follows:

7.       STOCKHOLDERS' EQUITY, CONTINUED

         For Fiscal        Warrants                  Exercise
           Year             Issued                  Price/Share
         ----------        --------                 -----------
          1992               9,901                   $0.97
          1993              12,608                    0.745
          1994              15,637                    0.70
          1995              20,631                    0.45
          1996              28,108                    0.27
                            ------
                            86,885
                            ======

(c) On September 10, 1992, the Company issued to its public relations firm, for services rendered, a warrant to purchase 50,000 shares of the Company's common stock for a five-year period commencing at the time of issuance at an exercise price of $0.50 per share.

(d) The Board of Directors has issued former directors and a former officer of the company common stock purchase warrants exercisable for a five-year period from the date of grant. The warrants have various restrictions and registration rights. The warrants issued are as follows:

          Date             Warrants                   Exercise
         Granted            Issued                   Price/Share
         -------           --------                  -----------
         3/23/93            40,000                     $0.78
         3/31/94            40,000                      0.70
         1/23/95            40,000                      0.656
         2/17/95            67,500                      0.656
         2/17/95            75,000                      0.33
                           -------
                           262,500
                           =======

(e) On August 19, 1993, the Company issued to an unaffiliated broker, for services rendered in connection with the acquisition of the Pasadena club and negotiating the City of Long Beach loan, a warrant to purchase 10,000 shares of the Company's common stock for a three-year period, commencing on the date of issuance, at an exercise price of $1.00 per share.

(f) On March 7, 1994, under the terms of an amendment to the Miami club lease, the lessor and the Company have agreed to eliminate all basic percentage rents due from inception of the lease through the termination of the lease (including all renewal periods) and delay all CPI increases until January 1, 1995. The basic percentage rent was 3% of gross revenues up to $1,000,000 for years 1990 and 1991 of the lease and 4% thereafter. In exchange for the amendment, the Company issued the lessor

7.       STOCKHOLDERS' EQUITY, CONTINUED

         40,000 shares of its common stock and granted the lessor warrants to purchase 65,000 shares of its common stock at $0.50 per share. The warrants are exercisable for a five-year period.

(g) On June 28, 1994, the Board of Directors cancelled all options (786,000 shares of the Company's common stock in the aggregate) previously granted to directors, advisors and key employees under all stock option plans adopted prior to March 31, 1994. Such plans were replaced with the Consolidated Stock Option Plan which provided that options to purchase 786,000 shares of the Company's common stock could be awarded. On the same date, the Stock Option Committee granted options to purchase 786,000 shares of the Company's common stock. On December 20, 1994, the Company reduced the exercise price of 520,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995. As of March 31, 1996, 520,000 of these options were exercised, 150,500 of these options remained outstanding and 115,500 of these options were surrendered by the option holder and/or terminated by the Company. The outstanding options are exercisable at $.656 per share to the extent vested which is as follows: 1) 132,100 options were exercisable as of March 31, 1996, 2) 9,200 options vest during fiscal 1997 and 3) 9,200 options vest during fiscal 1998. The outstanding options expire as follows: 1) 5,000 options in fiscal 1998, 2) 5,000 options in fiscal 1999, 3) 5,500 options in fiscal 2000, 4) 32,000 options in fiscal 2001, 5) 30,000 options in fiscal 2002 and 6) 73,000 options in fiscal 2004.

(h) On March 31, 1994, the Board of Directors adopted, subject to shareholder approval, the 1994 Director, Adviser and Key Employee Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, options to purchase 804,000 shares of the Company's common stock could be awarded. On the same date, the Stock Option Committee granted options to the Board of Directors and to key employees which, in the aggregate, allowed for the purchase of 774,000 shares of the Company's common stock. The options were exercisable to the extent vested under the vesting schedule, which is 100% vested on the date of grant for 660,000 of the options and 50% on the date of grant and 50% one year thereafter for the remaining 114,000 options. The exercise price was $0.656 per share for 114,000 options and $0.33 for the remaining 660,000 options. On December 20, 1994, the Company reduced the exercise price of 585,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995. On March 31, 1995, the Board of Directors granted 20,000 additional options with an exercise price of $0.45 per share to the outside directors, exclusive of Mr. Foster; these options were 50% vested upon grant and were fully vested on March 31, 1996. As of March 31, 1996, 585,000 of

7.       STOCKHOLDERS' EQUITY, CONTINUED

         these options were exercised, 124,000 options remained outstanding and 85,000 options were surrendered by the option holder and terminated by the Company. The outstanding options are currently fully vested, of which 104,000 and 20,000 options are exercisable at $.656 and $.45, respectively. The outstanding options expire as follows: 1) 104,000 options on March 31, 2004 and 2) 20,000 options on March 31, 2005.

(i) On October 2, 1995, the Board of Directors, adopted a new 1995 Director, Adviser and Key Employee Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, options to purchase 1,650,000 shares of the Company's common stock can be awarded. In October 1995, the Stock Option Committee granted options to key employees which, in the aggregate, allow for the purchase of 1,645,000 shares of the Company's stock. As of March 31, 1996, 1,645,000 options remained outstanding. The outstanding options are exercisable at $.40 per share to the extent vested, which is as follows: 1) 380,000 options were exercisable as of March 31, 1996, 2) 411,250 options will vest during fiscal 1997, 1998 and 1999 and 3) 31,250 options will vest during fiscal 2000. The outstanding options expire in October 2005.

8.       SETTLEMENT AGREEMENT

         Precious Metals Operation

On April 30, 1992, the United States Attorney executed a Settlement Agreement with the Company concerning certain litigation. The litigation related to the Company's discontinued precious metals operations that were sold in March 1989 to Advent Technology, Inc. ("Advent") prior to the Company's involvement in the Jillian's billiard club business.

Under the Settlement Agreement, the Company specifically denied any wrongdoing but agreed, because the Company may have unknowingly received property subject to forfeiture, and therefore, desired to prevent the expenditure of monies in defense of any such claim, that a newly-incorporated subsidiary would deliver to the government 100,000 shares of the common stock of the Company owned by the subsidiary and a secured promissory note in the amount of $250,000 payable over eight years commencing April 30, 1993. The promissory note is secured by the Company's obligation to issue 200,000 shares of the Company's common stock in the event of default.

On March 31, 1994, the Company amended the promissory note to provide that the Company would, starting April 30, 1994, make six monthly payments of $1,000, followed by six monthly payments of $1,500, followed by twelve monthly payments of $2,500, followed by twenty-four monthly payments of $3,000, and one final payment of $127,792 on April 30, 1998.

9.       THE RIVER CLUB LIMITED PARTNERSHIP PRIVATE PLACEMENT

On February 4, 1992 (the "closing date"), the Company entered into an agreement (the "Agreement") and two $100,000 promissory notes with the River Club Limited Partnership ("River Club"). Pursuant to the Agreement, River Club delivered to the Company $325,000 in exchange for 311,377 shares of the Company's common stock. The offering of the common stock issued to River Club was registered pursuant to a registration statement which became effective April 14, 1993. Additionally, under the Agreement the Company has granted River Club 75,995 common stock purchase warrants (which includes warrants issued pursuant to an anti-dilution provision) exercisable for five years from the closing date at $1.50 per share. The promissory notes were four-year convertible notes accruing interest at a rate of 12.5% per annum.

On January 1, 1993 and October 1, 1994 the River Club converted each of the promissory notes for a 10% interest in each of the limited partnerships which own the Cleveland Heights club and the Champaign club, respectively. After River Club holds the limited partnerships' equity for a four year period, it can exchange its equity interest in the limited partnership for the Company's common stock. The number of shares issuable by the Company in the exchange will equal River Club's percentage of the limited partnerships' cash flow times five divided by the average bid and asked prices of the Company stock for the last ten trading days before the exchange.

10.      ACQUISITION OF PASADENA CLUB

On August 19, 1993, the Company, through Jillian's Billiard Club of Pasadena, Inc., a wholly-owned California corporation ("Jillian's-Pasadena"), entered into a series of related agreements with an unrelated third-party to acquire all the assets of an existing billiard club/diner located in the downtown business district of Pasadena, California. The Pasadena club contains approximately 7,200 square feet of space on two floors. The ground floor is approximately 1,400 square feet, which is operated as a diner with additional outside seating. The downstairs space is approximately 5,800 square feet and is operated as a billiard club with 16 Brunswick billiard tables. The Pasadena club also has a bar and food service. The assets acquired were (a) all assets located at the billiard club/diner, which includes all leasehold improvements, furniture, fixtures, bar and kitchen equipment, billiard tables and related items, (b) all of the seller's rights, title and interest as lessee under the leases of the premises, and (c) all alcoholic beverage licenses and other licenses and permits necessary or useful for the operation of the billiard club/diner.

Jillian's-Pasadena paid $150,000 in cash and delivered a $275,000 note payable for the assets. The note bears interest at the rate of 8% per annum. Jillian's-Pasadena will pay interest monthly with all principal and any unpaid interest due three years from the closing date. (See Note 4). The obligations of Jillian's-Pasadena under the note are guaranteed by the Company.

11.      MINORITY INTERESTS

In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. The Company sold 13%, 75%, 57% and 21% of the partnership interests in the partnerships that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively. Wholly-owned subsidiaries of the Company own the remaining interests. Each of the limited partnership agreements for the partnerships allows the limited partners, after a certain date (the "Put Date"), to require the Company to repurchase their limited partnership interests.

The purchase price is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve month period preceding the Put Date. The limited partners will receive part of their purchase price in the form of the Company's common stock and the balance in cash. The limited partners also will have the right for a certain period of time after receipt of the common stock to require that the Company register its shares of common stock for sale to the public. The Company receives a fee from each limited partnership for managing the related club and the partnership, ranging from 5% to 6.5% of the gross revenues of the club.

JILLIAN'S BILLIARD CLUB OF CLEVELAND HEIGHTS, LTD.

The Cleveland Heights, Ohio club is owned by Jillian's Billiard Club of Cleveland Heights Limited Partnership, an Ohio limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Cleveland Heights, Inc., a Delaware corporation) is the general partner and owns an 87% interest. The remaining 13% of the limited partnership interest was sold for $122,500.

A 3% limited partner will have the option to sell its three units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1995. The Company has agreed to purchase such units at a price equal to the greater of (a) the price paid by a limited partner for units, ($22,500) or (b) 500% of the "Adjusted Net Income" of the partnership for the twelve months ending December 31, 1995, multiplied by a fraction representing the percentage interest in partnership profits and losses of the units to be sold by the partner to the Company. Adjusted Net Income is the net income of the Partnership determined in accordance with general accounting principles, plus any depreciation taken by the partnership in determining net income.

A 10% limited partner will have the option to sell its interest to the Company any time after January 1, 1997. The Company has agreed to purchase the 10% interest at a price equal to

11.      MINORITY INTERESTS, CONTINUED

500% of the annualized cash flow of Jillian's Billiard Club of Cleveland Heights, Ltd, times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on the average of the bid and asked prices, for the ten trading days immediately prior to the limited partner exercising its option to sell its interest.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their options to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF WORCESTER, LTD.

The Worcester, Massachusetts club is owned by Jillian's Billiard Club of Worcester Limited Partnership, a Massachusetts limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Worcester, Inc., a Massachusetts corporation) is the general partner and owns a 25% interest. The remaining 75% of the limited partnership interest was sold for $850,000.

The limited partners will have the option to sell their units to the Company during the sixty day period after the transmittal to limited partners of the financial statements of the partnership for the twelve months ending December 31, 1998. If a limited partner exercises its option, the purchase price for the units will be paid partly in cash (50% of the purchase price) and partly in common stock of the Company (50% of the purchase price), with the stock to be valued at 80% of its market price. Assuming all limited partners elect to sell their units, the purchase price is five times 75% of the net profits of the partnership for the twelve months ending December 31, 1998, determined in accordance with generally accepted accounting principles, with a maximum purchase price equal to 200% of the price paid by the limited partners for their units. The Company has agreed to provide a right to the limited partners, for a limited time, to register the Company's common stock for sale to the public. The Company has guaranteed that owners of the units will receive distributions from the partnership equal to 8% per annum of their investment in the partnership from the close of escrow in connection with the sale of units until the sooner of the opening of the partnership's club or November 30, 1993, and 15% per annum of their investment in the partnership thereafter.

11.      MINORITY INTERESTS, CONTINUED

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF CHAMPAIGN-URBANA, LTD.

The Champaign-Urbana, Illinois club is owned by Jillian's Billiard Club of Champaign-Urbana Limited Partnership, an Illinois limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Champaign-Urbana, Inc., an Illinois corporation) is the general partner and owns a 43% interest. The remaining 57% of the limited partnership interest was sold for $325,000.

Limited partners, owning a 47% interest in the partnership, will have the option to sell their units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1996. If a limited partner exercises its option, the purchase price for the units will be partly in cash (15% of the purchase price) and partly in common stock of the Company (85% of the purchase price). Assuming all limited partners elect to sell their units, the purchase price would be five times 50% of the net income of the partnership multiplied by their respective limited partnership interest, for the twelve months ending December 31, 1996, determined in accordance with general accounting principles. The Company has agreed to provide a right to the limited partners for a limited time to register the Company's stock for sale to the public.

A 10% limited partner will have the option to sell its interest to the Company, the parent of the general partner, anytime after October 1, 1998. The Company has agreed to purchase the 10% interest at a price equal to 500% of the annualized cash flow of Jillian's Billiard Club of Champaign-Urbana, Ltd. times 10%. The full purchase price is to be paid in common stock of the Company and such common stock will be valued based on the average bid and asked prices for the ten trading days immediately prior to the limited partner exercising its option to sell its interest. The limited partner does not have a demand registration right.

If the limited partners do not exercise their right to sell, the Company has guaranteed that owners of the units will receive distributions from the partnership

11.      MINORITY INTERESTS, CONTINUED

equal to 140% of their investment over a six year period. The guarantee period will commence at the beginning of the first calendar quarter after the closing of the sale of units.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their option to sell their units to the Company in exchange for the Company's common stock.

JILLIAN'S BILLIARD CLUB OF ANNAPOLIS, LTD.

The Annapolis, Maryland club is owned by Jillian's Billiard Club of Annapolis Limited Partnership, a Maryland limited partnership, in which a wholly-owned subsidiary of Jillian's, Inc. (Jillian's Billiard Club of Annapolis, Inc., a Maryland corporation) is the general partner and owns a 79% interest. The remaining 21% of the limited partnership interest was sold for $133,084. The limited partners will have the option to sell their units to the Company, the parent corporation of the general partner, during the sixty day period after the transmittal to limited partners of the financial statements for the partnership for the twelve months ending December 31, 1997. If a limited partner exercises its option, the purchase price for the units will be partly in cash (15% of the purchase price) and partly in common stock of the Company (85% of the purchase price). Assuming all limited partners elect to sell their units, the purchase price would be four times 50% of the net income of the partnership multiplied by their respective limited partnership interest, for the twelve months ending December 31, 1997, determined in accordance with generally accepted accounting principles, with the maximum price being an amount equal to 100% of the investment of the limited partners in this offering. The Company has agreed to provide a right to the limited partners, for a limited time, to register the Company's common stock for sale to the public.

If the limited partners do not exercise their right to sell, the Company has guaranteed that owners of the units will receive distributions from the partnership equal to 140% of their investment over a six year period. The guarantee period will commence at the beginning of the first calendar quarter after the closing of the sale of units.

The Company's ability to fulfill its obligations and the future value of the Company's common stock is dependent on the success of the Company's business. There is no assurance that the Company will be able to fulfill its obligations to the partnership or to the

11.      MINORITY INTERESTS, CONTINUED

limited partners, including its obligations under its guarantee to the limited partners, and there can be no assurance that the Company's common stock will have value in the event the limited partners exercise their options to sell their units to the Company in exchange for the Company's common stock.

The following is a summary of the limited partnerships terms:

                                        Minimum                        Percent of
                      Original          Annual              Purchase   Purchase Price
                      Investment by     Return       Put    Price      Payable in Cash/
                      Limited Partners  Guaranteed   Date   Multiple   Common Stock
                      ----------------  ----------   ----   --------   ------------

Cleveland Heights      $ 22,500             0      12/31/95   5(a)       100%/0%
Cleveland Heights       100,000             0       1/01/97   5            0%/100%
Worcester               850,000           15%(b)   12/31/98   5           50%/50%
Champaign               325,000        23.33%(c)   12/31/96   5           15%/85%
Champaign               100,000             0      10/01/98   5            0%/100%
Annapolis               133,084        23.33%(c)   12/31/97   4           15%/85%


----------------
(a)      Minimum return of original investment.
(b)      Minimum annual return guaranteed until put date.
(c) Minimum annual return guaranteed over a six-year period, assuming partners do not exercise their right to sell.

The minority interest at March 31, 1996 consisted of the following:

                                                                 1996
                                                                 ----
         Cleveland Heights Limited Partnership                $  113,532
         Worcester Limited Partnership                           632,930
         Champaign Limited Partnership                           446,974
         Annapolis Limited Partnership                           202,528
                                                              ----------
                  Total                                       $1,395,964
                                                              ==========

                                                                PRELIMINARY COPY


                      JILLIAN'S ENTERTAINMENT CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                              _____________, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


         The undersigned hereby appoints Steven L. Foster and Daniel M. Smith, and each of them as proxies, with full power of substitution in each, to represent and to vote all shares of common stock, par value $.001 per share (the "Common Stock") of Jillian's Entertainment Corporation (the "Company"), which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Shareholders to be held on ___________, 1997, at __:__ a.m., Eastern Time, and all adjournments thereof, upon all matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement, dated __________, 1997, copies of which have been received by the undersigned, as follows:

         1. To approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Acquisition Corporation, a Florida corporation ("Sub") and wholly owned subsidiary of Jillian's Entertainment Holdings, Inc. ("Holdings"), pursuant to which, among other matters (a) Sub will be merged with and into the Company, and the Company will survive as a wholly owned subsidiary of Holdings, and (b) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than seven Shareholders who each have ongoing relationships with the Company, will be converted into the right to receive cash of $0.50, without interest.

                        [ ]                 [ ]                 [ ]

                        For               Against             Abstain

         2. Grant Authority to vote upon such other matters as may properly come before the Special Meeting as Steven L. Foster and Daniel M. Smith determine are in the best interest of the Company.

                        [ ]                 [ ]                 [ ]

                        For               Against             Abstain

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement. Any proxy heretofore given to vote said Common Stock is hereby revoked. The undersigned hereby ratifies and confirms all that said proxies or any of their substitutes may lawfully do by virtue hereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS STATED.


         Please complete, date and sign your name(s) as it appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If Common Stock is held jointly, each Shareholder named should sign.


                                    Date:                 , 1997
                                          ----------------

Name                                Signature
     --------------------------               --------------------------

Name                                Signature
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